                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



FILED BY THE REGISTRANT  [X]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [_]

CHECK THE APPROPRIATE BOX:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           THE ARISTOTLE CORPORATION
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[_]  NO FEE REQUIRED

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

--------------------------------------------------------------------------------

(2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

--------------------------------------------------------------------------------

(3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

            $21,500,000 - sale price
--------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

            $21,500,000
--------------------------------------------------------------------------------

(5)  TOTAL FEE PAID:
            $4,300
--------------------------------------------------------------------------------

[X]  FEE PREVIOUSLY PAID WITH PRELIMINARY MATERIALS.

[_] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

(1)  Amount Previously Paid:

--------------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

(3)  Filing Party:

--------------------------------------------------------------------------------

(4)  DATE FILED:

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

                           THE ARISTOTLE CORPORATION
                                78 Olive Street
                         New Haven, Connecticut  06511
                                 (203) 867-4090


May 22, 1998

Dear Stockholder,

     You are cordially invited to attend a Special Meeting of Stockholders of The Aristotle Corporation, a Delaware corporation ("Aristotle"), to be held at 2:00 p.m. on June 26, 1998 at the New Haven Lawn Club, 193 Whitney Avenue, New Haven, Connecticut (including any adjournment or postponement thereof, the "Special Meeting").

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the proposed sale for cash (the "Proposed Sale") to Sara Lee Corporation, a Maryland Corporation, or its designee ("Sara Lee") of substantially all of the assets and certain specified liabilities of The Strouse Adler Company ("Strouse Adler"), a wholly-owned subsidiary of Aristotle which designs, manufactures and markets specialty bra and shapewear products and to transact such other business as may properly come before the Special Meeting.

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE PROPOSED SALE IS FAIR AND IN THE BEST INTERESTS OF ARISTOTLE AND ITS STOCKHOLDERS, HAS APPROVED AND ADOPTED THE PROPOSED SALE (SUBJECT TO STOCKHOLDER APPROVAL) AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE PROPOSED SALE. In arriving at its recommendation, the Board gave careful consideration to a number of factors, as described in the enclosed Proxy Statement, including the opinion of its financial advisor, Peter J. Solomon Company ("PJSC") to the effect that the consideration to be received by Aristotle is fair, from a financial point of view, to Aristotle. The written opinion of PJSC is attached as Appendix B to the enclosed Proxy Statement. You are urged to read the opinion in its entirety for a description of the assumptions made, the matters considered and procedures followed by PJSC.

     Details of the Proposed Sale appear in the accompanying Proxy Statement. Please give this material your careful attention.

     Approval of the Proposed Sale requires the affirmative vote of the holders of a majority of Aristotle's issued and outstanding shares of common stock, $.01 par value per share (the "Common Stock"), and Aristotle's issued and outstanding shares of preferred stock, $.01 par value per share (the "Preferred Stock"), voting as a single class. Each share of Common Stock is entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting. The Preferred Stock is divided into Series E, F, G and H, and each share is entitled to one vote and to vote with the Common Stock as one class on all matters other than the election of directors and the appointment of accountants. The Common Stock and the Preferred Stock constitute the only outstanding capital stock of Aristotle.

     It is very important that your shares of Common Stock and Preferred Stock be represented at the Special Meeting. Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and mail it promptly using the enclosed, pre-addressed, postage-paid, return envelope. If you attend the Special Meeting, you may revoke the proxy given and vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention will be greatly appreciated.


                                             Sincerely,


                                             /s/ Paul F. McDonald
                                             -------------------------
                                             Paul F. McDonald
                                             Chief Financial Officer
                                              and Secretary










                            YOUR VOTE IS IMPORTANT.
                       PLEASE RETURN YOUR PROXY PROMPTLY.

                           THE ARISTOTLE CORPORATION

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 26, 1998


TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of The Aristotle Corporation ("Aristotle") will be held at 2:00 p.m. on Friday, June 26, 1998 at the New Haven Lawn Club, 193 Whitney Avenue, New Haven, Connecticut (including any adjournment or postponement thereof, the "Special Meeting"), for the following purpose:

1. To consider and vote upon a proposal to approve and adopt the sale for cash (the "Proposed Sale") to Sara Lee Corporation, or its designee ("Sara Lee") of substantially all of the assets and certain specified liabilities of The Strouse, Adler Company ("Strouse Adler"), a wholly-owned subsidiary of Aristotle, pursuant to an Asset Purchase Agreement dated as of March 3, 1998 among Sara Lee, Aristotle and Strouse Adler, the full text of which is attached as Appendix A to the accompanying proxy statement; and

2. To transact such other business as may properly come before the Special Meeting.

    The Board has fixed the close of business on May 18, 1998 as the record date (the "Record Date") for the determination of the Stockholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of Aristotle's common stock, $.01 par value per share (the "Common Stock"), and the holders of record of Aristotle's preferred stock, $.01 par value per share (the "Preferred Stock"), at the close of business on the Record Date will be entitled to vote at the Special Meeting, either by proxy or in person. Approval of the Proposed Sale requires the affirmative vote of the holders of a majority of Aristotle's Common Stock and Aristotle's Preferred Stock, voting as a single class.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY USING THE ENCLOSED PRE-ADDRESSED, POSTAGE-PAID, RETURN ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. YOUR PROMPT ATTENTION IS APPRECIATED.


                                    By Order of the Board of Directors,


                                    /s/ Paul McDonald
                                    -----------------------------------
                                    Paul McDonald
                                    Secretary

New Haven, Connecticut
Dated: May 22, 1998

                           THE ARISTOTLE CORPORATION
                                78 Olive Street
                          New Haven, Connecticut 06511
                                 (203) 867-4090


                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF STOCKHOLDERS

                                  INTRODUCTION

     This Proxy Statement is being furnished to stockholders of The Aristotle Corporation, a Delaware corporation ("Aristotle"), in connection with the solicitation of proxies by the Board of Directors of Aristotle for use at its Special Meeting of Stockholders to be held at 2:00 p.m. on June 26, 1998 at the New Haven Lawn Club, 193 Whitney Avenue, New Haven, Connecticut (including any adjournment or postponement thereof, the "Special Meeting").

     At the Special Meeting, Aristotle stockholders will consider and vote upon the proposed sale for cash (the "Proposed Sale") to Sara Lee Corporation, a Maryland Corporation, or its designee ("Sara Lee"), of substantially all of the assets and certain specified liabilities of The Strouse, Adler Company ("Strouse Adler"), a wholly-owned subsidiary of Aristotle, pursuant to an Asset Purchase Agreement among Sara Lee, Aristotle and Strouse Adler dated as of March 3, 1998, a copy of which is attached hereto as Appendix A (the "Purchase Agreement"). Capitalized terms used in the Proxy Statement but not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

     The consideration to be received by Aristotle and Strouse Adler will total $21,500,000, consisting of (i) a cash payment of $16,500,000 (minus the sum of the Accrued Bonus Amount and any Potential Successor Taxes) payable at Closing, subject to an adjustment equal to the amount that the Closing Net Book Value is less than or more than $15,250,000, and the assumption by Sara Lee of certain specified liabilities of Strouse Adler, and (ii) a cash payment of $5,000,000 as consideration for Aristotle agreeing not to compete in the business of manufacturing, marketing, distributing and selling women's intimate apparel.
See "The Purchase Agreement."

     The Board of Directors (the "Board") of Aristotle has approved the Proposed Sale and the Purchase Agreement and recommends that holders of Aristotle stock vote FOR the approval and adoption of the Proposed Sale and the Purchase Agreement.

     This Proxy Statement, the accompanying Notice of Special Meeting and the accompanying form of proxy are first being mailed to Aristotle's stockholders on or about May 28, 1998. The Board has fixed the close of business on May 18, 1998 as the record date (the "Record Date") for the determination of the stockholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of Aristotle's common stock, $.01 par value per share (the "Common Stock"), and the holders of record of Aristotle's preferred stock, $.01 per share (the "Preferred Stock"), at the close of business on the Record Date will be entitled to vote at the Special Meeting, either by proxy or in person. As of the Record Date, there were 3,848 holders of record of Aristotle Common Stock and 8 holders of record of Aristotle Preferred Stock.

     As an inducement to Sara Lee to enter into the Purchase Agreement, certain of Aristotle's stockholders representing approximately 37% of the shares of Aristotle stock authorized to vote at the Special Meeting have entered into a Stockholders' Agreement dated as of March 3, 1998 (the "Stockholders' Agreement"). Pursuant to the Stockholders' Agreement, such stockholders have agreed to vote their respective shares of Aristotle stock in favor of the Proposed Sale and have granted to Sara Lee an irrevocable proxy with respect to all shares of Aristotle stock over which such holder has voting control to vote in favor of the Proposed Sale.


                              THE SPECIAL MEETING

Time, Date and Place of Special Meeting

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Aristotle for use at the Special Meeting of Stockholders to be held at 2:00 p.m. on Friday, June 26, 1998 at the New Haven Lawn Club, 193 Whitney Avenue, New Haven, Connecticut.

PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, holders of Aristotle's Common Stock and holders of Aristotle's Preferred Stock will be asked (i) to consider and vote upon the Proposed Sale to Sara Lee of substantially all of the assets and certain specified liabilities of Strouse Adler, a wholly-owned subsidiary of Aristotle which designs, manufactures and markets specialty bra and shapewear products, pursuant to an Asset Purchase Agreement dated as of March 3, 1998 (the "Purchase Agreement"), entered into by Sara Lee, Aristotle and Strouse Adler and (ii) to transact such other business as may properly come before the Special Meeting. A copy of the executed Purchase Agreement (without exhibits and schedules) is included in this Proxy Statement as Appendix A.

THE BOARD OF DIRECTORS HAS APPROVED THE PROPOSED SALE (SUBJECT TO STOCKHOLDER APPROVAL) AND RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED SALE.

RECORD DATE AND OUTSTANDING SHARES

     The Board of Aristotle has fixed the close of business on May 18, 1998 as the record date (the "Record Date") for the determination of the stockholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of Aristotle's Common Stock and the holders of record of Aristotle's Preferred Stock at the close of business on the Record Date will be entitled to vote at the Special Meeting, either by proxy or in person. As of the Record Date, there were 1,209,028 shares of Common Stock outstanding held by 3,848 holders of record and 569,630 shares of Preferred Stock outstanding held by 8 holders of record, or a combined total of 1,778,658 shares outstanding on the Record Date. This Proxy Statement and the accompanying proxy card are being mailed to the stockholders of Aristotle on or about May 28, 1998.

INTENTIONS AND AGREEMENTS TO VOTE

     Pursuant to the Stockholders' Agreement, certain of Aristotle's Directors and stockholders have agreed to vote in favor of the Proposed Sale and have granted Sara Lee an irrevocable proxy with respect to all shares of Aristotle Common Stock and Preferred Stock over which such holders have voting control to vote in favor of the Proposed Sale. The total number of shares of Common Stock and Preferred Stock for which an irrevocable proxy has been granted to Sara Lee pursuant to the Stockholders' Agreement is 670,411 shares which represents approximately 37% of the aggregate outstanding shares of Aristotle Common Stock and Preferred Stock as of the Record Date. The Aristotle Directors and stockholders and their affiliates that are a party to the Stockholders' Agreement are the following: (i) John Crawford - Chairman of the Board and a Director, (ii) Betsy Henley-Cohn - a Director, (iii) Geneve Corporation and Chaparral International Re. - affiliates of Edward Netter and Steven Lapin, both of whom are Directors, (iv) Sharon Oster- a Director and (v) Raymond Fair, husband of Sharon Oster.

QUORUM AND VOTING OF PROXIES

     The presence at the Special Meeting, in person or by proxy, of the holders of a majority of Aristotle's aggregate shares of issued and outstanding Common Stock and Preferred Stock on the Record Date will constitute a quorum at the Special Meeting. Votes cast by proxy or in person at the Special Meeting will be counted by one or more persons appointed by Aristotle to act as the inspector for the meeting. The presiding officer of the meeting will appoint a representative of Aristotle's Registrar and Transfer Agent to act as the independent inspector to count votes at the Special Meeting.

     Shares of Common Stock and Preferred Stock which are represented by properly executed proxy cards received by Aristotle at or prior to the Special Meeting, and not duly and timely revoked, will be voted according to the instructions indicated on the proxy card. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares of Common Stock and Preferred Stock so represented FOR the Proposed Sale.

     Any holder of Common Stock or Preferred Stock has the power to revoke his or her proxy at any time before it is voted at the Special Meeting by delivering a written notice of revocation to the Secretary of Aristotle, by a duly executed proxy bearing a later date, or by voting by ballot at the Special Meeting.

     Shares represented by proxies that reflect abstentions or include "broker non-votes" will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. The persons named as proxies with respect to the Special Meeting may propose and vote for one or more adjournments of the Special Meeting to permit further solicitation of proxies in favor of the proposals; provided, however, that no proxy which is voted against any of the proposals will be voted in favor of any such adjournment or postponement.

VOTING RIGHTS

     Each share of Common Stock is entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting. The Preferred Stock is divided into Series E, F, G and H and each share of Preferred Stock is entitled to one vote and to vote with the Common Stock as one class on all matters other than the election of directors and the appointment of accountants. Thus, holders of Common Stock and Preferred Stock will vote as one class with regard to the Proposed Sale. The Common Stock and the Preferred Stock constitute the only outstanding capital stock of Aristotle.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock and Preferred Stock, voting as a single class, on the Record Date is required to approve the Proposed Sale. Abstentions and "broker non-votes" will have the effect of votes against approval of the Proposed Sale.

NO DISSENTERS' RIGHTS

     Stockholders of Aristotle who do not approve of the Proposed Sale are not entitled to appraisal or any other rights with respect to the Proposed Sale under Delaware law or Aristotle's Certificate of Incorporation.

PROXY SOLICITATION AND EXPENSES

     The accompanying proxy is being solicited on behalf of the Board of Directors of Aristotle. All expenses of this solicitation, including the cost of preparing, assembling, and mailing this proxy soliciting material and Notice of Special Meeting of Stockholders, will be paid by Aristotle. Additional solicitation of holders of Common Stock or Preferred Stock by mail, telephone, telegraph or by personal solicitation may be done by directors, officers and regular employees of Aristotle, for which they will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of Common Stock or Preferred Stock as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by Aristotle for their reasonable out-of-pocket expenses.

MATTERS TO BE VOTED UPON AT THE SPECIAL MEETING

     At the Special Meeting, Aristotle stockholders will be asked to consider and vote upon the approval and adoption of the Proposed Sale pursuant to the Purchase Agreement. See "The Proposed Sale." The Board is not currently aware of any other matters which are to be presented at the Special Meeting. As to any other business which may properly come before the Special Meeting, the persons named on the proxy card for the Common Stock and the Preferred Stock will vote according to their best judgment.

                               THE PROPOSED SALE

   THE TERMS AND CONDITIONS OF THE PROPOSED SALE ARE CONTAINED IN THE PURCHASE AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX A AND IS INCORPORATED HEREIN BY REFERENCE. The description in this Proxy Statement of the terms and conditions of the Proposed Sale is qualified in its entirety by, and made subject to, the more complete information set forth in the Purchase Agreement. Capitalized terms used in this Proxy Statement but not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement. STOCKHOLDERS OF ARISTOTLE ARE URGED TO, AND SHOULD, CAREFULLY READ THE PURCHASE AGREEMENT IN ITS ENTIRETY.


GENERAL

     The Purchase Agreement, which was executed and delivered by Aristotle, Strouse Adler and Sara Lee on March 3, 1998, provides, in part, for the sale for cash of substantially all of the assets of Strouse Adler (the "Strouse Adler Assets") to Sara Lee and the assumption by Sara Lee of certain liabilities of Strouse Adler (the "Assumed Liabilities"). Subject to approval by the Aristotle stockholders, the Aristotle Board of Directors, on behalf of Aristotle, as the owner of all the issued and outstanding capital stock of Strouse Adler, has approved the sale of the Strouse Adler Assets to Sara Lee pursuant to the terms and conditions set forth in the Purchase Agreement. See "The Purchase Agreement."

     The consideration to be received by Aristotle and Strouse Adler from Sara Lee pursuant to the Purchase Agreement totals $21,500,000 consisting of (i) a cash payment of $16,500,000 (minus the sum of the Accrued Bonus Amount and any Potential Successor Taxes) payable at the Closing, subject to an adjustment equal to the amount that the Closing Net Book Value is less than or more than $15,250,000 and the assumption of the Assumed Liabilities by Sara Lee and (ii) a cash payment of $5,000,000 as consideration for agreeing not to engage in the business of manufacturing, marketing, distributing and/or selling, on a whole-sale basis, women's intimate apparel and any other product serviced, distributed or sold by Strouse Adler, not to solicit, induce or attempt to solicit or induce any supplier, licensee or other business relationship of Sara Lee to cease doing business with Sara Lee, not to sell or to solicit sales of products from any customer which was a customer of Strouse Adler, or not to solicit, hire or attempt to solicit or hire any person who was an employee of Strouse Adler or any Affiliate. See "The Purchase Agreement."

ARISTOTLE

     Aristotle is presently a holding company conducting its operations through Strouse Adler, its wholly-owned sole subsidiary. If the Proposed Sale is approved by the stockholders and the sale of the Strouse Adler assets to Sara Lee is consummated, Aristotle will no longer engage in the manufacturing and distribution of women's intimate apparel and will, thereafter, focus its efforts on seeking to acquire one or more businesses operating in industry segments unrelated to the manufacture or distribution of women's intimate apparel.

THE STROUSE, ADLER COMPANY

     Strouse Adler, headquartered in New Haven, Connecticut, was acquired by Aristotle in April, 1994. Strouse Adler designs, manufactures and markets specialty bra and shapewear products. Specialty bras are designed to provide support and figure enhancement for women who wear apparel with backless, strapless or halter features, such as strapless or low back line dresses and gowns, halter tops and wedding gowns. Women's shapewear products include so-called "body briefers" and light, medium and firm control shapers to provide support and control for a woman in a similar manner as the traditional girdle. Strouse Adler has three products lines, namely,

SA, Smoothie and Slimlook \TM\. Each of these three product lines has its own strategy for product design, consumer focus and market position. These products are marketed and distributed throughout the United States to retailers by Strouse Adler's network of full-time sales executives.

SARA LEE

     Sara Lee is a global manufacturer and marketer of high-quality, brand-name products for consumers throughout the world. Sara Lee's principal business and principal office is located at Three First National Plaza, Chicago, Illinois 60602-4260 and its telephone number is (312) 726-2600.

BACKGROUND FOR THE PROPOSED SALE

     In the Fall of 1995, Aristotle received an unsolicited expression of interest from a major manufacturer of women's apparel for a possible transaction involving the acquisition of the Strouse Adler business. Throughout November and December of 1995, Aristotle's Board held a series of meetings to discuss this expression of interest. During these meetings, the Board evaluated the strategic direction of both Aristotle and Strouse Adler, including the role of Strouse Adler in Aristotle's overall business strategy. The Board concluded that Aristotle should not be sold. The Board also contemplated whether the sale of Strouse Adler as an ongoing business concern to another operating entity in the women's intimate apparel industry was an appropriate redirection of Aristotle's business strategy. The Board concluded Aristotle should maintain its overall business strategy of acquiring one or more operating companies, but also decided that Aristotle should simultaneously continue to explore the possible sale of Strouse Adler as an ongoing business concern.

     At the Board's direction, from November 1995 to February 1996, John J. Crawford, the Chairman of the Board, and Paul McDonald, the Chief Financial Officer, met with representatives of the interested party to discuss potential terms and conditions of the sale of Strouse Adler. At Aristotle's Board meeting on December 21, 1995, Mr. Crawford reported on the preliminary discussions that had taken place with the interested party. The Board again evaluated the relative benefits of selling Strouse Adler as compared to retaining Strouse Adler as an operating subsidiary. Consistent with its overall business strategy, Aristotle's Directors decided to continue to explore the possible sale of Strouse Adler as an ongoing business concern and utilize the proceeds from such sale to acquire other operating companies. On January 2, 1996, in response to unusually active trading of Aristotle's Common Stock, Aristotle issued a press release announcing that it had been approached by a large, publicly held company, and was discussing the possible sale of the Strouse Adler business. Even though Messrs. Crawford and McDonald, with the assistance of legal counsel, continued to discuss the potential sale with the interested party, negotiations terminated in February 1996, and Aristotle issued a press release stating that discussions had ceased.

     Although such discussions ended in February 1996, the receipt of an unsolicited indication of interest to purchase the assets of Strouse Adler prompted the Board to continue to evaluate Aristotle's overall business strategy. The Board decided to continue to pursue Aristotle's business strategy of acquiring other companies while also continuing to explore the possible sale of Strouse Adler as an ongoing business concern. In August 1996, the investment banking firm of Peter J. Solomon Company Limited ("PJSC") was retained to assist the Board in evaluating its strategic options regarding the Strouse Adler business and to determine whether a possible sale of Strouse Adler could be achieved at a favorable price.. In consultation with PJSC, the Board concluded that a negotiated transaction with a women's apparel manufacturer would likely result in Aristotle achieving the most favorable offer for Strouse Adler, and the Board authorized PJSC to approach potential acquirers.

     Throughout the remainder of 1996, PJSC had discussions with several large manufacturers of women's apparel though no acceptable offers were presented to Aristotle. While exploring the possible sale of Strouse Adler, Aristotle's Board continued to evaluate Aristotle's overall business strategy of acquiring one or more operating companies.

     Beginning in the first half of 1997, with the strengthening of Strouse Adler's business, both in terms of revenues and earnings, interest in acquiring Strouse Adler began to increase. During the second half of 1997, PJSC received indications of interest from two major companies in the women's apparel industry as well as a financial buyer. After further discussions and preliminary due diligence, Aristotle received two proposals for the acquisition of Strouse Adler, one from Sara Lee and one from another major manufacturer of women's apparel.

     At a Board meeting on February 5, 1998, the Board reviewed the terms of these two initial proposals and continued to evaluate the relative benefits of selling the business of Strouse Adler as compared to retaining Strouse Adler as an operating subsidiary, including the potential benefits derived from deploying the net proceeds to be received from a sale of Strouse Adler as a component of Aristotle's overall business strategy. During the meeting, PJSC discussed a comparison of the two proposals received by Aristotle. The Board examined each proposal and, at the conclusion of the meeting, instructed PJSC to contact both interested parties to inform each that their respective proposals were unacceptable, and that Aristotle encouraged each to submit its best proposal.

     Both interested parties submitted more favorable proposals. The principal terms of the Sara Lee proposal consisted of an asset purchase transaction with a gross purchase price of $21.5 million in cash, subject to adjustment based on the net book value of Strouse Adler at Closing. Sara Lee's proposal also included an offer of employment to all current Strouse Adler employees and assumption of 100% of Strouse Adler's executory lease obligations at its New Haven facility. Moreover, the Sara Lee proposal did not require that any of the cash proceeds from the sale be placed in escrow.

     The terms of the other revised proposal, which were presented verbally, were less definitive and less specific than the Sara Lee proposal. The principal terms consisted of an asset purchase transaction with a gross purchase price of approximately $20.4 million to be paid in common stock. The terms of the proposal did not specify whether the common stock consideration would be based on an average closing price of the potential acquirer's common stock over a range of days before the closing or whether a fixed number of shares would be paid. The proposed purchase price was also subject to a working capital adjustment, although the proposal did not contain a specific framework for calculating such adjustment. Pursuant to this proposal, the potential acquirer proposed to offer employment to some of Strouse Adler employees, although it did not specify which employees would or would not receive offers of employment. Also, the terms of this proposal provided for the assumption of 100% of Strouse Adler's executory lease obligations at its New Haven facility for one year but only 50% of the New Haven lease obligations thereafter. Moreover, this proposal required that a portion of the common stock paid in consideration for the Strouse Adler business be placed in escrow as a precaution against uncollectable receivables and obsolete inventory, although the exact amount of common stock required to be placed in escrow and the duration of the escrow requirement were not included in this revised verbal proposal. The potential acquirer's initial proposal had required an escrow of 10% of the common stock consideration for a three year period, and, although the potential acquirer had verbally indicated that a lesser amount of the common stock consideration being placed in escrow for a shorter period of time may be acceptable, no amount of consideration or time period was presented in the revised proposal.

     On February 17, 1998, the Aristotle Board held a telephonic special meeting during which PJSC discussed the two proposals. During this meeting, it was the consensus of the Directors that the Sara Lee proposal was the more attractive offer, and that Sara Lee was the more promising of the potential acquirers, both in terms of value and probability of successful consummation of the transaction. In determining that the Sara Lee proposal was more attractive, the Directors focused on Sara Lee's offer of a higher cash purchase price, its offer of full assumption of Strouse Adler's obligations under the lease for the New Haven facility, its offer of employment to all current employees of Strouse Adler and its lack of a requirement of an escrow for any of the sale proceeds. Furthermore, the Directors determined that Sara Lee's proposal to pay cash for the assets of Strouse Adler would provide Aristotle with cash to better achieve its desire to acquire other operating companies.

     In order to more quickly reach a definitive agreement with a more favorable purchase price, Aristotle advised Sara Lee that Aristotle would, in good faith, negotiate exclusively with Sara Lee for a six day period. On February 20, 1998, Aristotle delivered a letter to Sara Lee pursuant to which Aristotle advised that it would not enter into an agreement with any other party or solicit a proposal for the purchase of Strouse Adler before February 26, 1998.

     On February 23, 1998 and February 24, 1998, Messrs. Crawford and McDonald, accompanied by legal counsel, traveled to Chicago, Illinois to engage in negotiations with Sara Lee. Negotiations and due diligence were conducted daily on a greatly accelerated basis. On February 26, 1998, Aristotle extended until March 3, 1998 its commitment not to enter into an agreement or solicit a proposal for the purchase of Strouse Adler with any party other than Sara Lee.

     On March 3, 1998, at a special meeting, the Aristotle Board reviewed the key terms of the Purchase Agreement. Outside legal counsel to Aristotle reviewed with the Directors their fiduciary duties in considering the Proposed Sale and reviewed the principal terms of the Purchase Agreement and the Stockholders' Agreement. Representatives of PJSC then discussed the steps taken and methods used to arrive at a fairness opinion and concluded by advising the Board that PJSC was of the opinion that, subject to the assumptions made, matters considered and limits on its review as stated in its opinion, the Proposed Sale would be fair, from a financial point of view, to Aristotle.
After extended consideration, the Board concluded that the Proposed Sale was fair to, and in the best interests of, Aristotle, and approved the Purchase Agreement. The Directors also agreed to recommend that Aristotle stockholders approve the Proposed Sale.

     On the evening of March 3, 1998, Aristotle, Strouse Adler and Sara Lee executed the Purchase Agreement.


ARISTOTLE' S REASONS FOR THE PROPOSED SALE; RECOMMENDATION OF THE BOARD OF DIRECTORS

     ARISTOTLE'S BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED SALE IS IN THE BEST INTERESTS OF ARISTOTLE AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS APPROVED THE PROPOSED SALE AND RECOMMENDS THAT ARISTOTLE'S STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSED SALE. The purchase price was negotiated on an arm's length basis between representatives of Aristotle and Strouse Adler and representatives of Sara Lee. Aristotle's Board of Directors based its conclusion, in part, on the factors set forth below.

(i)      Aristotle's goals and future business plans;

(ii) the price and terms of the Proposed Sale, as reflected in the Purchase Agreement;

(iii) the advantages and disadvantages of selling the Strouse Adler business in a negotiated, arms-length transaction after a limited auction process without conducting a more rigorous auction, which principal advantages included the avoidance of instability among employees and retailers' representatives, the generally shorter time needed to effect a negotiated transaction and the presence of an industry buyer that could effect the Proposed Sale without a financing contingency;

(iv) the opinion of PJSC to the Board of Aristotle that, subject to the matters set forth therein, the consideration to be received by Aristotle in connection with the Proposed Sale would be fair, from a financial point of view, to Aristotle;

(v) the knowledge that the Sara Lee proposal was negotiated in a competitive environment involving competing bids from another major manufacturer of women's apparel; and

(vi) the effect of the Proposed Sale on the stockholders of Aristotle, which included increasing Aristotle's net worth by approximately $800,000, increasing its cash position by approximately $8,200,000 and being able to redeploy its assets in the acquisition of one or more operating companies.

     Aristotle's business plan is to use the cash proceeds from the Proposed Sale (subject to any indemnity obligations and retained liabilities) to acquire one or more operating companies unrelated to the manufacture or distribution of women's intimate apparel.

     The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes all material factors considered by the Board. The Board did not attempt to quantify or otherwise assign relative weights to the specific factors it considered or determine that any factor was of particular importance. A determination of various weightings would, in the view of the Board, be impractical. Rather, the Board viewed its position and recommendations as being based on the totality of the information presented to, and considered by, the Board. In addition, individual members of the Board may have given different weight to different factors.

OPINION OF ARISTOTLE'S FINANCIAL ADVISOR

     PJSC has acted as exclusive financial advisor to Aristotle in connection with the Proposed Sale. At the March 3, 1998 meeting of Aristotle's Board, PJSC delivered its oral opinion to the Board, subsequently confirmed in a written opinion dated March 3, 1998 ("PJSC's Opinion"), to the effect that, based upon and subject to various considerations set forth in such opinion, as of March 2, 1998, the Closing Payment was fair, from a financial point of view, to Aristotle. No limitations were imposed by Aristotle's Board upon PJSC with respect to investigations made or procedures followed by PJSC in rendering PJSC's Opinion.

     THE FULL TEXT OF PJSC'S OPINION, WHICH SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, LIMITATIONS ON AND THE SCOPE OF THE REVIEW BY PJSC IN RENDERING SUCH OPINION, IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX B AND IS INCORPORATED BY REFERENCE HEREIN. PJSC'S OPINION IS ADDRESSED TO ARISTOTLE'S BOARD AND ADDRESSES THE FAIRNESS OF THE CLOSING PAYMENT TO ARISTOTLE FROM A FINANCIAL POINT OF VIEW AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE PURCHASE AGREEMENT NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF ARISTOTLE'S COMMON STOCK AND ARISTOTLE'S PREFERRED STOCK AS TO HOW TO VOTE AT THE ARISTOTLE SPECIAL MEETING. THE SUMMARY OF PJSC'S OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. HOLDERS OF ARISTOTLE'S COMMON STOCK AND ARISTOTLE'S PREFERRED STOCK ARE ENCOURAGED TO CAREFULLY READ PJSC'S OPINION IN ITS ENTIRETY.

     In connection with PJSC's Opinion, PJSC: (i) reviewed certain internal financial statements and other financial and operating data pertaining to Strouse Adler prepared by Strouse Adler management ("Management") including such information contained in certain publicly available financial statements of Aristotle; (ii) reviewed with Management the balance sheet of Strouse Adler dated December 31, 1997 prepared by Management; (iii) reviewed certain financial assumptions and forecasts for Strouse Adler prepared by Management; (iv) discussed the past and current operations, financial condition and prospects of Strouse Adler with Management; (v) reviewed the reported prices and trading activity of the common stock of certain publicly traded companies operating in business lines generally comparable to that of Strouse Adler; (vi) compared the financial performance of Strouse Adler with that of certain publicly traded companies operating in business lines PJSC believed to be generally comparable to that of Strouse Adler; (vii) reviewed publicly available information regarding the financial terms of certain comparable acquisition transactions; (viii) reviewed the Purchase Agreement; and (ix) performed such other analyses as PJSC deemed appropriate.

     In rendering PJSC's Opinion, PJSC assumed and relied upon the accuracy and completeness of the information reviewed by PJSC for the purposes of PJSC's Opinion and PJSC did not assume any responsibility for independent verification of such information. PJSC assumed that the financial assumptions and forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Strouse Adler. PJSC expresses no view as to, and assumes no responsibility for, such assumptions and forecasts or the assumptions on which they were based. PJSC did not assume any responsibility for any independent valuation or appraisal of the assets or liabilities of Strouse Adler. PJSC did not opine as to the fairness of the closing adjustment mechanism because Aristotle authorized PJSC to assume that the adjustments, if any, to the Closing Payment would not be material based on Strouse Adler's prior operating experience and the Board's beliefs regarding the potential value of the Closing Net Book Value. Without such an assumption, the Closing Net Book Value could vary greatly making it theoretically difficult for any financial advisor to render such an opinion. In connection with the preparation of PJSC's Opinion, PJSC solicited a limited number of contacts specifically authorized by Aristotle for third-party indications of interest for
the acquisition of all or a portion of Strouse Adler.   PJSC's Opinion was
necessarily based on economic, market and other conditions as in effect on, and the information made available to PJSC as of, March 2, 1998. Although subsequent developments may affect PJSC's Opinion, PJSC does not have any obligation to update, revise or reaffirm its opinion.

     The following summarizes the material portions of the financial analyses performed by PJSC in connection with the delivery of PJSC's Opinion:

     ANALYSIS OF SELECTED PUBLICLY TRADED COMPARABLE COMPANIES. Using publicly available information, PJSC reviewed and compared selected financial data of Strouse Adler with similar data of two separate groups of publicly traded companies, identified as (i) small market capitalization apparel companies ("Small Cap Companies") and (ii) diversified, large market capitalization intimate apparel companies ("Diversified Large Cap Companies") (collectively, the "Comparable Companies"). For purposes of its analysis, the Small Cap Companies were comprised of Active Apparel Group, Inc., Garan, Incorporated, Hampton Industries, Inc., Jenna Lane, Inc., JLM Couture, Inc., Movie Star, Inc., The Sirena Apparel Group, Inc., and Howard B. Wolf, Inc., and the Diversified Large Cap Companies were comprised of Fruit of the Loom, Inc., Kellwood Company, Sara Lee Corporation, V.F. Corporation and The Warnaco Group, Inc. Historical financial information used in connection with this analysis was, in each case, as of the most recent publicly available financial statements prior to March 2, 1998.

     PJSC calculated and compared various financial multiples and ratios, including, among other things, the enterprise value (which represents total equity value plus book values of total debt, preferred stock and minority interests less cash) ("Enterprise Value") as a multiple of net sales for the latest twelve months (ended December 31, 1997) ("LTM"), LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and LTM earnings before interest and taxes ("EBIT"). As of March 2, 1998, this analysis resulted in (i) a range of Enterprise Value to LTM net sales of 33.1% to 59.1% for the Small Cap Companies compared to 82.9% for Strouse Adler implied by the Closing Payment; (ii) a range of Enterprise Value to LTM EBITDA of 4.3x to 6.7x for the Small

Cap Companies compared to 8.6x for Strouse Adler implied by the Closing
Payment; (iii) a range of Enterprise Value to LTM EBIT of 4.8x to 7.8x for the Small Cap Companies compared to 11.0x for Strouse Adler implied by the Closing Payment; (iv) a range of Enterprise Value to LTM net sales of 61.5% to 119.7% for the Diversified Large Cap Companies compared to 82.9% for Strouse Adler implied by the Closing Payment; (v) Enterprise Values to LTM EBITDA of 8.3x for the Diversified Large Cap Companies compared 8.6x for Strouse Adler implied by the Closing Payment; and (vi) a range of Enterprise Value to LTM EBIT of 10.4x to 10.9x for the Diversified Large Cap Companies compared to 11.0x for Strouse Adler implied by the Closing Payment. The multiples were based on closing stock prices at March 2, 1998 for all of the Comparable Companies.

     ANALYSIS OF SELECTED COMPARABLE TRANSACTIONS. Using publicly available information, PJSC reviewed certain merger and acquisition transactions in the apparel design, manufacturing and marketing industry and determined that the only relevant comparable transactions were the acquisition of NCC Industries Inc. by Maidenform Worldwide Inc., (the "Maidenform/NCC Industries Transaction"), which was announced on April 13, 1995, and the acquisition of Halmode Apparel, Inc. by Kellwood Company (the "Kellwood/Halmode Transaction"), which was announced on August 24, 1994. PJSC calculated the Enterprise Value price for NCC Industries Inc. and Halmode Apparel, Inc. (collectively, the "Targets"), as a multiple of LTM net sales, EBITDA and EBIT. This analysis resulted in (i) a range of Enterprise Value to LTM net sales of 66.7% to 78.8% for the Targets compared to 82.9% for Strouse Adler implied by the Closing Payment; (ii) a range of Enterprise Value to LTM EBITDA of 6.1x to 9.0x for the Targets compared to 8.6x for Strouse Adler implied by the Closing Payment; and
(iii) a range of Enterprise Value to LTM EBIT of 6.3x to 10.4x for the Targets compared to 11.0x for Strouse Adler implied by the Closing Payment.

     DISCOUNTED CASH FLOW ANALYSIS.   PJSC performed a discounted cash flow
analysis to calculate the present value of Strouse Adler using financial projections as prepared by Management for the fiscal years ended June 30, 1998 to 2002. In performing its discounted cash flow analysis, PJSC considered various assumptions that it deemed appropriate based on a review with Management of Strouse Adler's prospects and risks. PJSC believed it appropriate to utilize various discount rates ranging from 11.0% to 15.0% and terminal value EBITDA multiples ranging from 5.0x to 8.0x to apply to forecasted EBITDA for the fiscal year 2002. This analysis, at an EBITDA multiple range of 6.0x to 7.0x and a discount rate of 13%, showed a range of present values from $20.1 million to $23.5 million in Enterprise Value, equating to a range of equity values from $9.5 million to $13.0 million for Strouse Adler on a stand-alone basis (i.e., assuming no cost savings or synergies and integration or one-time costs).

     The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, PJSC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor. PJSC believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all analyses, would create an incomplete view of the process underlying PJSC's Opinion. In addition, PJSC may have given certain analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be PJSC's view of the actual value of Strouse Adler.

     In performing its analyses, PJSC relied on numerous assumptions made by Management and made judgments of its own with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Aristotle and Strouse Adler. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The analyses performed by PJSC are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of PJSC's analysis of the fairness of the Closing Payment to Aristotle from a financial point of view and were provided to Aristotle's Board in connection with the delivery of PJSC's Opinion. The analyses do not purport to be appraisals or to reflect prices at which businesses or securities might actually be sold, which are inherently subject to uncertainty. Since such estimates are inherently subject to uncertainty, none of Aristotle, Strouse Adler, PJSC or any other person assumes responsibility for their accuracy. With regard to the comparable public company analysis and the comparable transactions analysis summarized above, PJSC selected comparable public companies on the basis of various factors; however, no public company or transaction utilized as a comparison is identical to Strouse Adler or the transactions contemplated by the Purchase Agreement. Accordingly, an analysis of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the acquisition or public trading value of the comparable companies and transactions to which Strouse Adler and the transactions contemplated by the Purchase Agreement are being compared. In addition, as described above, PJSC's Opinion and the information provided by PJSC to Aristotle's Board was one of many factors taken into consideration by the Aristotle Board in making its determination to approve the Purchase Agreement. Consequently, the PJSC analyses described above should not be viewed as determinative of the opinion of Aristotle's Board or the view of Management with respect to the value of Strouse Adler.

     As part of its investment banking activities, PJSC is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, restructurings and valuations for corporate or other purposes.

     Pursuant to the terms of a letter agreement dated August 20, 1996 (the "PJSC Engagement Letter"), as amended, PJSC was retained by Aristotle as its exclusive financial advisor and to render an opinion to the Aristotle Board, if requested, with respect to the Purchase Agreement. Under the PJSC Engagement Letter, Aristotle has paid PJSC a fairness opinion fee of $100,000. Upon consummation of the Purchase Agreement, Aristotle has agreed to pay PJSC a transaction fee (the "Transaction Fee") equal to the greater of (i) $450,000 or
(ii) the sum of (x) 3.00% of the aggregate consideration up to and including $18.0 million paid or payable in connection with a transaction plus (y) 5.00% of the aggregate consideration in excess of $18.0 million paid or payable in connection with a transaction. Such Transaction Fee will be reduced by the $50,000 already paid by Aristotle to PJSC upon the execution of the PJSC Engagement Letter and $100,000 paid in connection with the delivery of the PJSC's Opinion. For purposes of the PJSC Engagement Letter, "aggregate consideration" includes the total consideration paid (including amounts paid to holders of options, warrants and convertible securities), plus the principal amount of all indebtedness less the cash outstanding as set forth on the most recent consolidated balance sheet of Strouse Adler prior to the consummation of the Purchase Agreement. Aristotle has also agreed to reimburse PJSC for its reasonable out-of-pocket expenses, including fees of its legal counsel, and to indemnify PJSC and its affiliates, counsel and other professional advisors, and their respective directors, officers, controlling persons, agents and employees against certain liabilities, including certain liabilities under the federal securities law.


INTERESTS OF CERTAIN PERSONS IN THE PROPOSED SALE

     In considering the recommendations of Aristotle's Board with respect to the Proposed Sale, stockholders of Aristotle should be aware that holders of the Series F, G and H Preferred Stock have certain interests on the Proposed Sale that are in addition to the interests of the holders of Common Stock. Aristotle's Certificate of Incorporation provides that holders of outstanding shares of Series F, G, and H Preferred Stock at designated times beginning in January of 1999, have the right to require Aristotle to repurchase such shares at $10 per share (the "Put Right"). The Certificate of Incorporation also provides that the holders of Series F, G and H Preferred Stock may require Aristotle to repurchase their stock at anytime upon an Event of Acceleration. An "Event of Acceleration" is defined to include the sale of substantially all of Strouse Adler's assets, as is the case of the Proposed Sale.

     Similarly, stockholders of Aristotle should be aware that some Directors of Aristotle and some stockholders of Aristotle have certain interests in the Proposed Sale that are in addition to the interests of other Directors and stockholders generally. As an inducement to Sara Lee to enter into the Purchase Agreement, some of Aristotle's Directors and stockholders representing approximately 37% of the combined shares of Aristotle Common Stock and Preferred Stock authorized to vote at the Special Meeting have entered into a Stockholders' Agreement dated as of March 3, 1998 (the "Stockholders' Agreement"). Pursuant to the Stockholders' Agreement, certain Directors and stockholders of Aristotle have agreed to vote in favor of the Proposed Sale and have granted to Sara Lee an irrevocable proxy with respect to all shares of Aristotle Common Stock and Preferred Stock over which such holder has voting control to vote in favor of the Proposed Sale. The Aristotle Directors and stockholders and their affiliates that are a party to the Stockholders' Agreement are the following: (i) John Crawford - Chairman of the Board and a Director, (ii) Betsy Henley-Cohn - a Director, (iii) Geneve Corporation and Chaparral International Re. - affiliates of Edward Netter and Steven Lapin, both of whom are Directors, (iv) Sharon Oster- a Director and (v) Raymond Fair, husband of Sharon Oster.

     The Proposed Sale is not conditioned upon any employment arrangements between Sara Lee and the current executive officers of Strouse Adler. Subsequent to the execution of the Purchase Agreement, Mr. Alfred Kniberg, President and Chief Operating Officer of Strouse Adler, and Ms. Joyce Baran, Vice President of Merchandising and Design of Strouse Adler, each entered into negotiations for employment with Sara Lee. Sara Lee's employment arrangements with Mr. Kniberg and Ms. Baran are not a component of or a condition to the sale. Moreover, Aristotle's Directors and officers did not participate in the employment discussions between Sara Lee and Mr. Kniberg or Sara Lee and Ms. Baran, and do not have knowledge of any terms of Mr. Kniberg's or Ms. Baran's respective arrangements with Sara Lee. Although Mr. Kniberg and Ms. Baran both assisted in the due diligence process, neither Mr. Kniberg nor Ms. Baran participated in the negotiations of the Purchase Agreement. Mr. Kniberg is a Director but not an officer of Aristotle and owns less than 2% of the voting stock of Aristotle on a fully converted basis. Ms. Baran is neither a Director nor an officer of Aristotle and owns less than 1% of the voting stock of Aristotle on a fully converted basis.


BUSINESS ACTIVITIES FOLLOWING THE PROPOSED SALE

     Aristotle is presently a holding company operating through Strouse Adler, its wholly-owned sole subsidiary. If the Proposed Sale is approved by the Aristotle stockholders and the sale of the Strouse Adler business to Sara Lee is consummated, Aristotle will no longer operate in the women's intimate apparel business. Aristotle's business plan is to use the net cash proceeds from the Proposed Sale (subject to any indemnity obligations and retained liabilities) to acquire one or more operating companies unrelated to the manufacture or distribution of women's intimate apparel.


USE OF PROCEEDS

     A portion of the proceeds from the Proposed Sale will be used by Aristotle to repay amounts then outstanding under Strouse Adler's Credit Agreement with BankBoston (estimated to be approximately $11.1 million at Closing) and to repay amounts outstanding under Strouse Adler's loan agreement with Aristotle (estimated to be approximately $600,000 at Closing).

     A portion of proceeds (estimated to be approximately $315,000 at Closing) will also be deposited into an account held by Merrill Lynch (the "Merrill Lynch Account") in order to satisfy Aristotle's obligations under the Put Right and mandatory redemption obligations set forth in Aristotle's Certificate of Incorporation relating to outstanding shares of Series F, G, and H Preferred Stock. Pursuant to a Security Agreement dated as of April 11, 1994, as amended by a letter dated September 15, 1997 (as amended, the "Security Agreement") Strouse Adler granted a security interest in all of its assets to David Howell and Alfred Kniberg (together, the "Pledgees") in their capacity as collateral agent for Howell Resource Partners, Alfred Kniberg, Joyce Baran, Paul McDonald,
C. David Goldman, Louis Musante, and Graeme Caulfield (collectively, the "Former Shareholders"). Under the Security Agreement, the Former Shareholders, acting through the Pledgees, are required to terminate their security interest in Strouse Adler's assets upon the payment or deposit for payment of funds sufficient to satisfy Aristotle's obligations under the Put Right and mandatory redemption obligations set forth in Aristotle's Certificate of Incorporation. Aristotle's Certificate of Incorporation provides that the holders of Series F, G and H Preferred Stock may require Aristotle to purchase their stock upon an Event of Acceleration. The consummation of the Proposed Sale would be an Event of Acceleration. Aristotle, Strouse Adler and the Former Holders have entered into an Escrow Agreement dated as of April 3, 1998, pursuant to which the Former Shareholders have delivered executed documents to an escrow agent which will release their security interest in the assets of Strouse Adler upon the deposit of funds in the Merrill Lynch Account.

     The remaining proceeds (estimated to be approximately $8.2 million at Closing), which includes the payment of the above-referenced Aristotle loan to Strouse Adler, will be principally used by Aristotle in the implementation of its business plan to acquire one or more unrelated operating companies, subject to payment of any indemnity obligations under the Purchase Agreement, including without limitation, for retained liabilities. Currently, Aristotle is exploring possible acquisition candidates but does not have a specific acquisition planned.

     Pending the ultimate application of the proceeds, such proceeds may be invested in short-term securities.

REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission ("FTC"), the Proposed Sale may not be consummated until notification has been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and a waiting period has expired or been terminated. Pursuant to the HSR Act, notification and report forms were filed on behalf of Aristotle and Sara Lee with the FTC and the Antitrust Division on March 17, 1998 and the waiting period was terminated on March 30, 1998.

     At any time before or after the consummation of the Proposed Sale, and notwithstanding the expiration of the waiting period under the HSR Act, federal and state antitrust and other governmental authorities may take such action under the antitrust laws as they deem necessary or desirable in the public interest. Such action might include seeking to enjoin the consummation of the Proposed Sale or requiring the divestiture by Sara Lee of all or part of the assets acquired by Sara Lee pursuant to the Proposed Sale. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.

ACCOUNTING TREATMENT/FEDERAL INCOME TAX CONSEQUENCES

     The Proposed Sale will be accounted for as a sale of certain assets and a transfer of certain liabilities. The Proposed Sale will not have any federal income tax consequences to Aristotle's stockholders. Upon consummation of the Proposed Sale, Aristotle will recognize a financial reporting gain equal to the net proceeds

(the sum of the consideration received less expenses of the Proposed Sale) less the Closing Net Book Value of the assets sold and liabilities assumed.

     For tax purposes, the gain will be equal to the net proceeds of the sale less the tax basis of the assets sold and the liabilities assumed. In accordance with the provisions of Section 384 of the Internal Revenue Code of 1986, as amended, a portion of the resulting tax gain will not be offset by Aristotle's net operating loss carryforwards and, accordingly, a tax expense and related obligation will be recognized in connection with the Proposed Sale.



                        THE PURCHASE AGREEMENT

     Aristotle, Strouse Adler and Sara Lee are parties to the Purchase Agreement. The following is a brief summary of certain provisions of the Purchase Agreement. THIS DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE PURCHASE AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX A AND IS INCORPORATED HEREIN BY REFERENCE. Terms which are not otherwise defined in this summary or elsewhere in this Proxy Statement have the meaning set forth in the Purchase Agreement. All stockholders are urged to carefully read the Purchase Agreement in its entirety.

PURCHASE PRICE

     Upon the terms and subject to the conditions set forth in the Purchase Agreement, Sara Lee will deliver to Aristotle and Strouse Adler on the Closing Date a cash payment of $16,500,000 minus the sum of the Accrued Bonus Amount and any Potential Successor Taxes (the "Closing Payment"). The Closing Payment will be adjusted, however, by the amount, if any, by which the Closing Net Book Value is less than or more than $15,250,000.

     In addition, Aristotle will receive a cash payment of $5,000,000 as consideration for agreeing not (i) to engage in the business of manufacturing, marketing, distributing and/or selling, on a whole-sale basis, women's intimate apparel and any other product serviced, distributed or sold by Strouse Adler,
(ii) to solicit, induce or attempt to solicit or induce any supplier, licensee or other business relationship of Sara Lee to cease doing business with Sara Lee, (iii) to sell or to solicit sales of products from any customer which was a customer of Strouse Adler, or (iv) to solicit, hire or attempt to solicit or hire any person who was an employee of Strouse Adler or any Affiliate. See "The Purchase Agreement."

     The term Closing Net Book Value is defined in the Purchase Agreement as an amount, calculated in a manner consistent with Strouse Adler's historical accounting principles, by which the assets of Strouse Adler exceed the liabilities of Strouse Adler, as reflected on the Closing Statement. Within 90 days after the Closing, Sara Lee is required to close the financial books and records of Strouse Adler and prepare and deliver to Aristotle a balance sheet, dated as of the effective date of the Closing (the "Closing Date Balance Sheet"); provided, however, that to the extent the Closing Date Balance Sheet reflects accrued vacation for employees of Strouse Adler who are not hired by Sara Lee, the Closing Net Book Value shall be increased by the amount of the Inapplicable Accrued Vacation. The term "Closing Statement" means the Closing Date Balance Sheet of the Business, adjusted to delete any items which are not included in the calculation of the Closing Net Book Value.

     As promptly as practicable following the later of June 30, 1998 or the Closing Date, Sara Lee will calculate the aggregate bonuses owed in accordance with the terms of The Strouse Adler Bonus Program ("Bonus Plan") to management employees of Strouse Adler who are hired by Sara Lee immediately following the Closing and who are employed by Sara Lee on June 30, 1998 ("Bonus Recipients"). If Strouse Adler's Pro Rata Share of the Actual Bonus Amount exceeds the Accrued Bonus Amount, then Aristotle and Strouse Adler, jointly and severally, are liable to and will promptly pay such excess to Sara Lee. If the Accrued Bonus Amount exceeds Strouse Adler's Pro Rata Share of the Actual Bonus Amount, Sara Lee will promptly pay such excess amount to Strouse Adler. "Strouse Adler's Pro Rata Share of the Actual Bonus Amount" means the amount of bonus payments due Bonus Recipients for the twelve-month period ending June 30, 1998 (calculated in accordance with the Bonus Plan) multiplied by a fraction, the numerator of which is the number of days from July 1, 1997 through the Closing Date and the denominator of which is 365. Bonuses owed pursuant to the Bonus Plan shall be paid by Sara Lee in the ordinary course of business consistent with Strouse Adler's past practice.


ACQUIRED STROUSE ADLER ASSETS

     The Strouse Adler Assets to be purchased by Sara Lee (the "Purchased Assets") generally include all of the assets constituting the operating assets of Strouse Adler, including, but not limited to: (a) all cash on hand and in banks, cash equivalents, marketable securities, bonds and investments of every kind and nature, (b) all accounts receivable, other receivables, billed and unbilled, and all negotiable instruments, or other instruments and chattel paper, that are payable to Strouse Adler, (c) all machinery, equipment, tools, motor vehicles, rolling stock, furniture, supplies, office equipment, improvements, parts and other tangible personal property other than Inventory,
(d) all Inventory, including, without limitation, raw materials, work-in-process, finished goods and packing supplies, (e) all books and records, customer files, customer lists and records, vendor files, vendor lists and records, cost files and records, credit information, distribution records, business records, Tax returns and other Tax records (except that with respect to income Tax returns and other Tax records, only copies thereof shall be included as Purchased Assets), studies, surveys, reports, correspondence, sales and promotional literature and materials, advertising and advertising copy, and other similar materials, microfilm, microfiche, computer and other records, and all computer software, and all similar data, documents and items, (f) all Patents, Trademarks, Trade names, Know-how and proprietary rights in trade dress and packaging, and shop rights, copyrights, inventions, trade secrets, service marks and all other intellectual property rights, whether registered or not and wherever such rights exist throughout the world, and including the right to recover for any past infringement, (g) all rights and benefits under leases of personal property, (h) all rights and benefits under real property leases, (i) all rights and benefits under sale contracts, purchase or supply contracts, dealer arrangements and distributorship arrangements, whether written or oral,
(j) all rights and benefits under licenses, permits, quotas, authorizations, franchises, registrations and other approvals from any Governmental Authority or from any private party, (k) all rights and benefits under contracts, agreements, commitments of whatever nature or description, whether written or oral, including, without limitation, confidentiality agreements executed in connection with the possible sale of Strouse Adler (except that copies of confidentiality agreements, including the identity of the parties thereto, are not required to be delivered or otherwise disclosed to Sara Lee prior to the Closing if doing so would violate or breach such agreements), Personal Property Leases, Sale and Purchase Contracts, Real Property Leases and Licenses, (l) all claims, causes of action, choses in action, rights of recovery, rights of set-off and other rights of every nature and description (including, without limitation, all rights arising under warranties, representations and guarantees made to Strouse Adler) and all benefits arising therefrom, (m) all telephone numbers and white and yellow page listings, (n) all prepaid expenses, advance payments, deposits and claims for refund (other than refunds pertaining to liabilities which are not being assumed by Sara Lee), credit and the like other than any prepaid insurance; and (o) all goodwill associated with Strouse Adler and its business.


EXCLUDED STROUSE ADLER ASSETS

     The Strouse Adler Assets specifically exclude, and Strouse Adler will retain, the following Excluded Assets: (a) any claims (including benefits arising therefrom) which are related solely to liabilities of Strouse Adler which are not Assumed Liabilities or which are related solely to Excluded Assets, (b) all accounts, notes and other receivables due from any Affiliate of Strouse Adler or of Aristotle or from any stockholders, directors, employees or any other Related Party of either of them,
(c) Strouse Adler's and Aristotle's rights under the Purchase Agreement and any Additional Documents, (d) the corporate charter, minutes and stock record books and corporate seal of Strouse Adler, (e) Strouse Adler's rights to claims for refunds of taxes, (f) subject to certain limitations, all insurance policies (including the proceeds thereof) owned by Strouse Adler, except that, at Sara Lee's election, Strouse Adler shall assign to Sara Lee (subject to assignability provisions) health and medical insurance policies owned by Strouse Adler covering its employees, (g) any assets held in trust by or for the benefit of any current or former employees of Strouse Adler under any Employee Plan, other than assets of the 401(k) Plan in the event the 401(k) Plan is assumed by Sara Lee or in the event Sara Lee establishes a similar plan and elects to have the assets of the 401(k) Plan transferred to Sara Lee's new plan, (h) any rights or benefits under any tax sharing agreements between Strouse Adler and Aristotle and the original income tax returns and other original income tax records of Strouse Adler, and (i) all underground storage tanks owned or used by Strouse Adler and certain other assets defined in the Purchase Agreement.


LIABILITIES TO BE ASSUMED BY SARA LEE

     At Closing, Sara Lee will assume Strouse Adler's liability for all trade and other accounts payable reflected on the Balance Sheet (which have not been paid or otherwise discharged prior to the Closing Date, but only to the extent said liabilities are fully reflected or reserved against therein), certain accrued liabilities to be reflected on the Closing Date Balance Sheet (but only to the extent that said liabilities and obligations are fully reflected or reserved against in the Closing Statement) and most contracts of Strouse Adler (the "Assumed Liabilities"). The Assumed Liabilities include, but are not limited to, (a) accounts payable, (b) obligations under the capital lease related to the Jamaica facility, (c) accrued vacation and, subject to certain limitations, accrued management bonuses for periods prior to July 1, 1998, in each case, for those employees of Strouse Adler who Sara Lee hires immediately following the Closing and (d) executory contractual obligations under certain assumed contracts.


     At Closing, Strouse Adler will assign, and Sara Lee will assume, certain contracts relating to the operation of the business (the "Assumed Contracts"). Sara Lee will perform all post-closing obligations and realize all post-closing benefits, under the Assumed Contracts, subject to the Purchase Agreement. In the event that Sara Lee fails to perform under any Assumed Contract, Aristotle and/or Strouse Adler may be secondarily liable in the event that a contracting party consents to the assignment of the Assumed Contract but fails to release Strouse Adler from future liabilities. To date, several contracting parties have consented to the assignment of the Assumed Contracts and have agreed to release Strouse Adler from any liabilities under the Assumed Contracts as of the Closing Date. Pursuant to the Purchase Agreement, Sara Lee has agreed to perform under the Assumed Contract and Aristotle would seek recourse against Sara Lee for damages if Aristotle and/or Strouse Adler were found secondarily liable under those Assumed Contracts, if any, for which Strouse Adler is not released.


EXCLUDED LIABILITIES

     Except as otherwise provided in the Purchase Agreement, Sara Lee will not assume any other of Strouse Adler's liabilities of any nature, currently existing or incurred in the future, including without limitation, (a) any liabilities for legal, accounting and investment banking fees and other expenses incurred in connection with the preparation of and performance under the Purchase Agreement and the sale of the Purchased Assets to Sara Lee, (b) any liabilities for Taxes, including, without limitation, liabilities arising as a result of the transfer of the Purchased Assets or otherwise by virtue of the consummation of the Proposed Sale, (c) liabilities of Strouse Adler to the extent that their existence or magnitude constitutes or results in a breach of a representation, warranty or covenant made by Strouse Adler or Aristotle under the Purchase Agreement or any

Additional Document or makes information contained in any representation, warranty, exhibit or schedule to the Purchase Agreement or any Additional Document substantively incorrect or incomplete, (d) any liabilities relating to the operation of the business prior to the Closing, whether for injury to or death of persons or damage to or destruction of property, for violation of any Rules, for any matter relating to any past or present Employee Plan, for consequential damages or for any other matter by virtue of the conduct of the business prior to the Closing, (e) any liabilities for any breach of a representation, warranty or covenant, or for any claim for indemnification, contained in any contract which is an Assumed Liability which Sara Lee has agreed to perform to the extent that such breach or claim arose out of or by virtue of performance (or omission) thereunder by Strouse Adler or any agent of Strouse Adler prior to the Closing, (f) except for accrued vacation and bonuses as provided in the Purchase Agreement, and in the event Sara Lee elects to assume the 401(k) Plan, except for contributions arising and relating to periods after the Closing Date under the 401(k) Plan, any liabilities arising out of or in connection with any employment agreement, executive compensation agreement, or any bonus, pension, benefit, welfare, retirement, disability, insurance, collective bargaining, deferred compensation or other Employee Plan or Labor Agreement, relating to Strouse Adler's employees, whether oral or written, or any liabilities arising out of or in connection with the termination of employment of any employee by Strouse Adler, or any liabilities for medical disability or similar benefits (both long term and short term) whether insured or self-insured, which arise by virtue of or in connection with an employment relationship at any time with Strouse Adler, regardless of when a claim for such benefits is asserted, or any other obligation relating to Strouse Adler's employees, (g) any claim, action, suit or proceeding arising from or related to the presence, generation, emission, storage, treatment, transport or disposal of any Hazardous Substance from, to, at, in, on or under any facility owned or used by Strouse Adler on or before the Closing Date and liabilities arising from violations of Environmental Laws, and (h) any liabilities for retrospective or similar insurance premium adjustments.


TREATMENT OF STROUSE ADLER EMPLOYEES

     Sara Lee has agreed to offer employment to all of Strouse Adler's employees (other than Paul McDonald) as of the Closing Date, at levels of salary and benefits which, in the aggregate, are substantially comparable to the salary and benefits provided to such persons by Strouse Adler.


THE CLOSING

     It is anticipated that the closing (the "Closing") of the Proposed Sale will take place on June 30, 1998, if the Proposed Sale is approved by Aristotle's stockholders at the Special Meeting.


REPRESENTATIONS AND WARRANTIES OF ARISTOTLE AND STROUSE ADLER

     Aristotle and Strouse Adler have made certain representations and warranties relating to, among other things, (i) their corporate organization and authority, (ii) their capitalization and subsidiaries, (iii) their authority relative to the Purchase Agreement, (iv) the absence of conflicts in the performance of the Purchase Agreement, (v) their books and records, (vi) their financial statements, (vii) Strouse Adler's accounts receivable, (viii) the absence of certain changes or events, (ix) their compliance with laws, (x) their taxes, (xi) Strouse Adler's undisclosed liabilities, (xii) Strouse Adler's title to assets, (xiii) Strouse Adler's leased real property, (xiv) the structural defects of Strouse Adler's leased property, (xv) Strouse Adler's equipment,
(xvi) Strouse Adler's personal property leases, (xvii) Strouse Adler's inventory, (xviii) Strouse Adler's reserves for returns, (xix) Strouse Adler's intellectual property, (xx) Strouse Adler's licenses, (xxi) Strouse Adler's sale and purchase contracts, (xxii) Strouse Adler's contracts, (xxiii) the existence of any litigation, (xxiv) obtaining necessary consents, (xxv) Strouse Adler's employee plans, (xxvi) Strouse Adler's labor agreements and employment controversies, (xxvii) Strouse Adler's customers and suppliers, (xxviii) Strouse Adler's insurance, (xxix) the effect of the Proposed Sale, (xxx) transactions with related parties, (xxxi) Strouse Adler's bank accounts, (xxxii) the name Strouse Adler, (xxxiii) Aristotle's reports under the Exchange Act, (xxxiv) the absence of brokers in connection with the Proposed Sale, (xxxv) the accuracy of information supplied in the Proxy Statement, (xxxvi) the opinion of financial advisor, (xxxvii) the recommendation of Aristotle's Board, (xxxviii) the amount of the required vote of Aristotle stockholders, (xxxix) the absence of rights agreements, (xl) their Year 2000 computer compliance status and (xli) the accuracy of information supplied by them to Sara Lee.


REPRESENTATIONS AND WARRANTIES OF SARA LEE

     Sara Lee has made certain representations and warranties relating to, among other things, (i) its corporate organization, (ii) its authority relative to the Purchase Agreement, (iii) the absence of conflicts in the performance of the Purchase Agreement, (iv) obtaining necessary consents, (v) the absence of a broker in connection with the transactions contemplated hereby, (vi) the recommendation of the Proposed Sale by Sara Lee's management to its Board of Directors and (vii) the accuracy of information supplied by Sara Lee to Aristotle and Strouse Adler.


SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     In the Purchase Agreement, each of the parties made certain representations and warranties to the other. Aristotle's and Strouse Adler's representations and warranties regarding corporate organization and authority, capitalization and subsidiaries, authority relative to the Purchase Agreement and title to assets (Sections 5.1, 5.2, 5.3, and 5.12, respectively) are not subject to any contractual limitation on survival. Sara Lee's representations and warranties regarding corporation organization and authority (Sections 6.1 and 6.2, respectively) are not subject to any contractual limitation on survival. All other representations and warranties under the Purchase Agreement survive until eighteen months after the Closing. The Purchase Agreement attached hereto as Appendix A sets forth all of the representations and warranties and covenants of the parties thereto.


INDEMNIFICATION

     The Purchase Agreement provides that Aristotle and Strouse Adler, jointly and severally, are required to indemnify Sara Lee and its affiliates and their respective officer, directors, stockholders, agents, successors and assigns for losses resulting from (a) any incorrect representation or warranty made in the Purchase Agreement or any Additional Document, (b) any failure by Aristotle, Strouse Adler, or any stockholder to comply with any of the covenants of the Purchase Agreement or any Additional Document, (c) any Excluded Liabilities, (d) the failure to comply with relevant bulk transfer laws, (e) any claim by a stockholder of Aristotle against Sara Lee in connection with any Aristotle communication to, or any failure to communicate to, its stockholders, or (f) any claim relating to the presence, generation, emission, storage, treatment, transport or disposal of Hazardous Substances from, to, in, on or under any facility owned or used by Strouse Adler on or before the Closing and any liabilities arising from violations of Environmental Laws. In addition, Sara Lee is required to indemnify Aristotle and Strouse Adler for losses resulting from (a) any incorrect representation or warranty made by Sara Lee in the Purchase Agreement or any Additional Documents, or (b) any failure by Sara Lee to comply with any of the covenants of the Purchase Agreement or any Additional Documents.


CONDITIONS TO THE PROPOSED SALE

     Pursuant to the Purchase Agreement, the obligations of Aristotle and Strouse Adler to effect the Proposed Sale are subject to, among other things,
(i) the representations and warranties of Sara Lee contained in the Purchase Agreement and the Additional Documents being true and correct in all material respects on and as of the Closing Date and the Closing, (ii) Sara Lee having performed all obligations to be performed under the Purchase Agreement and the Additional Documents, (iii) the Aristotle stockholders having approved the Proposed Sale, (iv) no action or proceeding pending before any Governmental Authority seeking to restrain or prohibit the Proposed Sale, (v) the expiration or termination of the waiting period under the HSR Act and (vi) the execution and delivery by Sara Lee of the certificates and instruments that Aristotle and Strouse Adler may require.

     The obligations of Sara Lee to effect the Proposed Sale are subject to, among other things, (i) the representations and warranties of Aristotle and Strouse Adler contained in the Purchase Agreement, the Stockholders' Agreement or the Additional Documents being true and correct in all material respects on and as of the Closing Date and the Closing, (ii) Aristotle and Strouse Adler having performed all obligations to be performed under the Purchase Agreement and the Additional Documents, (iii) all consents, waivers, authorizations and approvals required in connection with the execution, delivery and performance of the Purchase Agreement and the transfer to Sara Lee of all of the Purchased Assets and the assumption by Sara Lee of all the Assumed Liabilities having been obtained, including, without limitation, the affirmative vote of Aristotle's stockholders approving the Proposed Sale, (iv) no action or proceeding pending before any court or Governmental Authority seeking to restrain or prohibit or obtain damages or other relief in connection with the Purchase Agreement, the Proposed Sale or the Stockholders' Agreement or the proposed operation of the business by Sara Lee, (v) the Board of Directors of Sara Lee having approved the Proposed Sale before March 31, 1998 (Sara Lee's Board of Directors approved the Proposed Sale on March 26, 1998), (vi) the expiration or termination of the waiting period under the HRS Act, (vii) during the period from the date of the Purchase Agreement to the Closing, there having been no Material Adverse Effect, and (viii) the execution and delivery by Aristotle and Strouse Adler of certificates, instruments and documents that Sara Lee may require.


NON-SOLICITATION

     Under the Purchase Agreement, Aristotle, Strouse Adler or their Affiliates may not, directly or indirectly, encourage, solicit or initiate inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any person or entity (other than Sara Lee and its Affiliates) concerning any proposed (i) merger, consolidation, share exchange, business combination or other similar transaction with Strouse Adler or, except for Permitted Company Transactions, with Aristotle, (ii) sale, lease, exchange, transfer, or other disposition, directly or indirectly, of all or a substantial portion of the consolidated assets of either or both of them, or
(iii) a transaction in which any person would acquire beneficial ownership of, or the right to acquire beneficial ownership, of 5% or more of the outstanding voting capital stock of either Aristotle or Strouse Adler (all such inquiries and proposals are referred to as "Acquisition Proposals" and any such transaction being called a "Significant Transaction"). Aristotle and Strouse Adler may, however, participate in discussions or negotiations with any person or entity concerning any Acquisition Proposal which was not encouraged, solicited or initiated by either Aristotle or Strouse Adler if (x) Aristotle's Board concludes in good faith, only after receipt of written advice from its financial advisor, that such person or entity has made a bona fide Acquisition Proposal for a transaction more favorable to Aristotle's stockholders from a financial point of view, than the Proposed Sale, provided that such Acquisition
                                                 --------
Proposal is not subject to any financing contingency and is reasonably probable to be consummated, and (y) in the opinion of Aristotle's Board, after receipt of written advice of outside legal counsel, the failure to provide the information or access or to engage in discussions or negotiations would cause the Aristotle Board to violate its fiduciary duties to the Aristotle stockholders under applicable law. An Acquisition Proposal which satisfies clauses (x) and (y) is referred to herein as a "Superior Proposal" and the furnishing of information and/or participation in discussions or negotiations is called "Permitted Fiduciary Conduct". Aristotle is required to immediately disclose to Sara Lee the terms of any proposal, discussion, negotiation or inquiry which it receives and the identity of such party making such proposal or inquiry and keep Sara Lee appraised of the status of any such proposal, discussion or inquiry.

     Aristotle's Board may withdraw or modify its approval or recommendation of the Purchase Agreement in order to approve or recommend a Superior Proposal if and only if (x) Aristotle has furnished Sara Lee with written notice specifying the material terms and conditions of the Superior Proposal and identified the person or entity making the Superior Proposal (including a written copy of such proposal) seven business days before the Board intends to take any action ("Designated Period"), and (y) during the Designated Period, Aristotle and its financial and legal advisors negotiate in good faith with Sara Lee to make amendments to the terms and conditions of the Purchase Agreement so that the Purchase Agreement, in the view of its financial advisors, is at least as favorable to Aristotle's stockholders from a financial point of view, as the Superior Proposal; provided, however, that if Sara Lee makes a proposal to enter
          --------
into an agreement at least as favorable to Aristotle's stockholders as the Superior Proposal, then Aristotle's Board is prohibited from withdrawing or modifying its approval or recommendation of the Proposed Sale, or from approving or recommending a Superior Proposal.

TERMINATION

     The Purchase Agreement may be terminated at any time prior to the Closing Date (a) by the mutual consent of the Aristotle, Strouse Adler and Sara Lee, (b) by Sara Lee, if all of the conditions to Closing have not been satisfied or waived on or prior to September 15, 1998, provided that Sara Lee's breach is not the cause of the conditions having not been satisfied, (c) by Aristotle and Strouse Adler, if all of the conditions to Closing have not been satisfied or waived on or prior to September 15, 1998, provided, that neither Aristotle's nor Strouse Adler's breach is the cause for the conditions having not been satisfied, (d) by either Aristotle or Sara Lee, if Sara Lee's Board has not approved the Purchase Agreement on or before March 31, 1998 (Sara Lee's Board approved the Proposed Sale on March 26, 1998), (e) by Sara Lee, if either Aristotle or Strouse Adler or either Aristotle's or Strouse Adler's Board or any Representative of either Aristotle or Strouse Adler breaches the Purchase Agreement, including, without limitation, by entering into, or resolving to enter into an Acquisition Proposal, (f) by Sara Lee, if Aristotle's stockholders do not approve the Proposed Sale, (g) by Aristotle and Strouse Adler no sooner than 14 days after the Special Meeting, if the Aristotle stockholders do not approve the Proposed Sale, (h) by Sara Lee, if either Aristotle or Strouse Adler or the Board of either Aristotle or Strouse Adler, or any committee thereof, directly or indirectly, withdraws or modifies, or proposes to withdraw or modify, its approval of the Proposed Sale in a manner adverse to Sara Lee or approves or recommends or proposes to approve or recommend an Acquisition Proposal.


CONSEQUENCES OF TERMINATION

     Sara Lee is entitled to a Termination Fee and Termination Expenses in the event that (a) the Purchase Agreement is terminated by Sara Lee because either Aristotle or Strouse Adler or either of their respective Boards withdraws or modifies its approval of the Proposed Sale in a manner adverse to Sara Lee or approves or recommends or proposes to approve or recommend an Acquisition Proposal or (b) an Acquisition Proposal is received which Aristotle's Board entertains or which, directly or indirectly, is communicated to Aristotle's stockholders or in any manner becomes public and the Purchase Agreement is terminated either by Sara Lee because Aristotle's stockholders did not approve the Proposed Sale or by Aristotle and Strouse Adler no sooner than 14 days after the Special Meeting because the Aristotle stockholders did not approve the Proposed Sale.

     Sara Lee is also entitled to receive a Termination Fee and Termination Expenses in the event that (a) the Purchase Agreement is terminated by Sara Lee because either Aristotle or Strouse Adler or either of their respective Boards or any Representatives breached the Purchase Agreement, including, without limitation, by entering into, or resolving to enter into an Acquisition Proposal or (b) at any time during the twelve-month (12) period following the termination of the Purchase Agreement and either Aristotle or Strouse Adler enter into any agreement involving a Significant Transaction and the Purchase Agreement was terminated either (i) by Sara Lee because all of the conditions to Closing had not been satisfied or waived on or prior to September 15, 1998 and Sara Lee's breach was not the cause of the conditions having not been satisfied (and other than on account of the waiting period required under HSR Act having not expired) or (ii) by Aristotle and Strouse Adler because all of the conditions to Closing had not been satisfied or waived on or prior to September 15, 1998 and neither Aristotle's nor Strouse Adler's breach was the cause for the conditions having not been satisfied (other than on account of a failure of the waiting period required under the HRS Act having not expired).

     "Termination Fee" means cash in an amount equal to $995,000. "Termination Expenses" means Sara Lee's and its Affiliates' out-of-pocket fees and expenses, not to exceed $500,000 (including, without limitation, legal and investment banking and commercial banking fees and expenses) actually incurred in connection with (x) the Purchase Agreement and the transactions contemplated thereby, (y) due diligence investigation, and (z) the negotiation and execution of the Purchase Agreement and all Additional Documents. Aristotle and Strouse Adler are jointly and severally liable for payment of any Termination Fee and the Termination Expenses.

              STOCK OWNED BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March 1, 1998, certain information regarding beneficial ownership of the Common Stock and the Preferred Stock by:
(i) each person who is known to Aristotle to own beneficially more than 5% of the outstanding shares of either the Common Stock or the Preferred Stock; (ii) each director of Aristotle; (iii) each executive officer of Aristotle who is a Named Officer; and (iv) all executive officers and directors of Aristotle as a group. Unless otherwise indicated, all persons listed below have sole voting and investment power with respect to their shares and the address for each such person is The Aristotle Corporation, 78 Olive Street, New Haven, Connecticut. In preparing the following table, Aristotle has relied on information furnished by such persons.



                                                Number of Shares
                                                of Capital Stock            Percent of Class and
                                               Beneficially Owned           Voting Power of Class  Total
5% Stockholders, Directors                    Common     Preferred        Common       Preferred   Voting
  and Executive Officers                      Stock\1\      Stock         Stock\2\        Stock     Power\3\
--------------------------                   --------    ---------       --------       -------    --------
5% Stockholders:
  Geneve Corporation/Chaparral                  79,000    489,131          6.58%        85.87%    32.08%
      International  Re.4
  Howell Resource Partners5                     24,446     50,000          2.02%         8.78%     4.18%
  David S. Howell7                             25,5216     50,000          2.10%         8.78%     4.24%
  Ann-Marie Howell7                            25,5218     50,000          2.10%         8.78%     4.24%
  Alfred A. Kniberg9                            18,832     13,617          1.56%         2.39%     1.82%
  Paul McDonald10                                7,397      5,702             *          1.00%        *

Directors:
  John J. Crawford                            76,32711          0          6.19%            *      4.23%
  Barry R. Banducci                           10,34412          0             *             *         *
  Robert L. Fiscus                            11,64413          0             *             *         *
  Betsy Henley-Cohn                           32,68414          0          2.71%            *      1.84%
  Daniel J. Miglio                            11,44415          0             *             *         *
  Sharon M. Oster                             38,16416          0          3.17%            *      2.15%
  John C. Warfel                               8,73717          0             *             *         *
  Steven Lapin18                                     0          0             *             *         *
  Edward Netter19                                    0          0             *             *         *
Named Officers (excluding Messrs.
Crawford, Kniberg and McDonald)
  Joyce Baran\20\                                3,302      1,724             *             *         *

  Barry Topf\21\                                 3,000          0             *             *         *
All Executive Officers and
Directors as a group
  (13 persons)                                 216,875     19,319         17.02%         3.39%    12.81%

_______________________
*   Less than 1%

1 Includes as part of the total number of issued and outstanding shares of Common Stock those stock options which are currently exercisable by the individual whose share ownership percentage is being calculated, in accordance with the applicable securities regulations.
2 Percentages are calculated by including as part of the total number of issued and outstanding shares of Common Stock those stock options which are currently exercisable by the individual whose share ownership percentage is being calculated, in accordance with the applicable securities regulations.
3 Percentages are calculated based on the total number of shares of Common Stock and Preferred Stock (on a fully converted basis) outstanding. Includes part of the total number of issued and outstanding shares of Common Stock those stock options which are currently exercisable by the individual whose share ownership percentage is being calculated, in accordance with the applicable securities regulations.
4 Chaparral International Re. is a subsidiary of Geneve Corporation. The address of Geneve Corporation is 96 Cummings Point Road, Stamford, Connecticut. Director Steven Lapin is the President of Geneve Corporation and Director Edward Netter is the Chief Executive Officer of Geneve Corporation.

5 Howell Resource Partners ("HRP") is a general partnership whose general partners are David S. Howell and Ann-Marie Howell. Includes 12,639 shares held by HRP directly; stock options, which are currently exercisable, to purchase 11,807 shares; and 50,000 shares of preferred stock. The address of HRP and Mr. and Mrs. Howell is 151 River Road, Essex, Connecticut.
6 Includes 1,000 shares held by Mr. Howell jointly with his wife, Ann-Marie Howell; and 75 shares held by Mr. Howell's step-son, Eric M. Hines. Mr. Howell disclaims beneficial ownership of the 75 shares held by his step-son.
7 Mr. Howell and Mrs. Howell are the general partners of HRP (discussed in footnote 3 above), and have the power to vote the 74,446 shares. Mr. Howell and Mrs. Howell therefore share voting and dispositive power with respect to the 74,446 shares and are indirect beneficial owners of such shares.
8 Includes 1,000 shares held by Mrs. Howell jointly with her husband, David S. Howell; and 75 shares held by Mrs. Howell's son, Eric M. Hines. Mrs. Howell disclaims beneficial ownership of the 75 shares held by her son.
9 Includes 9,318 shares held by Mr. Kniberg directly; stock options, which are currently exercisable, to purchase 9,514 shares; and 13,617 shares of preferred stock.
10 Includes 2,806 shares held by Mr. McDonald directly; stock options, which are currently exercisable, to purchase 3,781 shares; 5,702 shares of preferred stock; 452 shares held by Janney Montgomery Scott, Inc. under a custodial agreement for Mr. McDonald's benefit; and stock options, which are currently exercisable, to purchase 358 shares. Mr. McDonald disclaims beneficial ownership of the 810 shares held by Janney Montgomery Scott, Inc.
11 Includes 34,197 shares held by Mr. Crawford directly; 5,000 shares held in trust for which Mr. Crawford serves as custodian with power to vote the shares; 4,580 shares held in his wife's name; 50 shares held in the name of his daughter; and stock options, which are currently exercisable, to purchase 32,500 shares.
12 Includes 6,886 shares held by Mr. Banducci directly; and stock options, which are currently exercisable, to purchase 3,458 shares. 13 Includes 7,707 shares held by Mr. Fiscus directly; and stock options, which are currently exercisable, to purchase 3,937 shares.
14 Includes 6,886 shares held by Ms. Henley-Cohn directly; 14,340 shares held in trusts in which Mrs. Henley-Cohn has the power to vote the shares; 8,000 shares held equally by Ms. Henley-Cohn's son and daughter, 5,000 of which are disclosed in footnote 9 above as part of Mr. Crawford's shares held in trust for which Mr. Crawford serves as custodian with power to vote the shares; and stock options, which are currently exercisable, to purchase 3,458 shares.
15 Includes 7,507 shares held by Mr. Miglio directly; and stock options, which are currently exercisable, to purchase 3,937 shares.
16 Includes 8,327 shares held by Ms. Oster directly and 25,900 held by Ms. Oster's husband; and stock options, which are currently exercisable, to purchase 3,937 shares. Ms. Oster declines control over shares owned by her husband.
17 Includes 5,758 shares held by Mr. Warfel directly; and stock options, which are currently exercisable, to purchase 2,979 shares.
18 Does not include any shares owned by Chaparral International Re., a subsidiary of Geneve Corporation. Mr. Lapin is the President of Geneve Corporation.
19 Does not include any shares owned by Chaparral International Re., a subsidiary of Geneve Corporation. Mr. Netter is the Chief Executive Officer of Geneve Corporation.
20 Includes 799 shares held by Ms. Baran directly; stock options, which are currently exercisable, to purchase 2,503 shares; and 1,724 shares of preferred stock.
21 Includes stock options, which are currently exercisable, to purchase 3,000 shares.

                  SELECTED CONSOLIDATED FINANCIAL DATA
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

The following are selected consolidated financial data of Aristotle, Aristotle Sub, Inc. ("ASI") and Strouse Adler on a consolidated basis for the fiscal years ended June 30, 1994, 1995, 1996 and 1997, and the nine-month periods ended March 31, 1997 and 1998. Aristotle formed ASI in 1993 and acquired Strouse Adler in 1994, and subsequently, ASI was merged into Aristotle in January of 1998. ASI was Accordingly, the selected consolidated data for the fiscal year ended December 31, 1992, and the six-month periods ended June 30, 1992 and 1993 are for Aristotle only. The selected consolidated financial data presented below should be read in conjunction with the Consolidated Financial Statements of Aristotle, together with the Notes to Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in Aristotle's 1997 Form 10K/A and Aristotle's Form 10-Q for the quarter ended March 31, 1998.













                                        NINE            FISCAL         SIX
                                       MONTHS            YEAR         MONTHS
                                        ENDED            ENDED        ENDED
                                        MARCH          DECEMBER       JUNE 3
                                         31,              31,       (UNAUDITED)
                                ------------------------------------------------
                                   1998      1997        1992(1)       1992
                                ------------------------------------------------
CONSOLIDATED STATEMENTS OF           (Unaudited)
 OPERATIONS DATA:

Net sales.......................  $20,176   $15,352   $       -     $       -
                                  -------   -------   ---------     ---------
Costs and expenses:
 Cost of goods sold.............   14,792    11,093           -             -
 Operating expenses.............    5,077     3,868       1,484           444
 Reserve for subsidiary
    litigation..................        -         -      (1,510)            -
 Other income (expense).........     (476)     (389)      1,292         1,096
                                  -------   -------   ---------     ---------
 Income (loss) from continuing
  operations before   income
  taxes and minority interest...
                                     (169)        2       1,318           652
 Income tax expense
      (benefit) (3).............   (1,199)       28      (1,481)       (1,609)
 Minority interest..............      (92)     (139)          -             -
                                  -------   -------   ---------     ---------
 Income (loss) from
     continuing operations......      938      (165)      2,799         2,261
 Loss from discontinued
                                  -------         -   ---------     ---------
       operations...............        -   -------     (59,727)      (34,278)
                                  -------             ---------     ---------
 Net income (loss)..............      938      (165)    (56,928)      (32,017)
 Preferred dividends.........         (62)        -           -             -
 Net income (loss) available         ____     _____       _____         _____
   to common shareholders         $   876     ($165)   ($56,928)     ($32,017)
                                  =======   =======   =========     =========
Basic net income (loss)
 per share:
 Continuing operations..........  $  0.77    ($0.15)  $    2.55     $    2.06
 Discontinued operations........        -         -      (54.51)       (31.28)
                                  -------   -------   ---------     ---------
 Net............................  $  0.77    ($0.15)    ($51.96)      ($29.22)
                                  =======   =======   =========     =========

Diluted net income (loss)
 per share:
 Continuing operations..........  $  0.67    ($0.15)  $    2.55     $    2.06
 Discontinued operations........        -         -      (54.51)       (31.28)
                                  -------   -------   ---------     ---------
 Net............................  $  0.67    ($0.15)    ($51.96)      ($29.22)
                                  =======   =======   =========     =========

Consolidated balance sheet data:
Total assets....................  $25,413   $20,238   $  11,371     $  37,618
Long-term debt..................    1,539     1,770           -             -
Redeemable Preferred Stock......    3,055     1,975           -             -
Stockholders' equity............    7,867     6,333      10,897        35,810







                                    SIX
                                   MONTHS
                                   ENDED              FISCAL YEARS ENDED
                                  JUNE 30,                JUNE 30,
                                (UNAUDITED)
                               --------------------------------------------
                                   1993(2)    1994   1995    1996    1997
                               --------------------------------------------
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:

Net sales.......................  $      -  $ 5,538 $21,701 $24,062 $21,847
                                  --------  ------- ------- ------- -------
Costs and expenses:
 Cost of goods sold.............         -    3,859  16,447  18,393  15,826
 Operating expenses.............       651    1,977   5,481   5,043   5,245
 Reserve for subsidiary
    litigation..................         -        -       -       -       -
 Other income (expense).........       174      159    (435)   (553)   (544)
                                  --------  ------- ------- ------- -------
 Income (loss) from continuing
  operations before   income
  taxes and minority interest...      (477)    (139)   (662)     73     232

 Income tax expense
      (benefit) (3).............     4,287      (20)     25  (1,626)     32
 Minority interest..............         -      (60)   (211)   (231)   (187)
                                  --------  ------- ------- ------- -------
 Income (loss) from
     continuing operations......    (4,764)    (179)   (898)  1,468      13
 Loss from discontinued
                                  --------  ------- ------- ------- -------
       operations...............         -        -       -       -       -
                                  --------  ------- ------- ------- -------
 Net income (loss)..............    (4,764)    (179)   (898)  1,468      13
 Preferred dividends.........            -        -       -       -       -
 Net income (loss) available         _____    _____   _____   _____   _____
 to common shareholders            ($4,764)   ($179)  ($898)$ 1,468 $    13
                                  ========  ======= ======= ======= =======
Basic net income (loss)
 per share:
 Continuing operations..........    ($4.35)  ($0.17) ($0.83)$  1.34 $  0.01
 Discontinued operations........         -        -       -       -       -
                                  --------  ------- ------- ------- -------
 Net............................    ($4.35)  ($0.17) ($0.83)$  1.34 $  0.01
                                  ========  ======= ======= ======= =======

Diluted net income (loss)
 per share:
 Continuing operations..........    ($4.35)  ($0.17) ($0.83)$  1.17 $  0.01
 Discontinued operations........         -        -       -       -       -
                                  --------  ------- ------- ------- -------
 Net............................    ($4.35)  ($0.17) ($0.83)$  1.17 $  0.01
                                  ========  ======= ======= ======= =======

Consolidated balance sheet data:
Total assets....................  $ 10,454  $23,162 $26,820 $23,795 $20,381
Long-term debt..................         -      251  10,274   2,097   1,670
Redeemable Preferred Stock......         -    2,454   2,454   2,247   1,705
Stockholders' equity............     6,159    5,805   4,996   6,530   6,511


               FOOTNOTES TO SELECTED CONSOLIDATED FINANCIAL DATA


(1) In October 1992, the Federal Deposit Insurance Corporation (the "FDIC") was appointed receiver for Aristotle's former subsidiary, First Constitution Bank (the "Bank"). Substantially all the Bank's operations have been shown as discontinued. The Company's accountants for the fiscal year ended December 31, 1992, KPMG Peat Marwick, declined to express an opinion as to the financial statements for fiscal 1992 because of uncertainties with respect to the certain stockholder litigation and the Federal Deposit Insurance Corporation claims. The Company has settled these disputes.
(2) Effective June 30, 1993, Aristotle changed its fiscal year end from December 31 to June 30.
(3) Income tax expense for the six-months ended June 30, 1993 includes a reserve of $4,300 for a potential tax claim by the FDIC. Income tax benefit for the year ended June 30, 1996 reflects a $1,650 benefit related to the settlement of the Federal Deposit Insurance Corporation's claims. Income tax benefit for the nine-months ended March 31, 1998 reflects a net tax refund of $1,199 resulting from a tax loss carryback claim related to the 1996 tax year.

                       PRO FORMA SELECTED FINANCIAL DATA
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

The following unaudited pro forma selected financial data for the three fiscal years ended June 30, 1995, 1996 and 1997, and the nine-month period ended March 31, 1998 and as of March 31, 1998 were derived from the unaudited pro forma statements of operations and the unaudited pro forma balance sheet included elsewhere in this Proxy Statement. The pro forma financial data for the nine-month period ended March 31, 1997 is not included in this Proxy Statement. This pro forma selected financial data should be read in conjunction with the description of the Proposed Sale contained in this Proxy Statement and the pro forma statements appearing elsewhere herein.

                                                      Nine-Months Ended
                                                           March 31                    Year ended June 30
                                                     -----------------      ---------------------------------------
                                                     1998         1997          1997          1996         1995
                                                  ----------  ------------  -------------  ----------  ------------
PRO FORMA STATEMENT OF
    OPERATIONS DATA

NET REVENUES....................................    $      -     $      -      $      -     $      -      $      -

NET INCOME (LOSS) FROM CONTINUING OPERATIONS....         281         (513)          (719)       1,110         (512)
NET INCOME (LOSS) AVAILABLE TO COMMON
   SHAREHOLDERS.................................         219         (513)          (719)       1,110         (512)
NET INCOME (LOSS) PER SHARE:
   BASIC........................................       $0.19       ($0.47)        ($0.65)      $ 1.01       ($0.47)
   DILUTED......................................       $0.19       ($0.47)        ($0.65)      $  .92       ($0.47)



PRO FORMA BALANCE SHEET DATA                      AS OF MARCH 31, 1998
                                                  --------------------
CURRENT ASSETS..................................       $ 1,668
TOTAL ASSETS....................................         3,169
LONG-TERM DEBT..................................             -
REDEEMABLE PREFERRED STOCK......................         3,055
STOCKHOLDERS' EQUITY............................         8,627


                            STOCK PERFORMANCE DATA

HISTORICAL MARKET PRICE

     Aristotle's Common Stock is traded on the NASDAQ SmallCap Market under the symbol "ARTL." The following table sets forth, for the periods indicated, the high and low sales prices per share of Aristotle's Common Stock, as reported by the Nasdaq SmallCap Market.


                                    HIGH            LOW
Fiscal Year ended June 30, 1996
     September 30, 1995            $5            $2 3/4
     December 31, 1995              5 1/4         2
     March 31, 1996                 6             2 1/8
     June 30, 1996                  4 1/4         2 1/8

Fiscal Year ended June 30, 1997
     September 30, 1996             4 3/4         3
     December 31, 1996              4 3/8         2 1/8
     March 31, 1997                 3 1/8         1 7/8
     June 30, 1997                  4             2

Fiscal Year ended June 30, 1998
     September 30, 1997             4 7/8         2 7/8
     December 31, 1997              7 1/4         3 1/8
     March 31, 1998                 8 1/4         3 3/4


RECENT MARKET PRICE

     The following table sets forth the closing price and the high and low sales prices per share of Aristotle's Common Stock on the Nasdaq SmallCap Market on March 3, 1998, the last trading day preceding the public announcement of the Proposed Sale and on May 21, 1998, the latest practicable trading day before the printing of this Proxy Statement.

                                   HIGH          LOW
                                   ----          ---
March 3, 1998                     $6 3/8        $5  3/4
May 21, 1998                      $6            $5 15/16



NUMBER OF HOLDERS

     As of the Record Date, there were 3,848 holders of record of Aristotle Common Stock and 8 holders of record of Aristotle Preferred Stock.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

     The following tabulation reflects the historical net income (loss) per share from continuing operations in comparison with the pro forma net income
(loss) per share from continuing operations after giving effect to the Proposed Sale and discontinued operations resulting therefrom. The information presented in this tabulation should be read in conjunction with the description of the Proposed Sale contained in this Proxy Statement and the pro forma financial statements appearing elsewhere herein and Aristotle's consolidated financial statements included in Aristotle's 1997 Annual Report on Form 10-K/A and Aristotle's Quarterly Report on Form 10-Q for the nine-month period ended March 31, 1998, previously filed with the Securities and Exchange Commission, copies of which accompany this Proxy Statement.

                                                    Nine-Months
                                                  Ended March 31,      Year Ended June  30,
                                                  ---------------  -----------------------------
                                                       1998         1997        1996       1995
                                                  ---------------  -------  ---------  ----------
Basic net income (loss) per share -
       continuing operations:
Historical.............................              $0.77         $ 0.01       $1.34     ($0.83)
Pro Forma..............................               0.19          (0.65)       1.01      (0.47)

Diluted net income (loss) per share -
       continuing operations:
Historical.............................              $0.67         $ 0.01       $1.17    $ (0.83)
Pro Forma..............................               0.19          (0.65)       0.92      (0.47)


                              BOOK VALUE PER SHARE
                                  (UNAUDITED)

     The following tabulation reflects the historical net book value per share of Aristotle's Common Stock from continuing operations in comparison with the pro forma net book value per share of Aristotle's Common Stock from continuing operations after giving effect to the Proposed Sale and discontinued operations resulting therefrom at March 31, 1998 based on 1,201,118 basic shares outstanding and 1,782,352 diluted shares outstanding for the historical net book value and 1,201,118 basic shares and 1,916,517 diluted shares outstanding for the pro forma net book value. The information presented in this tabulation should be read in conjunction with the description of the Proposed Sale contained in this Proxy Statement and the pro forma financial statements appearing elsewhere herein and Aristotle's consolidated financial statements included in Aristotle's 1997 Annual Report on Form 10-K/A and Aristotle's Quarterly Report on Form 10-Q for the nine-month period ended March 31, 1998, previously filed with the Securities and Exchange Commission, copies of which accompany this Proxy Statement.


                                        As of March 31, 1998
                                        --------------------
                                      Historical      Pro Forma
                                      ----------      ---------
Book Value Per Share
     Basic..........................     $6.55          $7.18
     Diluted........................      5.95           6.35


                            PRO FORMA FINANCIAL DATA

     The following unaudited pro forma statements of operations for the nine-months ended March 31, 1998 and the three years ended June 30, 1997, 1996 and 1995 reflect the historical accounts of Aristotle for those periods, adjusted to give pro forma effect to the Proposed Sale as if the transaction had occurred at the beginning of each period presented.

     The following unaudited pro forma balance sheet as of March 31, 1998 reflects the historical accounts of Aristotle as of that date adjusted to give pro forma effect to the Proposed Sale as if the transaction had occurred as of March 31, 1998.

     The pro forma financial data and accompanying notes should be read in conjunction with the description of the Proposed Sale contained in this Proxy Statement, the Consolidated Financial Statements and related notes included in Aristotle's 1997 Annual Report on Form 10-K/A previously filed with the Securities and Exchange Commission (the "Commission"), and the Form 10-Q for the quarter ended March 31, 1998 previously filed with the Commission, copies of which accompany this Proxy Statement. Aristotle believes that the assumptions used in the following statements provide a reasonable basis on which to present the pro forma financial data. The pro forma financial data is provided for informational purposes only and should not be construed to be indicative of Aristotle's financial condition or results of operations had the Proposed Sale been consummated on the dates assumed and are not intended to project Aristotle's financial condition on any future date or results of operations for any future period.

                       PRO FORMA STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED MARCH 31, 1998
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                            Pro Forma
                             Historical    Adjustments     Pro Forma
                             -----------   -----------     ---------
                                                          C>
Net sales..................  $   20,176   (20,176) 1      $        -
Cost of goods sold.........      14,792   (14,792) 1               -
                             ----------   ----------      ----------

  Gross profit.............       5,384    (5,384)                 -
                             ----------   ----------      ----------

Operating expenses:
  Selling..................       2,559    (2,559) 1               -
  General and
   administrative..........       1,557    (1,087) 1             470
  Non-recurring tax claim
   contingency fee.........         480         -                480
  Product development......         481      (481) 1               -
                             ----------   ----------      ----------

  Operating income (loss)..         307    (1,257)              (950)
                             ----------   ----------      ----------

Other income (expense):
  Investment and interest
   income..................         109            -             109
  Interest expense.........        (585)     (580) 2              (5)
                             ----------   ----------      ----------

  Income (loss) before
   income
   taxes and minority
    interest...............        (169)     (677)              (846)

Income tax benefit.........       1,199         -              1,199
                             ----------   ----------      ----------

  Income (loss) before
   minority
   interest................       1,030      (677)               353

Minority interest..........          92       (20) 3              72
                             ----------   ----------      ----------

Net income (loss)..........         938      (657)               281

Preferred dividends........         (62)        -                (62)
                             ----------   ----------      ----------
Net income (loss) available
  to common shareholders...  $      876      (657)            $  219
                             ==========   =========       ==========

Net income (loss) per
 share:....................
Basic......................       $0.77                      $  0.19
                             ==========                   ==========
Diluted....................       $0.67                      $  0.19
                             ==========                   ==========

Weighted average shares:
Basic......................   1,134,772                    1,134,772
                             ==========                   ==========
Diluted....................   1,474,107                    1,157,339
                             ==========                   ==========

---------------------------
(1) Elimination of sales, cost of sales and operating expenses related to Strouse Adler. and resulting from the operations of
(2)    Elimination of interest expense related to the Strouse Adler bank loan.
(3) Elimination of minority interest expense resulting minority interest expense relates to the from Strouse Adler operating results. The remaining dividends on the minority interest preferred stock.

                       PRO FORMA STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1997
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                  Pro Forma
                                    Historical   Adjustments      Pro Forma
                                    -----------  ------------    -----------
Net sales.........................  $   21,847      $(21,847) 1  $        -
Cost of goods sold................      15,826       (15,826) 1           -
                                    ----------   -----------     ----------

  Gross profit....................       6,021        (6,021)             -
                                    ----------   -----------     ----------

Operating expenses:
  Selling.........................       2,830        (2,830) 1           -
  General and administrative......       1,831        (1,182) 1         649
  Product development.............         584          (584) 1           -
                                    ----------   -----------     ----------

  Operating income (loss).........         776        (1,425)          (649)
                                    ----------   -----------     ----------

Other income (expense):
  Investment and interest income..         146             -            146
  Interest expense................        (690)          681 2           (9)
                                    ----------   -----------     ----------

  Income (loss) before income
   taxes and minority interest....         232          (744)          (512)

Income tax expense................         (32)            -            (32)
                                    ----------   -----------     ----------

  Income (loss) before minority
   interest.......................         200          (744)          (544)

Minority interest.................         187           (12) 3         175
                                    ----------   -----------     ----------

Net income (loss).................  $       13   $      (732)    $     (719)
                                    ==========   ===========     ==========

Net income (loss) per share:......
Basic.............................       $0.01                       $(0.65)
                                    ==========                   ==========
Diluted...........................       $0.01                       $(0.65)
                                    ==========                   ==========

Weighted average shares:
Basic.............................   1,100,700                    1,100,700
                                    ==========                   ==========
Diluted...........................   1,134,126                    1,100,700
                                    ==========                   ==========

_________________________
(1) Elimination of sales, cost of sales and operating expenses related to and resulting from the operations of Strouse Adler.
(2)  Elimination of interest expense related to the Strouse Adler bank loan.
(3) Elimination of minority interest expense resulting from Strouse Adler operating results. The remaining minority interest expense relates to the dividends on the minority interest preferred stock.

                       PRO FORMA STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1996
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                  Pro Forma
                                    Historical   Adjustments       Pro Forma
                                    -----------  ------------     -----------

Net sales.........................  $   24,062      $(24,062) 1   $        -
Cost of goods sold................      18,393       (18,393) 1            -
                                    ----------   -----------      ----------

  Gross profit....................       5,669        (5,669)              -
                                    ----------   -----------      ----------

Operating expenses:
  Selling.........................       2,660        (2,660) 1            -
  General and administrative......       1,860        (1,251) 1          609
  Product development.............         523          (523) 1            -
                                    ----------   -----------      ----------

  Operating income (loss).........         626        (1,235)           (609)
                                    ----------   -----------      ----------

Other income (expense):
  Investment and interest income..         312             -             312
  Interest expense................        (865)          861 2            (4)
                                    ----------   -----------      ----------

  Income (loss) before income
   taxes and minority interest....          73          (374)           (301)

Income tax benefit................       1,626             -           1,626
                                    ----------   -----------      ----------

  Income (loss) before minority
   interest.......................       1,699          (374)          1,325

Minority interest.................         231           (16) 3          215
                                    ----------   -----------      ----------

Net income........................  $    1,468   $      (358)     $    1,110
                                    ==========   ===========      ==========

Net income per share:.............
Basic.............................       $1.34                         $1.01
                                    ==========                    ==========
Diluted...........................       $1.17                         $0.92
                                    ==========                    ==========

Weighted average shares:
Basic.............................   1,097,301                     1,097,301
                                    ==========                    ==========
Diluted...........................   1,440,274                     1,440,274
                                    ==========                    ==========

_______________________________
(1) Elimination of sales, cost of sales and operating expenses related to and resulting from the operations of Strouse Adler.
(2)  Elimination of interest expense related to the Strouse Adler bank loan.
(3) Elimination of minority interest expense resulting from Strouse Adler operating results. The remaining minority interest expense relates to the dividends on the minority interest preferred stock.

                       PRO FORMA STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1995
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

                                                  Pro Forma
                                    Historical   Adjustments      Pro Forma
                                    -----------  ------------    -----------

Net sales.........................  $   21,701      $(21,701) 1  $        -
Cost of goods sold................      16,447       (16,447) 1           -
                                    ----------   -----------     ----------

  Gross profit....................       5,254        (5,254)             -
                                    ----------   -----------     ----------

Operating expenses:
  Selling.........................       2,826        (2,826) 1           -
  General and administrative......       1,951        (1,362) 1         589
  Product development.............         485          (485) 1           -
  Restructuring charges...........         219          (219) 1           -
                                    ----------   -----------     ----------

  Operating income (loss).........        (227)         (362)          (589)
                                    ----------   -----------     ----------

Other income (expense):
  Investment and interest income..         321             -            321
  Interest expense................        (756)          756 2            -
                                    ----------   -----------     ----------

  Income (loss) before income
   Taxes and minority interest....        (662)          394           (268)

Income tax expense................         (25)            -            (25)
                                    ----------   -----------     ----------

  Income (loss) before minority
   interest.......................        (687)          394           (293)

Minority interest.................         211             8 3          219
                                    ----------   -----------     ----------

Net income (loss).................  $     (898)  $       386     $     (512)
                                    ==========   ===========     ==========

Net income (loss) per share:......
Basic.............................      $(0.83)                      $(0.47)
                                    ==========                   ==========
Diluted...........................      $(0.83)                      $(0.47)
                                    ==========                   ==========

Weighted average shares:
Basic.............................   1,085,757                    1,085,757
                                    ==========                   ==========
Diluted...........................   1,085,757                    1,085,757
                                    ==========                   ==========

_______________________________
(1) Elimination of sales, cost of sales and operating expenses related to and resulting from the operations of Strouse Adler.
(2)  Elimination of interest expense related to the Strouse Adler bank loan.
(3) Elimination of minority interest expense resulting from Strouse Adler operating results. The remaining minority interest expense relates to the dividends on the minority interest preferred stock.

                            PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 1998
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)


                                                                             Pro Forma
                                                                Historical  Adjustments     Pro Forma
                                                                ----------  ------------    ----------
     ASSETS
     ------
Current assets:
  Cash and cash equivalents...................................  $    2,434     $  8,158 1   $   10,592
  Marketable securities held in escrow, at market value.......         200          415 2          615
  Accounts receivable, net of reserves........................       3,548       (3,548)3            -
  Current maturities of employee notes receivable.............         104          104 2          208
  Inventories.................................................      13,469      (13,469)3            -
  Other current assets........................................         335          (82)3          253
                                                                ----------   ----------     ----------
     Total current assets.....................................      20,090       (8,422)        11,668
                                                                ----------   ----------     ----------

Property and equipment, net...................................       1,667        (1667)             -
                                                                ----------   ----------     ----------

Other assets:
  Marketable securities held in escrow, at market value.......         100         (100) 2           -
  Employee notes receivable, less current maturities..........         104         (104) 2
  Long-term investments.......................................         871            -            871
  Goodwill, net...............................................       1,745       (1,745) 3           -
  Deferred tax asset..........................................         630            -            630
  Other noncurrent assets.....................................         206         (206) 3           -
                                                                ----------   ----------     ----------
     Total other assets.......................................       3,656       (2,155)         1,501
                                                                ----------   ----------     ----------
          TOTAL                                                 $   25,413   $  (12,244)    $   13,169
                                                                ==========   ==========     ==========

     LIABILITIES AND STOCKHOLDERS' EQUITY
     ------------------------------------

Current liabilities:
  Notes payable and current maturities of
   long-term debt.............................................  $    9,016      $(9,016) 3    $      -
  Current maturities of series F, G and H
   preferred stock............................................         402          403  2         805
  Accounts payable............................................       2,008       (2,008) 3           -
  Accrued expenses............................................       1,298         (441) 3         857
  Deferred tax liability......................................         630            -            630
                                                                ----------   ----------     ----------
     Total current liabilities................................      13,354      (11,062)         2,292
                                                                ----------   ----------     ----------

Long-term debt, less current maturities.......................       1,539       (1,539) 3           -
                                                                ----------   ----------     ----------
Total liabilities.............................................      14,893      (12,601)         2,292
                                                                ----------   ----------     ----------
Series E preferred stock,.....................................       2,250           -2          2,250
                                                                ----------   ----------     ----------
Series F, G and H preferred stock, net of current maturities..         403         (403)             -
                                                                ----------   ----------     ----------
Stockholders' equity..........................................       7,867          760 4        8,627
                                                                ----------   ----------     ----------

          TOTAL                                                 $   25,413   $  (12,244)    $   13,169
                                                                ==========   ==========     ==========

Book value per share:
Basic.........................................................       $6.55                       $7.18
                                                                ==========                  ==========
Diluted.......................................................       $5.95                       $6.35
                                                                ==========                  ==========

Shares at end of period:
Basic.........................................................   1,201,118                   1,201,118
                                                                ==========                  ==========
Diluted.......................................................   1,782,352                   1,916,517
                                                                ==========                  ==========

                      FOOTNOTES TO PRO FORMA BALANCE SHEET
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


(1)  To reflect the net proceeds resulting from and related to the proposed sale

         Proceeds:


         Cash from sale of net assets..................................   $ 16,500
         Cash from covenant not to compete.............................      5,000
                                                                           --------
                    Gross proceeds.....................................     21,500

         Purchase price adjustment based on assumed
              net assets, as defined...................................        318
         Payment of Strouse Adler obligations not
              assumed by Sara Lee......................................    (10,801)
         Payment of estimated taxes and transaction costs
              resulting from the Proposed Sale.........................     (2,544)
         Transfer of funds into marketable securities escrow
              held in an account resulting from the series F, G and H
              preferred stock..........................................       (315) 2
                                                                           --------

                       Net proceeds....................................   $  8,158
                                                                           --------

(2) As a result of the Proposed Sale, the Series F, G and H preferred stock becomes a current obligation, the employee notes receivable become due and payable and aristotle is required to escrow $615 of funds which, when combined with $208 of related employee notes receivable, adequately secures the $805 preferred stock obligation and $18 of related accrued dividends which are included in accrued expenses in the accompanying balance sheet.
(3) Elimination of assets, liabilities and debt related to and resulting from the operations of Strouse Adler.
(4) Estimated book gain resulting from the Proposed Sale calculated as follows:

         Gross proceeds................................................   $  1,500  1
         Purchase price adjustment.....................................        318  1
         Net book value of acquired assets and liabilities related to
               and resulting from the operations of Strouse Adler......    (18,514)
         Taxes and transaction costs...................................     (2,544)
                                                                           --------

                        Book gain.......................................   $    760
                                                                           --------

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Aristotle's Board has selected Arthur Andersen LLP ("Arthur Andersen") as independent accountants to audit the books, records and accounts of Aristotle for fiscal year 1998. Arthur Andersen has served as Aristotle's independent accountants since fiscal 1995, and is therefore familiar with the affairs and financial procedures of Aristotle and Strouse Adler. To the knowledge of management of Aristotle, neither such firm nor any of its members has any direct or material indirect financial interest in Aristotle, nor any connection with Aristotle in any capacity other than as independent accountants.

     Audit and audit related services were performed by Arthur Andersen during the fiscal year ended June 30, 1997 and included the audit of the annual financial statements included in Aristotle's 1997 Annual Report on Form 10-K and Aristotle's 1997 Annual Report on Form 10-K/A.

     A representative of Arthur Andersen is expected to be present at the Special Meeting to answer questions and will be afforded an opportunity to make any statement such representative wishes to make regarding the financial statements of Aristotle.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The information in the following documents filed by Aristotle with the Commission (File No. 0-14669) pursuant to the Exchange Act is incorporated by reference in this Proxy Statement:

     1.   Annual Report on Form 10-K for the fiscal year ended June 30, 1997.

     2. Annual Report on Form 10-K/A for the fiscal year ended June 30, 1997 which amends and restates document 1 above.

     3.   Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

     4.   Current Report on Form 8-K filed March 6, 1998.



                     DEADLINE FOR SUBMISSION OF STOCKHOLDER
                       PROPOSALS TO BE PRESENTED AT 1998
                         ANNUAL MEETING OF STOCKHOLDERS

     Any proposal intended to be presented by any stockholder for action at the 1998 Annual Meeting of stockholders of Aristotle must be received by the Secretary of Aristotle at 78 Olive Street, New Haven, Connecticut 06511, not later than June 3, 1998, in order for the proposal to be considered for inclusion in the proxy statement and proxy relating to the 1998 Annual Meeting. In addition, Aristotle's Amended Bylaws require that notice of stockholder proposals and nominations for director be delivered to the Secretary of Aristotle not less than thirty (30) days nor more than ninety (90) days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than forty-five (45) days prior to the date of such meeting, in which event stockholders may deliver such notice not later than the fifteenth (15th) day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. Nothing in this paragraph shall be deemed to require Aristotle to include in its proxy statement and proxy relating to the 1998 Annual Meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.


                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors of Aristotle does not know of any other matters to be presented for action by the stockholders at the Special Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in their discretion.



                                 By Order of the Board of Directors


                                 /s/ Paul McDonald
                                 -----------------------------------
                                 Paul McDonald
                                 Secretary



May 22, 1998

                                                                      APPENDIX A
                                                                      ----------





                   ==========================================



                            ASSET PURCHASE AGREEMENT



                                  By and Among



                             SARA LEE CORPORATION,
                             a Maryland corporation



                           THE ARISTOTLE CORPORATION,
                             a Delaware corporation



                                      AND



                          THE STROUSE, ADLER COMPANY,
                             a Delaware corporation



                              Dated March 3, 1998



                   ==========================================

                                                                                         Page
                                                                                         ----
Schedules and Exhibits ............................................................      A-vi

ARTICLE I PURCHASE AND SALE OF ASSETS .............................................       A-1
    1.1  Purchased Assets..........................................................       A-1
         1.1.1  Cash and Investments ..............................................       A-2
         1.1.2  Accounts Receivable ...............................................       A-2
         1.1.3  Equipment .........................................................       A-2
         1.1.4  Inventory .........................................................       A-2
         1.1.5  Records ...........................................................       A-2
         1.1.6  Intellectual Property .............................................       A-2
         1.1.7  Personal Property Leases ..........................................       A-2
         1.1.8  Real Property Leases ..............................................       A-2
         1.1.9  Sale and Purchase Contracts .......................................       A-3
         1.1.10  Licenses .........................................................       A-3
         1.1.11  Contracts ........................................................       A-3
         1.1.12  Claims ...........................................................       A-3
         1.1.13  Telephone Numbers ................................................       A-3
         1.1.14  Prepaid Expenses .................................................       A-3
         1.1.15  Goodwill .........................................................       A-3
    1.2  Limitations on Assignability .............................................       A-3
    1.3  Excluded Assets ..........................................................       A-4
         1.3.1  Claims ............................................................       A-4
         1.3.2  Receivables .......................................................       A-4
         1.3.3  Agreement Rights ..................................................       A-4
         1.3.4  Corporate Records .................................................       A-4
         1.3.5  Tax Refunds .......................................................       A-4
         1.3.6  Insurance .........................................................       A-4
         1.3.7  Plan Assets .......................................................       A-4
         1.3.8  Tax Sharing Agreement; Tax Records ................................       A-4
         1.3.9  Other Excluded Assets .............................................       A-5

ARTICLE II LIABILITIES ............................................................       A-5
    2.1  Assumption of Liabilities ................................................       A-5
         2.1.1  Balance Sheet Liabilities .........................................       A-5
         2.1.2  Ordinary Course Liabilities .......................................       A-5
         2.1.3  Executory Liabilities .............................................       A-5
    2.2  Excluded Liabilities .....................................................       A-5
         2.2.1  Transaction Expenses ..............................................       A-6
         2.2.2  Taxes .............................................................       A-6
         2.2.3  Breach of This Agreement ..........................................       A-6
         2.2.4  Liability Claims ..................................................       A-6
         2.2.5  Breach of Contract ................................................       A-6
         2.2.6  Employee Plans and Obligations ....................................       A-7
         2.2.7  Environmental Claims ..............................................       A-7
         2.2.8  Insurance .........................................................       A-7
         2.2.9  Performance .......................................................       A-7

         2.2.10  Unassumed Executory Liabilities ..................................       A-7
         2.2.11  Related Party Obligations ........................................       A-7
         2.2.12  General Provision ................................................       A-7
    2.3  No Expansion of Third Party Rights .......................................       A-8

ARTICLE III PURCHASE PRICE ........................................................       A-8
    3.1 Consideration; Payment at Closing .........................................       A-8
    3.2 Closing Date Balance Sheet; Closing Statement; Bonus Adjustment ...........       A-8
         3.2.1 Closing Reports ....................................................       A-8
         3.2.2 Accrued Management Bonus ...........................................       A-9
    3.3 Closing Net Book Value ....................................................      A-10
    3.4 Allocation ................................................................      A-10

ARTICLE IV CLOSING ................................................................      A-10
    4.1  The Closing ..............................................................      A-10
    4.2  Sellers' Deliveries ......................................................      A-10
         4.2.1  Corporate Resolutions .............................................      A-10
         4.2.2  Closing Certificate ...............................................      A-11
         4.2.3  Instruments of Transfer ...........................................      A-11
         4.2.4  UCC Releases ......................................................      A-11
         4.2.5  Permits ...........................................................      A-11
         4.2.6  Cash; Negotiable Instruments ......................................      A-11
         4.2.7  Name Change .......................................................      A-11
         4.2.8  Payoff Letters ....................................................      A-11
         4.2.9  Tax Compliance ....................................................      A-11
         4.2.10  Additional Agreements ............................................      A-11
    4.3  Purchaser's Deliveries ...................................................      A-12
         4.3.1  Corporate Resolutions .............................................      A-12
         4.3.2  Closing Certificate ...............................................      A-12
         4.3.3  Closing Payment ...................................................      A-12
         4.3.4  Assumption Agreement ..............................................      A-12
         4.3.5  Additional Agreements .............................................      A-12

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF SELLERS ..............................      A-12
    5.1  Corporate Organization and Authority .....................................      A-12
    5.2  Capitalization and Subsidiaries ..........................................      A-13
    5.3  Authority Relative to Agreement ..........................................      A-13
    5.4  Absence of Conflicts .....................................................      A-14
    5.5  Books and Records ........................................................      A-14
    5.6  Financial Statements .....................................................      A-14
    5.7  Accounts Receivable ......................................................      A-15
    5.8  Absence of Certain Changes or Events .....................................      A-15
         5.8.1  Material Adverse Changes ..........................................      A-15
         5.8.2  Certain Events ....................................................      A-16
    5.9  Compliance with Laws .....................................................      A-18
         5.9.1  General ...........................................................      A-18
         5.9.2  Hazardous Substances ..............................................      A-18
    5.10  Taxes ...................................................................      A-20
    5.11  Undisclosed Liabilities .................................................      A-20
    5.12  Title to Assets .........................................................      A-21
    5.13  Leased Real Property ....................................................      A-21
    5.14  Structural Defects ......................................................      A-21


    5.15  Equipment ...............................................................      A-21
    5.16  Personal Property Leases ................................................      A-21
    5.17  Inventory ...............................................................      A-22
    5.18  Reserve for Returns .....................................................      A-22
    5.19  Intellectual Property ...................................................      A-22
    5.20  Licenses ................................................................      A-23
    5.21  Sale and Purchase Contracts .............................................      A-23
    5.22  Contracts ...............................................................      A-23
    5.23  Litigation ..............................................................      A-24
    5.24  Consents ................................................................      A-24
    5.25  Employee Plans ..........................................................      A-25
         5.25.1  Identification ...................................................      A-25
         5.25.2  Documentation ....................................................      A-25
         5.25.3  Code and ERISA ...................................................      A-25
         5.25.4  Contributions and Accrual ........................................      A-25
         5.25.5  Reportable Events ................................................      A-26
         5.25.6  Termination Benefits .............................................      A-26
         5.25.7  Withdrawal Liability .............................................      A-26
         5.25.8  Employee Plan Grievances .........................................      A-27
    5.26  Labor and Employee Matters ..............................................      A-27
         5.26.1  Labor Agreements .................................................      A-27
         5.26.2  Labor/Employment Controversies ...................................      A-27
         5.26.3  Employee Matters .................................................      A-28
    5.27  Customers and Suppliers .................................................      A-28
    5.28  Insurance ...............................................................      A-28
    5.29  Effect of Transaction ...................................................      A-29
    5.30  Transactions with Related Parties .......................................      A-29
    5.31  Bank Accounts, Etc. .....................................................      A-29
    5.32  Name ....................................................................      A-29
    5.33  Reports .................................................................      A-29
    5.34  Brokers .................................................................      A-30
    5.35  Information Supplied ....................................................      A-30
    5.36  Opinion of Financial Advisor ............................................      A-30
    5.37  Company Board Recommendation ............................................      A-30
    5.38  Required Company Vote ...................................................      A-31
    5.39  Rights Agreement ........................................................      A-31
    5.40  Year 2000 Compliance ....................................................      A-31
    5.41  Accuracy of Information .................................................      A-31

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER ............................      A-31
    6.1  Corporate Organization ...................................................      A-31
    6.2  Authority ................................................................      A-32
    6.3  Absence of Conflicts .....................................................      A-32
    6.4  Consents .................................................................      A-32
    6.5  Brokers ..................................................................      A-32
    6.6 Recommendation ............................................................      A-32
    6.7 Information Supplied ......................................................      A-32

ARTICLE VII COVENANTS .............................................................      A-33
    7.1  Conduct of Business of Strouse Adler Prior to the Closing Date ...........      A-33
    7.2  Preparation of Proxy Statement; Stockholders Meeting .....................      A-34
         7.2.1  Proxy Statement ...................................................      A-34
         7.2.2  Comments ..........................................................      A-34

         7.2.3  Stockholders Meeting ..............................................      A-34
    7.3  Non-Solicitation .........................................................      A-35
    7.4  Confidentiality; Public Announcements ....................................      A-37
    7.5  Hart-Scott-Rodino Filings ................................................      A-37
    7.6  Bulk Sales Compliance ....................................................      A-37
    7.7  Employees; 401(k) Plan ...................................................      A-38
    7.8  Access to Information ....................................................      A-38
    7.9  All Reasonable Efforts ...................................................      A-39
    7.10  Consents and Approvals ..................................................      A-39
    7.11  Supplements to Schedules ................................................      A-39
    7.12  Attorney-in-Fact ........................................................      A-40
    7.13  Potential Successor Taxes ...............................................      A-40
    7.14  5500 Filings ............................................................      A-40

ARTICLE VIII  RESTRICTIVE COVENANTS ...............................................      A-40
    8.1  Restrictions .............................................................      A-40
    8.2  Non-competition ..........................................................      A-41
    8.3  Non Interference with Business Relations .................................      A-41
    8.4  Solicitation of Customers and Employees ..................................      A-41
    8.5  Confidential Information .................................................      A-41
    8.6  Scope ....................................................................      A-42
    8.7  Remedies .................................................................      A-42
    8.8  Dissolution ..............................................................      A-42

ARTICLE IX INDEMNIFICATION ........................................................      A-43
    9.1  Survival of Representations, Warranties and Covenants ....................      A-43
    9.2  Sellers' Indemnification .................................................      A-43
    9.3  Purchaser's Indemnification ..............................................      A-44
    9.4  Cooperation ..............................................................      A-45
    9.5  Indemnification Procedure for Third Party Claims Against
           Indemnified Parties ....................................................      A-45
    9.6  Nature of Other Liabilities ..............................................      A-47
    9.7  Basket; Cap ..............................................................      A-47

ARTICLE X CONDITIONS TO CLOSING ...................................................      A-47
    10.1  Conditions to Obligations of Purchaser ..................................      A-47
         10.1.1  Representations and Warranties of Sellers ........................      A-47
         10.1.2  Performance of Sellers' and Stockholders' Obligations ............      A-47
         10.1.3  Consents and Approvals ...........................................      A-47
         10.1.4  Pending Proceedings ..............................................      A-48
         10.1.5  Board Approval ...................................................      A-48
         10.1.6  Expiration of Waiting Period .....................................      A-48
         10.1.7  No Material Adverse Change .......................................      A-48
         10.1.8  Other Closing Documents ..........................................      A-48
    10.2  Conditions to Obligations of Sellers ....................................      A-48
         10.2.1  Representations and Warranties of Purchaser ......................      A-48
         10.2.2  Performance of Purchaser's Obligations ...........................      A-48
         10.2.3  Consents and Approvals ...........................................      A-49
         10.2.4  Pending Proceedings ..............................................      A-49
         10.2.5  Expiration of Waiting Period .....................................      A-49
         10.2.6  Other Closing Documents ..........................................      A-49


ARTICLE XI POST-CLOSING OBLIGATIONS ...............................................      A-49
    11.1  Subrogation .............................................................      A-49
    11.2  Use of Marks ............................................................      A-49
         11.3  Collection of Accounts .............................................      A-49
         11.4  Further Assurances .................................................      A-50

ARTICLE XII TERMINATION AND ABANDONMENT ...........................................      A-50
    12.1  Methods of Termination ..................................................      A-50
    12.2  INTENTIONALLY OMITTED ...................................................      A-51
    12.3  Procedure Upon Termination ..............................................      A-51
    12.4  Termination Expenses and Fees ...........................................      A-51

ARTICLE XIII MISCELLANEOUS PROVISIONS .............................................      A-52
    13.1  Successors and Assigns ..................................................      A-52
    13.2  Expenses ................................................................      A-52
    13.3  Title; Risk of Loss .....................................................      A-52
    13.4  Notices .................................................................      A-52
    13.5  Entire Agreement ........................................................      A-53
    13.6  Waivers, Amendments and Remedies ........................................      A-53
    13.7  Severability ............................................................      A-54
    13.8  Section Headings ........................................................      A-54
    13.9  Counterparts; Terms .....................................................      A-54
    13.10  Governing Law; Consent to Jurisdiction; Venue ..........................      A-54
    13.11  Documentation ..........................................................      A-55
    13.12  Exhibits and Schedules .................................................      A-55
    13.13  Waivers of Trial by Jury ...............................................      A-55

EXHIBIT A .........................................................................      A-57


                             Schedules and Exhibits
                            ----------------------
Schedules                         Description
---------                         -----------

1.1                           Permitted Liens
1.3.9                         Other Excluded Assets
2.1.3                         Executory Liabilities
3.3                           Closing Net Book Value
5.1                           Qualifications
5.2(a)                        Securities
5.2(b)                        Equity Owners
5.4                           Violations
5.5                           Variations from GAAP re: Books and Records
5.7                           Liens on Accounts Receivable
5.8.1                         Material Adverse Changes Since June 30, 1997
5.8.2                         Certain Events Since June 30, 1997
5.9.1                         Compliance With Laws
5.9.2                         Hazardous Substances
5.12                          Liens
5.13                          Real Property Leases
5.14                          Structural Defects
5.15                          Condition and Ownership of Equipment
5.16                          Personal Property Leases
5.18                          Reserves for Returns
5.19                          Intellectual Property
5.20                          Licenses
5.21                          Sale and Purchase Contracts
5.22                          Contracts
5.23                          Litigation
5.24                          Consents
5.25                          Employee Plans
5.26                          Labor Agreements and Employee Matters
5.27                          Customers and Suppliers
5.28                          Insurance
5.30                          Transactions with Related Parties
5.31                          Bank Accounts
5.40                          Year 2000 Compliance

Exhibits                      Description
--------                      -----------
A                             Definitions


                           ASSET PURCHASE AGREEMENT
                           ------------------------


  ASSET PURCHASE AGREEMENT (the "Agreement"), dated March 3, 1998, by and among SARA LEE CORPORATION, a Maryland corporation ("Sara Lee"), The Aristotle Corporation, a Delaware corporation (the "Company"), and The Strouse, Adler Company, a Delaware corporation ("Strouse Adler") (the Company and Strouse Adler sometimes being individually and collectively called "Seller" or "Sellers").


                                R E C I T A L S:
                                - - - - - - - -

  A. The Company owns 100% of the outstanding capital stock of Strouse Adler. Strouse Adler is engaged in the manufacture, marketing, distribution and sale of certain lines of women's intimate apparel (the "Business"). Sellers desire that Strouse Adler sell to Sara Lee or its designee ("Purchaser"), and Sara Lee desires to purchase from Strouse Adler, substantially all of Strouse Adler's assets, and assume certain specified liabilities of Strouse Adler, all on the terms and subject to the conditions hereinafter set forth.

  B. Concurrent with the execution hereof, certain stockholders of the Company (the "Stockholders") are entering into a Stockholders' Agreement with Purchaser (the "Stockholders' Agreement") as a condition to Purchaser's execution, delivery and performance of this Agreement.

  Accordingly, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties intending to be legally bound, hereby agree as follows. Capitalized terms used herein have the definitions referred to, or set forth in, Exhibit A hereto.
                              ---------

                  ARTICLE I      PURCHASE AND SALE OF ASSETS.
                                 ----------------------------
      1.1  Purchased Assets. At the Closing and in reliance upon the
           ----------------
representations, warranties and agreements and subject to the conditions set forth in this Agreement, Strouse Adler shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of all liens, claims, options, charges, security interests, pledges, mortgages or other encumbrances whatsoever (collectively "Liens"), other than Liens listed on Schedule 1.1 (collectively
                                                   ------------
"Permitted Liens"), and Purchaser shall purchase from Strouse Adler, for the purchase price set forth in Article III hereof, all of the assets and properties of every kind and nature, real and personal, tangible and intangible, wherever situated, whether or not carried or reflected on the books and records of Strouse Adler, which are owned by Strouse Adler or in which Strouse Adler has any right, title or interest as of the Closing Date, except for the Excluded Assets (all of the assets, properties, rights and interests being acquired hereby are collectively called the "Purchased Assets").

      The Purchased Assets shall include, without limitation, the following items, including all proceeds therefrom, but shall not include any Excluded
Assets:

           1.1.1 Cash and Investments.  All cash on hand and in banks, cash
                 --------------------
equivalents, marketable securities, bonds and investments of every kind and nature (collectively, "Cash and Cash Equivalents");

           1.1.2 Accounts Receivable. All accounts receivable and other
                 -------------------
receivables, billed and unbilled, and all negotiable instruments, or other instruments and chattel paper, as are payable to Strouse Adler ("Accounts Receivable");

           1.1.3 Equipment. All machinery, equipment, tools, motor vehicles,
                 ---------
rolling stock, furniture, supplies, office equipment, improvements, parts and other tangible personal property other than Inventory (collectively, the "Equipment");

           1.1.4 Inventory. All inventory, including, without limitation, raw
                 ---------
materials, work-in-process, finished goods and packing supplies (collectively, the "Inventory");

           1.1.5 Records. All books and records, customer files, customer lists
                 -------
and records, vendor files, vendor lists and records, cost files and records, credit information, distribution records, business records and plans, Tax returns and other Tax records (except that with respect to income Tax returns and other Tax records, only copies thereof shall be included as Purchased Assets), studies, surveys, reports, correspondence, sales and promotional literature and materials, advertising and advertising copy, and other similar materials, microfilm, microfiche, computer and other records, and all computer software, and all similar data, documents and items, wherever located (collectively, the "Books and Records");

           1.1.6 Intellectual Property. All (i) Patents, (ii) Trademarks, (iii)
                 ---------------------
Trade Names, (iv) Know-how, (v) proprietary rights in trade dress and packaging, and (vi) shop rights, copyrights, inventions, trade secrets, service marks and all other intellectual property rights, in each case whether registered or not and in each case wherever such rights exist throughout the world, and including the right to recover for any past infringement (collectively, the "Intellectual Property");

           1.1.7 Personal Property Leases. All rights and benefits under leases
                 ------------------------
of personal property (collectively, the "Personal Property Leases");

           1.1.8 Real Property Leases. All rights and benefits under Real
                 --------------------
Property Leases;

           1.1.9 Sale and Purchase Contracts. All rights and benefits under sale
                 ---------------------------
contracts, purchase or supply contracts, dealer arrangements and distributorship arrangements, whether oral or written (collectively, the "Sale and Purchase Contracts");

           1.1.10 Licenses. All rights and benefits under licenses, permits,
                  --------
quotas, authorizations, franchises, registrations and other approvals from any Governmental Authority or from any private party (collectively, the "Licenses");

           1.1.11 Contracts. All rights and benefits under contracts,
                  ---------
agreements, commitments of whatever nature or description, whether oral or written (including, without limitation, confidentiality agreements executed in connection with the possible sale of the Business or Strouse Adler (regardless of form) (except that copies of confidentiality agreements, including the identity of the parties thereto, will not be delivered or otherwise disclosed to Purchaser prior to Closing if doing so would violate or breach such agreements), Personal Property Leases, Sale and Purchase Contracts, Real Property Leases and Licenses) (collectively, the "Contracts");

           1.1.12 Claims. All claims, causes of action, choses in action, rights
                  ------
of recovery, rights of set-off and other rights of every nature and description (including, without limitation, all rights arising under warranties, representations and guarantees made to Strouse Adler) and all benefits arising therefrom (collectively, the "Claims");

           1.1.13 Telephone Numbers. All telephone numbers and white and yellow-
                  -----------------
page listings;

           1.1.14 Prepaid Expenses. All prepaid expenses, advance payments,
                  ----------------
deposits and claims for refund (other than refunds pertaining to liabilities which are not being assumed by Purchaser), credit and the like, other than any prepaid insurance; and

           1.1.15 Goodwill. All goodwill associated with Strouse Adler and its
                  --------
business.

      1.2 Limitations on Assignability. Notwithstanding anything in this
          ----------------------------
Agreement to the contrary, to the extent that any of the Purchased Assets are not assignable without the consent of a third party, neither this Agreement, nor any of the instruments or documents executed and delivered in connection herewith or contemplated hereby, shall constitute an assignment or assumption thereof, or attempted assignment or attempted assumption thereof, if such assignment or attempted assignment, or assumption or attempted assumption, would constitute a breach thereof. If, prior to the Closing, Strouse Adler has not obtained a consent or approval necessary for the assignment and assumption of any of the Purchased Assets, then it shall use its best efforts where requested by Purchaser to obtain such consents and approvals after the Closing, or, at Purchaser's request, shall cooperate in any reasonable arrangement requested by Purchaser to provide to Purchaser the benefits thereof subject to the performance by Purchaser of Strouse Adler's obligations arising or to be performed after the Closing thereunder. Nothing contained in this Section 1.2 shall require Purchaser to enter into, or to accept as a substitute for performance by Strouse Adler hereunder, any arrangement that would impose any additional cost, expense or liability on Purchaser, or that would deprive Purchaser of any benefits contemplated by this Agreement; provided, however, that nothing herein shall require Purchaser to close the transactions contemplated hereby in the event the failure to deliver any of the Purchased Assets would constitute a failure to satisfy any of the conditions contained in Section 10.1.

      1.3 Excluded Assets. The Excluded Assets shall consist solely of the
          ---------------
following:

           1.3.1 Claims. Any claims (including benefits arising therefrom) which
                 ------
are related solely to liabilities of Strouse Adler which are not Assumed Liabilities or which are related solely to Excluded Assets;

           1.3.2 Receivables. All accounts, notes and other receivables due from
                 -----------
any Affiliate of Strouse Adler or of the Company or from any stockholders, directors, employees or any other Related Party of either of them;

           1.3.3 Agreement Rights. Sellers' rights under this Agreement and any
                 ----------------
Additional Documents;

           1.3.4 Corporate Records. The corporate charter, minute and stock
                 -----------------
record books and corporate seal of Strouse Adler;

            1.3.5 Tax Refunds. Strouse Adler's rights to claims for refunds of
                  -----------
Taxes;

           1.3.6 Insurance. Subject to Section 11.1, all insurance policies
                 ---------
(including the proceeds thereof) owned by Strouse Adler, except that, at Purchaser's election, Strouse Adler shall assign to Purchaser (subject to the assignability provisions therein) health and medical insurance policies owned by Strouse Adler covering its employees;

           1.3.7 Plan Assets. Any assets held in trust by or for the benefit of
                 -----------
any current or former employees of Strouse Adler under any Employee Plan, other than assets of The Strouse, Adler Company Cash or Deferred Profit Sharing Plan ("401(k) Plan") in the event such 401(k) Plan is assumed by Purchaser at Purchaser's election in accordance with Section 7.7.2 or in the event Purchaser establishes a similar plan and elects to have the assets of the 401(k) Plan transferred to Purchaser's new plan for such employees;

           1.3.8 Tax Sharing Agreement; Tax Records. Any rights or benefits
                 ----------------------------------
under any tax sharing agreements between Sellers and the original income tax returns and other original income tax records of Strouse Adler; and

           1.3.9 Other Excluded Assets. All underground storage tanks owned or
                 ---------------------
used by Strouse Adler and all such other assets as are listed in Schedule 1.3.9.
                                                                 --------------

ARTICLE II      LIABILITIES.
                ------------

      2.1 Assumption of Liabilities. At the Closing, Purchaser shall assume and
          -------------------------
agree to discharge and perform when due only the following liabilities and obligations of Strouse Adler as the same shall exist on the Closing Date (collectively, the "Assumed Liabilities"):

           2.1.1 Balance Sheet Liabilities. The following liabilities of Strouse
                 -------------------------
Adler which are reflected on the Balance Sheet, and which have not been paid or otherwise discharged prior to the Closing Date, but only to the extent said liabilities are fully reflected or reserved against therein: (a) accounts payable, (b) obligations under the capital lease described in item 1 of Schedule
                                                                        -------
2.1.3, and (c) accrued vacation and, subject to Section 3.2.2, accrued
-----
management bonuses for periods prior to July 1, 1998, in each case, for those employees of Strouse Adler who Purchaser hires immediately following the Closing;

           2.1.2 Ordinary Course Liabilities. Liabilities and obligations of
                 ---------------------------
Strouse Adler of the type set forth in the Balance Sheet and assumed pursuant to
Section 2.1.1 above which are incurred between December 31, 1997 and the Closing Date in the usual and ordinary course of business of Strouse Adler and consistent with its past practice (other than management bonuses accrued for any period after June 30, 1998), provided and only to the extent that said liabilities and obligations are fully reflected or reserved against in the Closing Statement; and

           2.1.3 Executory Liabilities. Liabilities and obligations of Strouse
                 ---------------------
Adler, after the Closing Date, under the executory portion of each of the Contracts listed in Schedule 2.1.3 to the extent Strouse Adler has provided to
                    --------------
Purchaser true and complete copies thereof and is bound thereunder on the Closing Date and provided each such Contract is part of the Purchased Assets assigned to Purchaser pursuant to this Agreement; provided, however, that Purchaser shall not assume any liability or obligation under any such Contract described in Section 2.2.5; and further, provided that for purposes of this Agreement, the executory portion of any Contract which is an Assumed Liability shall not include any obligation, regardless of the fact that payment may be due after the Closing, for taxes, expenses, or any other matter which relates to any period prior to the Closing Date.

      2.2 Excluded Liabilities. Notwithstanding Section 2.1 (and without
          --------------------
implication that Purchaser is assuming any liability not expressly excluded in this Section 2.2 and, where applicable, without implication that any of the following would constitute Assumed Liabilities but for the provisions of this
Section 2.2), the following liabilities of Strouse Adler are excluded and shall not be assumed or discharged by Purchaser:

           2.2.1 Transaction Expenses. Any liabilities for legal, accounting and
                 --------------------
investment banking fees and other expenses incurred in connection with the preparation of and performance under this Agreement and the sale of the Purchased Assets to Purchaser, as described in Section 13.2 ("Transaction Expenses");

           2.2.2 Taxes. Any liabilities for Taxes, including, without
                 -----
limitation, liabilities arising as a result of the transfer of the Purchased Assets or otherwise by virtue of the consummation of the transactions contemplated hereby;

           2.2.3 Breach of This Agreement. Any liabilities of Strouse Adler to
                 ------------------------
the extent that their existence or magnitude constitutes or results in a breach of a representation, warranty or covenant made by either Seller herein or in any agreement, instrument or document executed and/or delivered by either Seller in connection herewith or contemplated hereby, including, without limitation, the Stockholders' Agreement, or makes information contained in any representations, warranties, Exhibit or Schedule hereto or thereto substantively incorrect or incomplete (all such additional agreements, instruments and documents executed or delivered by any party in connection with this Agreement being called the "Additional Documents");

           2.2.4 Liability Claims. Any liabilities relating to the operation of
                 ----------------
the Business prior to the Closing, whether for injury to or death of persons or damage to or destruction of property (including, without limitation, any worker's compensation claim), for violation of any Rules, for any matter relating to any past or present Employee Plan, including any annuity contract or guarantee relating thereto or for any other matter regardless of when said claim or liability is asserted, including, without limitation, any claim for consequential damages in connection with the foregoing; it being understood and agreed that any claim or liability asserted after the Closing Date which arises out of or by virtue of the conduct of the Business prior to the Closing (and does not result principally from Purchaser's conduct following the Closing) shall be considered to be a claim against or a liability of Strouse Adler (whether for injury to or death of persons or damage to or destruction of property or otherwise) and, therefore, not assumed hereunder by Purchaser;

           2.2.5 Breach of Contract. Any liabilities (whether asserted before or
                 ------------------
after Closing) for any breach of a representation, warranty or covenant, or for any claim for indemnification, contained in any Contract which is an Assumed Liability which Purchaser has agreed to perform to the extent that such breach or claim arose out of or by virtue of performance (or omission) thereunder by Strouse Adler or any agent of Strouse Adler prior to the Closing, it being understood that, as between Strouse Adler and Purchaser, this Section 2.2.5 shall apply notwithstanding any provisions which may be contained in any form of consent to the assignment of any such Purchased Asset which, by its terms, imposes such liabilities upon Purchaser and which assignment is accepted by Purchaser notwithstanding the presence of such a provision, and that Strouse Adler's failure to discharge any such liability shall entitle Purchaser to indemnification in accordance with the provisions of Article IX;

           2.2.6 Employee Plans and Obligations. Except for accrued vacation and
                 ------------------------------
bonus described in Section 2.1.1, and, in the event Purchaser elects to assume the 401(k) Plan pursuant to Section 7.7.2, except for contributions arising and relating to periods after the Closing Date under the 401(k) Plan, any liabilities arising out of or in connection with any employment agreement, executive compensation agreement, or any bonus, pension, benefit, welfare, retirement, disability, insurance, collective bargaining, deferred compensation or other Employee Plan or Labor Agreement, relating to Strouse Adler's employees, whether oral or written, or any liabilities arising out of or in connection with the termination of employment of any employee by Strouse Adler, or any liabilities for medical disability or similar benefits (both long term and short term), whether insured or self-insured, which arise by virtue of or in connection with an employment relationship at any time with Strouse Adler, regardless of when a claim for such benefits is asserted, or any other obligation relating to Strouse Adler's employees;

           2.2.7 Environmental Claims. Any claim, action, suit or proceeding
                 --------------------
arising from or related to the presence, generation, emission, storage, treatment, transport or disposal of any Hazardous Substance from, to, at, in, on or under any facility owned or used by Strouse Adler on or before the Closing Date and liabilities arising from violations of Environmental Laws;

           2.2.8 Insurance. Any liabilities for retrospective or similar
                 ---------
insurance premium adjustments;

           2.2.9 Performance. Any liabilities or obligations of Strouse Adler
                 -----------
arising out of or relating to its performance under this Agreement (regardless of whether such performance is required prior to or after the Closing Date), including, without limitation, any liability or obligation arising under Sellers' indemnification obligations under Article IX;

           2.2.10 Unassumed Executory Liabilities. Any liabilities under or
                  -------------------------------
associated with Contracts or other properties which are not listed in Schedule
                                                                      --------
2.1.3 or, if listed, which were not properly assigned to Purchaser as
-----
contemplated by Section 1.2 above unless Purchaser notifies Strouse Adler of its election to retain the rights and benefits under such Contracts notwithstanding any such improper assignment;

           2.2.11 Related Party Obligations. Any obligations of either Seller
                  -------------------------
under any promissory note payable to a Related Party or any guaranty or surety obligation or agreement for the benefit of a Related Party; and

           2.2.12 General Provision. Without limitation by the specific
                  -----------------
enumeration of the foregoing, any debt, liability or other obligation of Strouse Adler or the Company, whether now or hereafter existing, known or unknown, accrued or contingent, not expressly assumed by

Purchaser pursuant to the provisions of Section 2.1, including, without limitation, all liabilities of the type set forth on the Balance Sheet except as expressly set forth in Section 2.1.1.

      2.3 No Expansion of Third Party Rights. The assumption by Purchaser of the
          ----------------------------------
Assumed Liabilities shall in no way expand the rights or remedies of any third party against Purchaser or Strouse Adler as compared to the rights and remedies, which such third party would have had against Strouse Adler had Purchaser not assumed such liabilities. Without limiting the foregoing, the assumption by Purchaser of the Assumed Liabilities shall not create any third party beneficiary rights. Strouse Adler shall pay and discharge when due (unless payment is subject to a bona fide dispute) or, as contemplated by Section 9.2, reimburse Purchaser for, all liabilities of Strouse Adler which Purchaser has not specifically agreed to assume under this Article II.

ARTICLE III PURCHASE PRICE
            --------------

      3.1 Consideration; Payment at Closing. The aggregate consideration to be
          ---------------------------------
paid by Purchaser for the Purchased Assets shall be the Purchase Price plus the assumption of the Assumed Liabilities. The purchase price (the "Purchase Price") shall be $16,500,000.00 minus the sum of the Accrued Bonus Amount and any Potential Successor Taxes (the "Closing Payment"), reduced by the amount, if any, by which the Closing Net Book Value is less than $15,250,000.00 and increased by the amount, if any, by which the Closing Net Book Value exceeds $15,250,000.00. The Closing Payment shall be payable in full at the Closing by means of a wire transfer of immediately available funds.

      3.2  Closing Date Balance Sheet; Closing Statement; Bonus Adjustment.
           ---------------------------------------------------------------

           3.2.1 Closing Reports. No later than 90 days after the Closing, Sara
                 ---------------
Lee, at its cost and expense, shall prepare and close the financial books and records of the Business as of the close of business, Connecticut time, on the Closing Date, and, based on the Books and Records, shall prepare and deliver, or cause to be prepared and delivered, to the Company, a balance sheet, dated as of the effective date of the Closing (the "Closing Date Balance Sheet"). Subject to
Schedule 3.3, the Closing Date Balance Sheet shall be prepared in accordance
------------
with generally accepted accounting principles, consistently applied in accordance with past practices of Strouse Adler ("GAAP"), shall present fairly the financial condition of the Business as of the effective date of the Closing. In order that Purchaser may cause the preparation of the Closing Date Balance Sheet and Closing Statement, Purchaser and Sellers shall cause a physical count of Strouse Adler's Inventory on hand as of the Closing Date and Strouse Adler shall cooperate and provide Purchaser, its representatives and agents with access to the Inventory for this purpose. Representatives of Strouse Adler and its agents, including auditors, may be present during the Inventory count. As used herein, the term "Closing Statement" shall mean the Closing Date Balance Sheet of the Business, adjusted to delete any items which are not included in the calculation of Closing Net Book Value.

  Purchaser shall deliver to the Company the Closing Date Balance Sheet and the Closing Statement, and if the Company objects to either, then within 30 calendar days of its receipt of the Closing Date Balance Sheet and Closing Statement, the Company shall give written notice (the "Notice") of its objections to Purchaser. During such 30-day period, Purchaser and Purchaser's accountants shall give the Company and its accountants access, upon reasonable notice and during normal business hours, to all books, records and work papers of Purchaser and its accountants related to the preparation or review audit of the Closing Date Balance Sheet and Closing Statement. If Purchaser has not received the Notice within such 30-day period, Sellers shall be deemed to have no objection to the Closing Statement and the Closing Statement shall become final and binding on the parties hereto for all purposes of this Agreement. The parties shall negotiate in good faith to resolve any disputes as promptly as practicable. If the parties are unable to resolve all disputes within twenty calendar days of receipt by Purchaser of the Notice, then only the unresolved disputes shall be submitted to the New York office of Coopers & Lybrand or if that firm declines such engagement, another independent certified public accounting firm mutually agreed to by the parties (the "Independent Accountant"). The parties shall be entitled to provide the Independent Accountant with supporting documentation in connection with resolution of such disputes. The Independent Accountant shall, within 30 calendar days of its engagement, provide a final and conclusive resolution of all unresolved disputes and shall conform the Closing Statement accordingly. All references in this Agreement to the Closing Statement shall mean the Closing Statement as modified pursuant to this resolution procedure, as the case may be, and the resolution of the Independent Accountant shall be binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne equally by Purchaser and the Company. If the Closing Payment exceeds the Purchase Price based on the Closing Statement as finally determined pursuant to this Section 3.2, then Sellers shall be jointly and severally liable to promptly pay the amount of such excess to Purchaser; if the Purchase Price as so determined exceeds the Closing Payment, Purchaser shall promptly pay the amount of such excess to Strouse Adler. All sums payable under this Section 3.2.1 and 3.2.2 below shall be paid by wire transfer of immediately available funds on the first business day following such final determination.

      3.2.2 Accrued Management Bonus. As promptly as practicable following June
            ------------------------
30, 1998 or the Closing Date, whichever is later, Purchaser shall calculate the bonuses owed in accordance with the terms of The Strouse, Adler Bonus Program ("Bonus Plan") to management employees of Strouse Adler who were hired by Purchaser immediately following the Closing and who are employed by Purchaser on June 30, 1998 ("Bonus Recipients"). If Strouse Adler's Pro Rata Share of the Actual Bonus Amount exceeds the Accrued Bonus Amount, then Sellers shall be jointly and severally liable to and shall promptly pay such excess to Purchaser; and if the Accrued Bonus Amount exceeds Strouse Adler's Pro Rata Share of the Actual Bonus Amount, Purchaser shall promptly pay such excess amount to Strouse Adler. As used herein, the term "Strouse Adler's Pro Rata Share of the Actual Bonus Amount" means the amount of bonus payments due Bonus Recipients for the twelve-month period ending June 30, 1998 (calculated in accordance with the Bonus Plan) multiplied by a fraction, the numerator of which is the number of days from July 1, 1997 through the Closing Date and the denominator of which is 365. Bonuses owed pursuant to the Bonus Plan shall be paid by Purchaser in the ordinary course of business consistent with Strouse Adler's past practice.

      3.3 Closing Net Book Value. As used herein, the term "Closing Net Book
          ----------------------
Value" shall mean an amount, calculated, as of the close of business, Connecticut time, on the Closing Date, in the manner set forth in Schedule 3.3, by which the assets of Strouse Adler exceed the liabilities of Strouse Adler, as reflected on the Closing Statement; provided, however, that to the extent the Closing Date Balance Sheet reflects accrued vacation for employees of Strouse Adler who are not hired by Purchaser ("Inapplicable Accrued Vacation"), the Closing Net Book Value shall be increased by the amount of the Inapplicable Accrued Vacation.

      3.4 Allocation. Within 30 days of the final determination of the Closing
          ----------
Net Book Value, Purchaser shall provide Sellers with an allocation of the Purchase Price among the Purchased Assets which allocation shall be mutually agreeable to the parties hereto. The parties shall file a Form 8594 with the Internal Revenue Service ("IRS") reflecting such allocation in accordance with
Section 1060 of the Internal Revenue Code, as amended (the "Code").

ARTICLE IV CLOSING.
           --------

      4.1 The Closing. Subject to Article XII, the closing of the transactions
          -----------
contemplated hereby (the "Closing") shall take place at 10:00 A.M., Chicago time, on May 30, 1998 (or if the conditions to the Closing shall not have been satisfied or waived by such date then as soon as practicable thereafter, but in no event later than September 15, 1998 (the "Closing Date")), at the offices of Sonnenschein Nath & Rosenthal, 8000 Sears Tower, Chicago, Illinois, or at such other time or place as the parties hereto shall agree in writing. The Closing shall be deemed effective at the start of business on the date of the Closing.

      4.2 Sellers' Deliveries. Subject to the conditions set forth in this
          -------------------
Agreement, at the Closing, simultaneous with Purchaser's deliveries hereunder, Sellers shall deliver to Purchaser all of the following documents and instruments, all in form and substance reasonably satisfactory to Purchaser and its counsel:

           4.2.1 Corporate Resolutions. A copy of directors' and stockholders'
                 ---------------------
resolutions for each Seller, all certified as of the Closing Date by such Seller's corporate secretary or assistant secretary as having been duly and validly adopted and as being in full force and effect on the Closing Date, authorizing the execution and delivery by such Seller of this Agreement, the Additional Documents and the performance by such Seller of the transactions contemplated hereby and thereby;

           4.2.2 Closing Certificate. A certificate executed on behalf of each
                 -------------------
Seller by its chief executive officer, to the effect that (i) the representations and warranties of Sellers contained herein were true on the date hereof, and are true on the Closing Date with the same effect as though made on and as of the Closing Date; and (ii) Sellers have performed and complied with all of the agreements and covenants to be performed or complied with by each of them under this Agreement prior to and as of the Closing Date;

           4.2.3 Instruments of Transfer. Duly-executed Warranty Bills of Sale,
                 -----------------------
Warranty Deeds, Assignments of Trademarks and Patents and all such other instruments of sale, assignment and transfer as are necessary or appropriate to sell, assign and transfer to Purchaser and to vest in Purchaser good and marketable title to the Purchased Assets (in recordable form, where appropriate), including, without limitation, certificates of title or origin (or like documents) with respect to all vehicles and other Equipment included in the Purchased Assets for which a certificate of title or origin is required in order for title thereto to be transferred to Purchaser;

           4.2.4 UCC Releases. UCC termination statements releasing each of the
                 ------------
Liens upon the Purchased Assets other than Permitted Liens;

           4.2.5 Permits. All special permits or licenses issued by the
                 -------
municipality in which each parcel of Leased Real Property is located which are required in connection with the operation of the Business (including any and all environmental protection permits);

           4.2.6 Cash; Negotiable Instruments. All Cash and Cash Equivalents and
                 ----------------------------
notes, checks, drafts, chattel paper, and other instruments included in the Purchased Assets of which Strouse Adler is the payee, holder or assignee, all duly endorsed by Strouse Adler, to the order of Purchaser;

           4.2.7 Name Change. Evidence that Strouse Adler shall have changed its
                 -----------
corporate name to a name bearing no resemblance to its present corporate name effective as of the Closing Date; and

           4.2.8 Payoff Letters. Letter from Bank Boston, if applicable, setting
                 --------------
forth, as of the Closing Date, the amount of principal and interest necessary to pay in full all indebtedness of each Seller to such person or entity.

           4.2.9 Tax Compliance. Evidence of compliance with Section 7.13 and
                 --------------
all certificates, clearances, correspondence and the like relating to Sellers' notices and request pursuant to such Section.

           4.2.10 Additional Agreements. All such other documents and
                  ---------------------
instruments as Purchaser or its counsel shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

      4.3 Purchaser's Deliveries. Subject to the conditions set forth in this
          ----------------------
Agreement, at the Closing, simultaneous with the deliveries of Sellers hereunder, Purchaser shall deliver all of the following documents and instruments, all in form and substance reasonably satisfactory to Sellers and their counsel:

           4.3.1 Corporate Resolutions. A copy of directors' resolutions for
                 ---------------------
Purchaser, certified as of the Closing Date by Purchaser's corporate secretary or assistant secretary as having been duly and validly adopted and as being in full force and effect on the Closing Date, authorizing the execution and delivery by Purchaser of this Agreement, the Additional Documents and the performance by Purchaser of the transactions contemplated hereby and thereby;

           4.3.2 Closing Certificate. A certificate executed on behalf of
                 -------------------
Purchaser by an officer, dated the Closing Date, to the effect that (i) the representations and warranties of Purchaser contained herein were true when made on the date hereof, and are true on the Closing Date with the same effect as though made on and as of the Closing Date; and (ii) Purchaser has performed and complied with all of the agreements and covenants to be performed or complied with by it under this Agreement prior to and as of the Closing Date;

           4.3.3 Closing Payment. The Closing Payment as provided in Article
                 ---------------
III; and

           4.3.4 Assumption Agreement. A duly-executed assumption agreement
                 --------------------
pursuant to which Purchaser assumes the Assumed Liabilities in accordance with
Section 2.1.

           4.3.5 Additional Agreements. All such other documents and instruments
                 ---------------------
as Sellers or their counsel shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers hereby jointly and
          -----------------------------------------
severally represent, warrant and covenant to Purchaser as follows:


      5.1 Corporate Organization and Authority. Each Seller is a corporation
          ------------------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own, lease and operate its properties and assets and to conduct its business as now being conducted. Each Seller has qualified as a foreign corporation and is in good standing under the laws of all jurisdictions where the nature of the Business or the nature and location of its assets requires such qualification, all as set forth in Schedule 5.1, except in those
                                        ------------
jurisdictions where the failure to qualify would not have a Material Adverse Effect.

      5.2  Capitalization and Subsidiaries.
           -------------------------------

           (a) All of the issued and outstanding capital stock of Strouse Adler is owned beneficially and of record by the Company. The Company owns no subsidiary other than Strouse Adler and Strouse Adler owns no subsidiaries.
Schedule 5.2(a) sets forth all of the securities (marketable or otherwise) and
---------------
other instruments, if any (as those terms are defined in the Uniform Commercial Code as enacted in the State of Connecticut), owned by Strouse Adler.


           (b) The Stockholders own, of record and beneficially, the shares of capital stock of the Company set forth in Schedule 5.2(b), which shares
                                          ---------------
represent 36.7% of the Company's outstanding voting securities as of the date hereof and the percentage of the Company's voting securities on a Fully-Diluted Basis as of the date hereof, as of June 30, 1998 and as of September 15, 1998, all as set forth in Schedule 5.2(b). Further, the Stockholders own, of record
                    ---------------
and beneficially, the rights to acquire capital stock of the Company, whether pursuant to the exercise of warrants, conversion of securities, exercise of stock options or otherwise (collectively, "Common Stock Equivalents") as set forth in Schedule 5.2(b), which Schedule identifies the terms of such Common
         ---------------
Stock Equivalents, including, without limitation, (i) the time and price at which the Common Stock Equivalents may be exercised, converted or exchanged to acquire capital stock of the Company and (ii) the voting rights and powers of all capital stock issuable upon such exercise, conversion or exchange. Assuming that no Stockholder acquires capital stock of the Company after the date hereof pursuant to the exercise, conversion or exchange of Common Stock Equivalents or otherwise, the Stockholders own, of record and beneficially, on a Fully-Diluted Basis, 34.88% of the Company's outstanding voting securities as of the date hereof and would own as of June 30, 1998 and as of September 15, 1998 the percentage of the Company's outstanding voting securities set forth in Schedule 5.2(b). Schedule 5.2(b) further sets forth all outstanding capital stock and
        ---------------
Common Stock Equivalents of the Company (and the terms of such Common Stock Equivalents) as of the date hereof. No voting securities of the Company are entitled to vote by class or have any voting right or preference different, on a per share basis, than shares of the Company's common stock, par value $0.1 per share, with respect to the matters described in the last sentence of this
Section 5.2(b). There are no voting trusts or other agreements (other than the Stockholders' Agreement) or understandings to which either Seller is a party or of which either Seller has knowledge with respect to the capital stock of either Seller. No Seller is required to redeem, repurchase or otherwise acquire shares of capital stock of either Seller at any time prior to September 16, 1998. For purposes of this Section 5.2(b), all references to voting securities means
                 --------------
shares of capital stock of the Company having the voting power and rights with respect to Significant Transactions, including, without limitation, matters described in Section 271 of the Delaware General Corporation Law, as amended (the "DGCL").

      5.3 Authority Relative to Agreement. Each Seller has the corporate power
          -------------------------------
and authority to enter into this Agreement and the Additional Documents, and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the

Additional Documents and the performance by each Seller of its respective obligations hereunder and thereunder have been duly authorized by its Board of Directors and, in the case of Strouse Adler, its sole stockholder, and no other corporate proceedings on the part of either Seller are necessary to authorize such execution, delivery and performance other than the approval of the stockholders of the Company. This Agreement and the Additional Documents have been duly executed by each Seller and to Sellers' knowledge, the Stockholders' Agreement has been duly executed by each Stockholder, and, assuming the due authorization, execution and delivery by Sara Lee, are the valid and legally binding obligations of each of them (limited, in the case of the Stockholders, to the Stockholders' Agreement), and are enforceable against each of them in accordance with their terms.

      5.4 Absence of Conflicts. Except as disclosed in Schedule 5.4, the
          --------------------                         ------------
execution, delivery and performance by each Seller of this Agreement and the Additional Documents, and, to Sellers' knowledge, the execution, delivery and performance by the Stockholders of the Stockholders' Agreement, and the transactions contemplated hereby and thereby, do not and will not conflict with or result in any violation of or constitute a breach or default under any term of the charter documents or by-laws of either Seller, of any agreement, permit or other instrument to which either Seller or, to Seller's knowledge, any Stockholder is a party, or by which either Seller or, to Seller's knowledge, any Stockholder is bound or to which any of the Purchased Assets or the Business is subject, or any order, judgment or decree of any court or other Governmental Authority to which either Seller, the Purchased Assets or the Business is bound or subject, or any law, statute or regulation of any Governmental Authority, and will not result in the creation of any Lien upon any of the Purchased Assets.

      5.5 Books and Records. Except as set forth in Schedule 5.5, the Books and
          -----------------
Records are true and complete, and have been maintained in each Seller's usual, regular and ordinary manner, in accordance with GAAP, and all transactions of Strouse Adler are properly reflected therein. All Books and Records are (and at the Closing will be) located at 78 Olive Street, New Haven, Connecticut.

      5.6 Financial Statements. Sellers have delivered to Purchaser true and
          --------------------
complete (i) copies of the audited consolidated balance sheets of the Company and its subsidiaries as of the last day of each of the three fiscal years of the Company for the periods ended June 30, 1997, 1996 and 1995, respectively, together with the related audited consolidated statements of income, stockholders' equity and changes in cash flows for such fiscal years, and the notes thereto, accompanied by the reports thereon of the Company's independent public accountants ("Audited Statements"), and (ii) copies of the unaudited balance sheet of Strouse Adler as of December 31, 1997 (the "Balance Sheet"), together with the related unaudited consolidated statements of income, stockholders' equity and changes in cash flows for the six-month period ended on such date, certified by the President of Strouse Adler ("Unaudited Statements"). The Audited Statements, including the notes thereto, (a) were prepared in accordance with GAAP, (b) present fairly the financial position, results of operations and changes in cash flows of the Company and its subsidiaries as of such dates and for the periods then ended, (c) are accurate, correct and complete and in accordance with the books and records of the Company and its subsidiaries, and

(d) can be reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Company and its subsidiaries for federal income tax purposes.

  The Unaudited Statements, (w) were prepared in accordance with GAAP (except for immaterial year-end adjustments and the absence of notes thereto), (x) present fairly the financial position, results of operations and changes in cash flows of Strouse Adler as of such date and for the period then ended, (y) are accurate, correct and complete and in accordance with the books and records of Strouse Adler, and (z) can be reconciled with the books and records, financial statements and the financial records maintained and the accounting methods applied by the Company and its subsidiaries for federal income tax purposes.

      5.7 Accounts Receivable. All outstanding Accounts Receivable reflected on
          -------------------
the Balance Sheet (and which will be reflected on the Closing Date Balance Sheet) (i) have arisen (and will arise) in bona fide transactions, (ii) are (and will be) valid claims against account debtors for goods or services delivered or rendered, subject to no defenses, offsets or counterclaims, except as reserved against on the applicable Balance Sheet in accordance with GAAP (the "Reserves"), and (iii) are collectible in the ordinary course of Strouse Adler's business. All receivables arose (and will have arisen prior to the Closing Date) in the ordinary course of business and none of the obligors of such receivables have refused or given notice that it refuses to pay the full amount thereof. No receivables are subject to prior assignment, claim or other Lien, other than as described in Schedule 5.7. Strouse Adler has no liability for any refunds,
             ------------
allowances, returns or discounts in respect of products manufactured, processed, distributed, shipped or sold by it or for its account except to the extent of the reserves and liabilities therefor reflected on the applicable Balance Sheet in accordance with GAAP and except as otherwise incurred in the ordinary course of business. Where receivables arose out of secured transactions, all financing statements and other instruments required to be filed or recorded to perfect the title or security interest of Strouse Adler have been properly filed and recorded. After the Closing Date, Purchaser will not have any obligation (whether in bankruptcy or insolvency proceedings or otherwise) to repay any receivables collected by Strouse Adler prior to the Closing Date or any receivables reflected on the Closing Date Balance Sheet which Purchaser collects after the Closing Date.

      5.8  Absence of Certain Changes or Events.
           ------------------------------------

           5.8.1 Material Adverse Changes. Except as set forth in Schedule
                 ------------------------                         --------
5.8.1, since June 30, 1997, there has not been, nor does either Seller have
-----
reason to know of, any development (including, without limitation, consummation of the transactions contemplated hereby) or threatened development (other than general economic conditions) of a nature which may cause any material adverse change in the financial condition, net worth, assets, liabilities, personnel, prospects or operations (including, without limitation, Strouse Adler's relationship with suppliers, employees, customers and others) of the Business or the ability of either Seller to perform this Agreement and the Additional Documents or, to Sellers' knowledge, the ability of any Stockholder to perform the Additional Documents (collectively, "Material Adverse Effect").


           5.8.2 Certain Events. Except as set forth in Schedule 5.8.2, since
                 --------------                         --------------
June 30, 1997, Strouse Adler has conducted (and from the date hereof through the Closing, will conduct) the Business only in the ordinary course using its best efforts to maintain and enhance the Business and, without limiting the foregoing, neither Seller has (and from the date hereof through the Closing, neither Seller will have):

           (a) created or suffered to exist any Liens or restrictions with respect to any of the Purchased Assets;

           (b) sold, leased to others, licensed to others, disposed of, or otherwise transferred any of Strouse Adler's assets or properties which, but for such sale, lease, license, disposal or transfer, would constitute a Purchased Asset, except for sales of Inventory in the usual and ordinary course of the Business;

           (c) suffered any material loss, or material interruption in use, of any material asset or property of the Business (whether or not covered by insurance) on account of fire, flood, riot, strike or other hazard or Act of God;

           (d) purchased, called, redeemed or otherwise acquired, or declared or paid any dividends or other distributions on or with respect to, any shares of capital stock or other securities of either Seller, except that the foregoing shall not apply to (i) payments made by Strouse Adler to the Company pursuant to that certain tax sharing agreement between them, (ii) payments of interest or principal made by Strouse Adler to the Company (which principal and interest payments will not exceed $500,000.00 from March 3, 1998 to Closing, or (iii) payments by the Company of dividends on preferred stock of the Company in accordance with the terms of such preferred stock;

           (e) increased, other than in the ordinary course of business consistent with past practices of Strouse Adler, the compensation, commission, bonus, or other direct or indirect remuneration (or the rate thereof) payable or to become payable to any officers, employees, directors or agents of the Business or adopted any Employee Plan or Labor Agreement or amended any Employee Plan or Labor Agreement to increase remuneration or other benefits payable thereunder;

           (f) made any material change in the conduct or nature of any aspect of the Business whether made in the ordinary course of business or not and whether or not the change had a Material Adverse Effect;

           (g) waived any material rights relating to the Business or arising under or in connection with any of the Purchased Assets;

           (h) acquired any assets or properties other than in the ordinary course of the Business;

           (i) entered into any merger, consolidation, recapitalization, or other business combination or reorganization, except, in the case of the Company, the merger of ASI Sub, Inc. into the Company or a Permitted Company Transaction;

           (j) made any loans, advances or capital contributions to or investments in any person or entity, except that the foregoing shall not prohibit the Company from doing any of the foregoing so long as the Company is in full compliance with the other provisions of this Section 5.8.2 and of this Agreement before and after such action;

           (k) induced any key employee of Strouse Adler to leave his or her employment, or acted to otherwise adversely affect the relations of Strouse Adler with any key employee;

           (l) accelerated collection of receivables, prepaid or accelerated payment of Indebtedness for Borrowed Funds, delayed payment of payables in a manner inconsistent with past practices, changed credit practices or done anything to materially and adversely affect the relationship of Strouse Adler to any of its customers or suppliers;

           (m) failed to replenish its inventories and supplies in a normal and customary manner consistent with its prior practice and any prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal ordinary and usual requirements of the Business or at any price in excess of the then- current market price or upon terms and conditions more onerous than those usual and customary in the industry or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

           (n) made any change in any method of accounting or accounting practice, except as may be required by law and after written notice to Purchaser;

           (o) discharged or satisfied any Lien other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities for trade or business obligations shown on the Balance Sheet and current liabilities for trade or business obligations incurred since the date of the Balance Sheet in the ordinary course of the Business and consistent with prior practices;

           (p) entered into any transaction, agreement, contract or understanding with any Related Party affecting the Business other than in the ordinary course of business or altered the terms of any transaction, agreement, contract or understanding with any Related Party;

           (q) taken any action or omitted to take any action which action or omission could dilute, reduce or adversely affect the aggregate voting power or rights, on a Fully-Diluted Basis, of the shares of capital stock held of record or owned beneficially by the Stockholders as of the date hereof;

           (r) without limiting the foregoing, entered into any material transaction (except as contemplated by this Agreement) affecting any of the Purchased Assets or the Business, operations, prospects or financial condition of either Seller, other than in the usual and ordinary course of business; or

           (s) except for this Agreement, entered into any oral or written agreement, contract, commitment, arrangement or understanding with respect to any of the matters described in clauses (a) through (r) above.

      5.9  Compliance with Laws.
           --------------------

           5.9.1 General. Except as set forth in Schedule 5.9.1, Strouse Adler
                                                 --------------
is not and has not been in violation of, and the Business has been and is being conducted in accordance with, all federal, state, municipal, foreign and other laws, regulations, orders and other legal requirements applicable thereto (including, without limitation, laws and regulations relating to occupational health and safety, equal employment opportunities, fair employment practices and the environment) (collectively, "Rules"), the failure to comply with which could have a Material Adverse Effect, and neither Seller has knowledge or reason to know of, nor has either Seller received notice of, any violation or alleged violation by either Seller of any Rule or that either Seller is in default with respect to any order, judgment, award, injunction or decree of any court or Governmental Authority or arbitrator, applicable, in any such case, to either Seller, the Business or any of the Purchased Assets.

           5.9.2 Hazardous Substances. Without limiting Section 5.9.1, and
                 --------------------
notwithstanding any matters disclosed in Schedule 5.9.2:
                                         --------------
           (a) Strouse Adler has been at all times and is in compliance with the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorizing Act of 1986, the Federal Water Pollution Control Act, the Clean Air Act, as amended, and all other applicable federal, state and local laws relating to pollution or protection of public health, welfare and the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of toxic or hazardous substances or hazardous wastes or other pollutants, contaminants, petroleum products or chemicals (collectively, "Hazardous Substances") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or sub-surface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively the "Environmental Laws").

           (b) Strouse Adler has obtained and is in compliance with all permits, licenses and other authorizations which it is required to obtain and maintain with respect to the operation of the Business under the Environmental Laws, all of which are listed in Schedule 5.9.2, including, without limitation, those
                       --------------
which are required of Strouse Adler (i) to operate or install any equipment or facilities operated or installed by Strouse Adler, and (ii) to generate, store, handle, transport, discharge, emit or dispose of Hazardous Substances used or generated by the Business and its assets (the "Environmental Permits"), and a true and complete list of such Environmental Permits is set forth in Schedule
                                                                     --------
5.9.2 hereto.
-----

           (c) There are no polychlorinated biphenyls or asbestos generated, treated, stored, disposed of, or otherwise deposited in or located on any of the Leased Real Property and there are no above ground or underground storage tanks located on any of the Leased Real Property, except as shown on Schedule 5.9.2
                                                               --------------
hereto.

           (d) There has been no "release" pursuant to the Environmental Laws, including but not limited to 42 U.S.C. Section 9603(a) or 40 C.F.R. Section 264, Subpart F or, from or under any of the Leased Real Property or any other property from which the Business has been or is being conducted.

           (e) Neither Seller has received any notice or other information that it has any potential liability with respect to the cleanup of any site at which Hazardous Substances have been generated, treated, stored, discharged, emitted or disposed of, and there are no past or present events, conditions or circumstances which may interfere with or prevent compliance or continued compliance by Strouse Adler, or by Purchaser conducting, after the Closing, the Business in a manner similar to that of Strouse Adler in accordance with applicable current Environmental Laws or with any order, decree, judgment, injunction, notice or demand issued, entered, promulgated or approved thereunder, or which may give rise to any common law or other legal liability, including, without limitation, liability under any current Environmental Laws or which otherwise form the basis under the current law of any meritorious claim, action, demand, suit, proceeding, hearing, notice of violation or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of Hazardous Substances by either Seller or as a result of any act or omission of either Seller.

           (f) Strouse Adler has made available, and Purchaser has had access to, a materially correct summary of all available information on Hazardous Substances used by Strouse Adler in the conduct of the Business.

           (g) Strouse Adler's current and past disposal practices are in compliance with all applicable Environmental Laws.

           (h) All environmental assessment or impact reports on the Leased Real Property done for or on behalf of or received by Strouse Adler within the last five years of the date of this Agreement are listed on Schedule 5.9.2 hereto.
                                                       --------------

      5.10 Taxes. Each Seller has properly completed and filed on a timely basis
           -----
and in correct form all tax returns (federal, provincial, state, county, local and other) relating to all excise, payroll, real estate, capital stock, intangible, value-added, income, sales, use, service, employment, property and, without limitation of the foregoing, all other taxes of every kind and nature which such Seller has been required to file. No claim with respect to the Business or the Purchased Assets has ever been made by an authority in a jurisdiction where Sellers do not file Tax returns that either Seller is or may be subject to taxation by that jurisdiction. All taxes of the type herein referred to (whether or not requiring the filing of returns), including all deficiency assessments, additions to tax, penalties and interest (collectively, "Taxes"), have been paid to the extent due or are being contested in the manner permitted by applicable law, and to the extent not due or not paid because of such contest, have been properly accrued on such Seller's books and records and segregated to the extent required by sound accounting practice. No federal, provincial, state, county, local or other Tax return of either Seller is being audited. Neither Seller has received any notice of and neither Seller has any knowledge or reason to know of any tax deficiency proposed or threatened against either Seller. No Tax Liens exist (or at any time could exist) on or as to any of the Purchased Assets on account of any Taxes due or to become due at any time from either Seller.

           5.11 Undisclosed Liabilities. Strouse Adler has no obligation or
                -----------------------
liability, absolute or contingent, known or unknown, liquidated or unliquidated, whether due or to become due and regardless of when or by whom asserted, not shown or provided for in the Balance Sheet, except for (i) liabilities which are immaterial (individually and in the aggregate) to the Business, its financial condition, net worth, assets, liabilities, personnel, prospects or operations, and arose in the ordinary course of business, (ii) the Transaction Expenses,
(iii) current liabilities incurred in the usual and ordinary course of business subsequent to December 31, 1997, and (iv) liabilities comprising Assumed Liabilities. As of the Closing Date, Strouse Adler shall have no obligation or liability, absolute or contingent, known or unknown, not shown or provided for in the Closing Date Balance Sheet, except for the Transaction Expenses, and except for liabilities under the executory portion of any Contract by which Strouse Adler is bound on the Closing Date and (a) which was made in the usual and ordinary course of business of Strouse Adler, (b) which is part of the Purchased Assets assigned to Purchaser pursuant to this Agreement, (c) which, if required by this Agreement, is disclosed in a Schedule hereto, and (d) the existence of which does not otherwise constitute or result from a breach of any representation, warranty or covenant of this Agreement.

      5.12 Title to Assets. Strouse Adler has good and marketable title to all
           ---------------
of the Purchased Assets, in each case free and clear of all Liens except Liens set forth in Schedule 5.12. Upon transfer of the Purchased Assets to Purchaser
             -------------
at Closing, Purchaser will have good and marketable title to all of the Purchased Assets, free and clear of all Liens other than Permitted Liens.

      5.13 Leased Real Property. Strouse Adler owns no real property. Schedule
           --------------------                                       --------
5.13 sets forth a true and complete list of all real property leased or
----
subleased by Strouse Adler (the "Leased Real Property"), including identification of the lease or sublease, street address and list of contracts, agreements, leases, subleases, options and commitments, oral or written, affecting such real estate or any interest therein to which Strouse Adler is a party or by which any of its interests in real property is bound (the "Real Property Leases"). Strouse Adler is in peaceable possession of the Leased Real Property and has performed all obligations required to be performed by it under each Real Property Lease which is a Purchased Asset and has performed in all material respects all obligations required to be performed by it under any other Real Property Leases. Except as disclosed on Schedule 5.13, neither the Real
                                             -------------
Property Leases nor the leasehold interest of Strouse Adler with respect to the Leased Real Property is subject to any Liens which have arisen out of any action or omission taken by Strouse Adler; and none of such Leased Real Property is subject to any easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments which materially and adversely affect the value to Strouse Adler of the leasehold interest therein or which materially interfere with or impair the present and continued use thereof in the usual and normal conduct of the Business as presently conducted.

      5.14 Structural Defects. To the best knowledge of Sellers, except as set
           ------------------
forth in Schedule 5.14, there are no structural or other material physical
         -------------
defects or deficiencies in the condition of any Leased Real Property or improvements thereon, or in any portion of any of the foregoing, which have not been corrected.

      5.15 Equipment. Except for Equipment which has been fully depreciated on
           ---------
the Balance Sheet, the Equipment is (and will be as of the Closing) in working condition and repair, ordinary wear, tear and maintenance excepted. Other than property subject to the Personal Property Leases, Strouse Adler does not hold or use any machinery, equipment, inventory, motor vehicles, furniture, fixtures, or other tangible personal property in the Business which is owned by any person or entity, other than Strouse Adler. All Equipment comprising part of the Purchased Assets is (and will be as of the Closing) physically located as set forth on
Schedule 5.15. No Equipment (other than a motor vehicle) has been removed from
-------------
the Leased Real Property since December 31, 1997. Strouse Adler owns no motor vehicles or other Equipment for which a certificate of title or origin is required in order to transfer title to Purchaser.

      5.16 Personal Property Leases. Set forth in Schedule 5.16 is a true and
           ------------------------
complete list of all Personal Property Leases. Strouse Adler is not in default with respect to any Personal

Property Lease, and no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by Strouse Adler under any such Personal Property Lease. Schedule 5.16 sets forth all of the accrued and
                               -------------
unpaid obligations and other liabilities of Strouse Adler on or with respect to any of such Personal Property Leases through the date hereof.

           5.17 Inventory. All items of Inventory reflected on the Balance
                ---------
Sheet, or acquired by Strouse Adler after the date thereof and prior to the Closing, (i) are (and will be) of a quality and quantity useable or saleable in the ordinary course of business and are (and will be) of a quantity sufficient to enable Purchaser to carry on the Business as currently conducted, (ii) are (and will be) carried at amounts which reflect valuations pursuant to Strouse Adler's normal inventory valuation policy of stating the inventory at the lower of cost or market on a first-in-first-out basis, all in accordance with GAAP, and (iii) do not include any obsolete or defective materials or any inventory items which should be written-off or written-down by Strouse Adler for which there is not (and will not be) an adequate reserve calculated in accordance with GAAP.

      5.18 Reserve for Returns. Except as set forth in Schedule 5.18, the
           -------------------                         -------------
reserve for returns of Inventory reflected on the Balance Sheet (and to be reflected on the Closing Date Balance Sheet) is (and will be) adequate and in accordance with GAAP.

      5.19 Intellectual Property. Set forth in Schedule 5.19 is a true and
           ---------------------               -------------
complete list of all Intellectual Property, which list includes a summary description of each item and specifies, where applicable, the date granted or applied for, the expiration date and the correct status thereof. There is no restriction affecting the use of any of the Intellectual Property by Strouse Adler, and no license has been granted with respect thereto. Each item of Intellectual Property is valid and in good standing, is not subject to any Liens, is not currently being challenged or infringed, is not involved in any pending or threatened administrative or judicial proceeding, and does not conflict with any rights of any other person or entity. Each item of Intellectual Property is freely transferable by Strouse Adler to Purchaser without the consent of any third party, and the Intellectual Property is sufficient in all respects to permit the continued lawful conduct by Purchaser of the Business in the manner now conducted by Strouse Adler, and Strouse Adler has not violated and is not now violating any of the terms or conditions under which any Intellectual Property was acquired, obtained or granted. Strouse Adler is not in default or in violation with respect to any of the Intellectual Property or the terms or conditions by which such Intellectual Property was acquired or obtained, and no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by Strouse Adler under or a violation of any item of Intellectual Property. None of the products or operations of Strouse Adler in the conduct of the Business involves any infringement of any proprietary right of any other person or entity. Neither Seller has any knowledge or any reason to know of any fact which could give rise to a claim of infringement by any person or entity relating to the ownership, licensing or use of the Intellectual Property by Strouse Adler.

      5.20 Licenses. Set forth in Schedule 5.20 is a true and complete list of
           --------
all Licenses, which list includes a summary description of each item and, where applicable, specifies the date issued, granted or applied for, the expiration date and current status thereof. Each of the Licenses has been duly obtained, is valid and in full force and effect, and is not subject to any Liens or any pending or threatened administrative or judicial proceeding to revoke, cancel or declare such License invalid in any respect. Each of the Licenses is freely transferable by Strouse Adler to Purchaser without the consent of any third party, and is sufficient in all respects to permit the continued lawful conduct by Purchaser of the Business in the manner now conducted by Strouse Adler. Strouse Adler is not conducting the Business in a manner which violates any of the terms or conditions under which any License was granted. Strouse Adler is not in default or in violation with respect to any of the Licenses, and no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by Strouse Adler under or violation of any License. Strouse Adler does not possess and is not subject to any quotas relating to the export of its products.

      5.21 Sale and Purchase Contracts. Set forth in Schedule 5.21 is a description of all Sale and Purchase Contracts between Strouse Adler and any party relating to the sale or purchase by Strouse Adler of any product purchased, sold or distributed by Strouse Adler pursuant to which Strouse Adler incurs liabilities or obligations to purchase or sell (whether by payment or delivery of goods or services), individually or in the aggregate, of more than $50,000.00 in any year. Since December 31, 1997, except for "close outs" and participation in customers' sales promotions which occur in the ordinary course of business, Strouse Adler has not offered to any person or entity and Sellers have no knowledge (or reason to know) of any person or entity entitled to claim any cash discount, profit participation, stock adjustment, or other rebate or premium in excess of $25,000.00, individually or in the aggregate for any one or more persons or entities, in connection with or on account of the purchase or sale of products of Strouse Adler.

      5.22 Contracts. Set forth in Schedule 5.22 is a description of each
           ---------               -------------
Contract to which Strouse Adler is a party or bound thereby, other than those contracts set forth in another Schedule to this Agreement, (i) which involves aggregate payments or expenditures by Strouse Adler of in excess of $25,000, but excluding Sale and Purchase Contracts, Personal Property Leases, Real Property Leases and Licenses; (ii) which cannot be terminated by Strouse Adler at any time on 30 days' written notice or less without liability to Strouse Adler;
(iii) for the purchase, sale, lease (as lessee or lessor), or mortgage (as mortgagee or mortgagor), of any Purchased Assets, except with respect to sales of Inventory made in the ordinary course of business; (iv) with any Related Party; (v) which limits or restrains Strouse Adler from engaging or competing in any business or with any person or entity; (vi) which involves any arrangement relating to the borrowing or loaning of money, including, without limitation, letters of credit, warranties, guarantees, indemnification and surety agreements; (vii) which is not made in the ordinary course of the Business;
(viii) for the purchase of property which, if acquired as of the Closing Date, would be a Purchased Asset and, contracts for the sale of property which, if consummated prior to the Closing Date, would be a Purchased Asset (other than Inventory sold in the ordinary course); (ix) the benefits of which are contingent or accelerated, or the terms of which are materially altered, by the occurrence of the transactions contemplated by this Agreement or the Additional Documents; and
(x) pursuant to which services (other than routine professional services) are rendered by or to Strouse Adler. Schedule 5.22 also set forth all other
                                  -------------
material Contracts to which Strouse Adler is a party or bound.

  All Contracts are valid and binding upon Strouse Adler and enforceable against the other parties thereto in accordance with their respective terms. Strouse Adler has performed all obligations required to be performed by it under all Contracts which are Purchased Assets and has performed in all material respect all obligations required to be performed by it under all other Contracts. Strouse Adler is not in default under any of such Contracts, nor to the best knowledge of Sellers is any other party to any such Contract in default thereunder, nor does any condition exist which, with notice or lapse of time or both, would constitute a default by Strouse Adler, or, to the best knowledge of Sellers, by any other party thereunder. Without limiting the foregoing, Strouse Adler is not a party or subject to any Contract which materially and adversely affects or, so far as Sellers can now foresee, may in the future materially and adversely affect Strouse Adler, its Business, the Purchased Assets or the prospects or financial condition of Strouse Adler's Business. Schedule 5.22
                                                               -------------
further sets forth all such Contracts currently in negotiation or proposed by Strouse Adler, of a type which, if entered into by Strouse Adler, would be required to be listed in Schedule 5.22 or in any other Schedule.
                         -------------

      5.23 Litigation. Except as set forth in Schedule 5.23, which contains a
           ----------                         -------------
list and summary description of certain pending actions, suits, proceedings and investigations, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the best knowledge of each Seller, threatened, before any court or Governmental Authority, or before any arbitrator of any nature, brought by or against either Seller, or any of its officers, directors, employees or agents involving, affecting or relating to any of the Purchased Assets, the Business, or the transactions contemplated by this Agreement or the Additional Documents, nor to the best knowledge of each Seller, is there any basis for any such action, suit, proceeding or investigation. Neither Sellers, the Business nor any Purchased Asset is subject to any order, writ, judgment, award, injunction or decree of any court or Governmental Authority or arbitrator, which affects or which, to the best knowledge of each Seller, might affect either Seller, any of the Purchased Assets or the Business, or which would or might interfere with the transactions contemplated by this Agreement or the Additional Documents.

      5.24 Consents. Except for consents and approvals of, or filings or
           --------
registrations with the Federal Trade Commission ("FTC") and Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"), the Securities and Exchange Commission ("Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the parties listed on Schedule 5.24, no notice to and no permit, authorization,
                  -------------
consent or approval of any federal, state, local, foreign or other governmental or regulatory authority ("Governmental Authority") or of any third party is necessary for the consummation by either Seller of the transactions contemplated by this Agreement or the Additional Documents.

      5.25  Employee Plans.
            --------------

           5.25.1 Identification. Set forth in Schedule 5.25 is a true and
                  --------------               -------------
complete list and summary description of all bonus, pension, stock option, stock purchase, benefit, welfare, profit sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangements, and all employment contracts or executive compensation agreements, written or oral, in each of the foregoing cases which cover, are maintained for the benefit of, or relate to any or all employees of Strouse Adler or any member of its controlled group (the "Controlled Entities") as described in Sections 414(b),
(c), (m), and (o) of the Code (the "Employee Plans"). Set forth in Schedule 5.25
                                                                   -------------
is a true and complete list of all manuals, brochures or publications or similar documents of Strouse Adler and each Controlled Entity regarding office administration, personnel matters and hiring, evaluation, supervision, training, termination and promotion of employees of Strouse Adler or any Controlled Entity, including but not limited to Strouse Adler's or any Controlled Entity's affirmative action plan, if any, and all communications to employees concerning such matters (the "Personnel Documents").


           5.25.2 Documentation. With respect to each Employee Plan, Sellers
                  -------------
have made available to Purchaser true and complete copies of (i) all plan documents, (ii) the most recent determination letters received from the IRS,
(iii) the most recent application for determination filed with the IRS, (iv) the latest actuarial valuations, (v) the latest financial statements, (vi) the latest Form 5500 Annual Report and Schedule A and Schedule B thereto, (vii) all related trust agreements, insurance contracts or other funding arrangements which implement any of such Employee Plans, and (viii) all Summary Plan Descriptions and summaries of material modifications and all modifications thereto communicated to employees. Strouse Adler has no stock options or stock appreciation rights issued under any Employee Plan. With respect to each Personnel Document, Sellers have furnished to Purchaser true and complete copies of all the documents listed in Schedule 5.25.
                               -------------

           5.25.3 Code and ERISA. Each of the Employee Plans and, with respect
                  --------------
to each Employee Plan, Strouse Adler and each Controlled Entity is in material compliance, in form and operation, with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code, and applicable to such Employee Plans.

           5.25.4 Contributions and Accrual. With respect to the Employee Plans,
                  -------------------------
all applicable contributions for all periods ending prior to Closing have been made in full. Subject only to normal retrospective adjustments in the ordinary course, all insurance premiums, including premiums to the Pension Benefit Guaranty Corporation (the "PBGC"), have been paid in full with regard to such Employee Plan for policy years or other applicable policy periods ending on or before Closing. As of Closing, none of the Employee Plans has unfunded benefit liabilities, as defined in Section 4001(a)(16) of ERISA. No accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred with respect to any Employee Plan, whether or not waived.

           5.25.5 Reportable Events. None of the Employee Plans which are
                  -----------------
subject to Title IV of ERISA has been completely or partially terminated and none has been the subject of a "reportable event" as that term is defined in
Section 4043 of ERISA as to which a notice would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any Employee Plan pursuant to Subtitle 1 of Title IV of ERISA has been instituted or threatened, there is no pending or threatened legal action, proceeding or investigation against or involving any Employee Plan and there is no basis for any such legal action, proceeding or investigation. Neither Strouse Adler nor any Controlled Entity has any liability (i) for the termination of any single-employer plan under Section 4062 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or
Section 412(n) of the Code, (iii) for any interest payments required under
Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code, or (vi) to provide security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code. None of the Employee Plans provides for any unpredictable contingent event benefit (as that term is defined in Section 302(d)(7)(B) of ERISA or Section 412(l)(7)(B) of the Code).

           5.25.6 Termination Benefits. Neither Strouse Adler nor any Controlled
                  --------------------
Entity maintains, contributes to, or has any liability (fixed, contingent or otherwise) for medical, health, life, or other welfare benefits for present or future terminated employees (other than any welfare benefits provided in compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985 or other similar law). Strouse Adler and each Controlled Entity are in compliance with Section 4980B of the Code (or Section 162 of the Code, as in effect prior to the effective date of Section 4980B of the Code).

           5.25.7 Withdrawal Liability. Except as set forth in Schedule 5.25,
                  --------------------                         -------------
none of the Employee Plans is a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 414(f) of the Code (a "Multiemployer Plan"). Neither Strouse Adler nor any Controlled Entity has incurred or expects to incur any withdrawal liability (either as a contributing employer or as part of a controlled group which includes a contributing employer) to any Multiemployer Plan in connection with any complete or partial withdrawal from such plan occurring on or before the Closing, except as set forth in Schedule 5.25. Sellers have provided Purchaser with all necessary documents for Purchaser to determine Strouse Adler's withdrawal liability, including but not limited to any guidelines established by the trustees of such plans.

           5.25.8 Employee Plan Grievances. With respect to each Employee Plan
                  ------------------------
that is not a Multiemployer Plan and to the best knowledge of the Sellers, with respect to each Employee Plan that is a Multiemployer Plan (i) no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code have occurred, (ii) no action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the assets thereof (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) are pending, threatened or imminent against or with respect to any of the Employee Plans, Strouse Adler, any Controlled Entity, or any fiduciary, as such term is defined in Section 3(21) of ERISA ("Fiduciary"), of any Employee Plan, including but not limited to any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct which allegedly interferes with the attainment of rights under any Employee Plan, and (iii) none of Strouse Adler, the Controlled Entities, or the Fiduciaries has any knowledge of any facts which would give rise to or could give rise to any such actions, suits, grievances, arbitration or other manner of litigation, or claims with respect to each Employee Plan. None of Strouse Adler, the Controlled Entities, or their directors, officers, or employees, or the Fiduciaries has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of such plans.


      5.26  Labor and Employee Matters.
            --------------------------

           5.26.1 Labor Agreements. Strouse Adler is not a party to any
                  ----------------
collective bargaining agreement or any other agreement with any labor organization applicable to employees of or persons or entities providing services to Strouse Adler (a "Labor Agreement"). Except as set forth in Schedule
                                                                        --------
5.23 or 5.26, no unfair labor practice charges or complaints are pending or, to
----    ----
Sellers' knowledge, threatened against Strouse Adler before the National Labor Relations Board, no similar claims are pending or threatened before any similar foreign agency and no current union representation questions involving employees of or persons or entities providing services to Strouse Adler are outstanding. To Sellers' knowledge, no activity or proceeding of any labor organization (or representative thereof) to organize any unorganized employees of or persons or entities providing services to Strouse Adler, and no strike, slowdown, work stoppage, lockout or other collective labor action by or with respect to any employees of or persons or entities providing services to Strouse Adler is in progress, is pending or has been threatened.

           5.26.2 Labor/Employment Controversies. Except as set forth in
                  ------------------------------
Schedule 5.23 or Schedule 5.26, no present or former employee of Strouse Adler
-------------    -------------
has a pending claim or charge which has been asserted or threatened against Strouse Adler (whether under any foreign, federal, state or common law, through a government agency, private arbitral body, or otherwise) for (i) overtime pay, other than overtime pay for the current period; (ii) wages, salaries or profit sharing (excluding wages, salaries or profit sharing for the current payroll period); (iii) any material violation of any statute, ordinance, contract or regulation relating to minimum wages or maximum hours or work; (iv) discrimination against employees on any basis; (v) unlawful or wrongful employment or termination practices; (vi) unlawful retirement, termination or labor relations practices, breach of contract or other claim arising under a Labor Agreement or individual contract; or (vii) any violation of occupational safety or health standards.


           5.26.3  Employee Matters.
                   ----------------

           (a) Except as set forth in Schedule 5.26, there are no agreements,
                                      -------------
arrangements or understandings that would restrict the ability of Strouse Adler to terminate the employment of any or all of Strouse Adler's employees at any time, for any lawful reason or for no reason, without penalty or liability.


           (b) Set forth in Schedule 5.26 is the name, past twelve months'
                            -------------
salary and most recent bonus of each salaried and hourly employee of Strouse Adler.

           (c) Except as set forth on the Closing Date Balance Sheet, no employee of Strouse Adler is, or will be as of the Closing Date, entitled to accrued vacation.

      5.27 Customers and Suppliers. Set forth in Schedule 5.27 is a list of (a)
           -----------------------               -------------
all of the current customers of Strouse Adler, (b) customers of Strouse Adler from 1996 or 1997 who are no longer customers, and (c) current suppliers of Strouse Adler which have sold $10,000 or more of goods or services to Strouse Adler during the past twelve months and a designation as to which suppliers supply Strouse Adler with the textiles used in the manufacture of products in the Business. Except as set forth on Schedule 5.27, (i) no material customer or
                                     -------------
supplier of Strouse Adler has threatened within the last twelve months to cancel or otherwise terminate, or to the knowledge of Sellers, intends to cancel or otherwise terminate, the relationship of such person or entity with Strouse Adler, (ii) no such person or entity has during the last twelve months decreased materially or threatened in writing to decrease or limit materially, or to the knowledge of Sellers, intends to modify materially its relationship with Strouse Adler or intends to decrease or limit materially its services or supplies to Strouse Adler or its usage or purchase of services or products of Strouse Adler, and (iii) to the knowledge of Sellers, the purchase of the Business by Purchaser will not materially and adversely affect the relationship of the Business with any material supplier or customer.

      5.28 Insurance. Strouse Adler owns insurance sufficient for compliance
           ---------
with all requirements of law and all agreements to which Strouse Alder is a party or otherwise bound, and which provides insurance coverage for Strouse Adler, the Business, and the Purchased Assets which is consistent with that of other companies with similar assets and operations and engaged in similar businesses. Strouse Adler has not received any notice of cancellation or non-renewal of any such policy. Except as set forth in Schedule 5.28, Strouse Adler
                                                   -------------
has not received any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage listed in Schedule 5.28 will not be available to Strouse
                             -------------
Adler in the future on substantially the same terms as now in effect. Strouse Adler has delivered to Purchaser true and complete copies of the most recent reports prepared by any property and casualty insurer with respect to Strouse Adler or any of the Purchased Assets.

      5.29 Effect of Transaction. The Purchased Assets constitute all of the
           ---------------------
assets and properties, tangible and intangible (other than Excluded Assets), which are used (whether or not owned) by Strouse Adler in the operation of the Business or which are necessary for the operation of the Business in the ordinary course and at the sales levels at which the Business is operating and has operated during Strouse Adler's 1997 and 1998 fiscal years.


      5.30 Transactions with Related Parties. For purposes of this Agreement,
           ---------------------------------
the term "Related Party" shall mean (i) any past or present director, officer, executive or management level employee, Stockholder or Affiliate of either Seller, or (ii) spouse of any such director, officer, executive or management level employee, Stockholder or Affiliate (such persons in (i) or (ii) referred to herein as a "Related Party" or collectively as the "Related Parties"). Except as set forth in Schedule 5.30, during the past three years no Related Party has
                -------------
been a director or officer of, or has had any direct or indirect interest in, any person or entity, which during such period has been a supplier or customer of products or services or sales agent of Strouse Adler or otherwise done business with Strouse Alder, or has competed with or been engaged in any business similar to the Business. Except as set forth in Schedule 5.30 or in the
                                                         -------------
footnotes to the Audited Financial Statements, no Related Party owns, directly or indirectly, in whole or in part, any tangible or intangible property of Strouse Adler, or that Strouse Adler uses in the conduct of the Business. Except as set forth in Schedule 5.30, no Related Party owes any money or other amounts
                -------------
to, nor is any Related Party owed any money or other amounts by, Strouse Adler other than salaries owed by Strouse Adler as described in the following sentence. All Indebtedness for Borrowed Funds of Strouse Adler to any Related Party is set forth on the Balance Sheet, and since December 31, 1997, Strouse Adler has not directly or indirectly (i) created, incurred, assumed or guaranteed any Indebtedness for Borrowed Funds or otherwise to or for any Related Party, or (ii) made any loans, payments or transfers of its assets to any Related Party other than for salaries paid for services actually performed in amounts in keeping with past practice and in the ordinary course of business and not in violation of any other provision of this Agreement, other than as permitted by Section 5.8.2(d), and other than as set forth on Schedule 5.30.
                                                              -------------

      5.31 Bank Accounts, Etc. Schedule 5.31 sets forth a true and complete list
           ------------------- -------------
of each bank in or with which Strouse Adler has an account, credit line or safety deposit box, and a brief description thereof including amounts and the names of all persons currently authorized to draw thereon or having access thereto.

      5.32 Name. Strouse Adler has never operated during the past five years
           ----
under any corporate name other than "Strouse Adler" and "The Strouse, Adler Company".

      5.33 Reports. The Company has filed all forms, reports and documents
           -------
required under Section 13(a) under the Exchange Act with the Commission since June 30, 1996, and none of such forms, reports or documents, including without limitation any financial statements or schedules included therein, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

      5.34 Brokers. No agent, broker, investment banker, financial advisor or
           -------
other person or entity is or will be entitled to any brokerage commission, finder's fee or like payment in connection with any of the transactions contemplated by this Agreement based upon such arrangements made by or on behalf of either Seller, except Peter J. Solomon Company Limited whose compensation shall be the sole responsibility of Sellers.

      5.35 Information Supplied. None of the information supplied or to be
           --------------------
supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of Purchaser specifically for inclusion therein.

      5.36 Opinion of Financial Advisor. The Company has received the opinion of
           ----------------------------
Peter J. Solomon Company Limited to the effect that, as of such date, the Purchase Price and other terms of this Agreement are fair to Strouse Adler and the Company from a financial point of view.

      5.37 Company Board Recommendation. The Board of Directors of the Company,
           ----------------------------
and in the case of clause (i), the Board of Directors of Strouse Adler, at a meeting duly called and held, has duly (i) determined that this Agreement, the Additional Documents and the transactions contemplated hereby and thereby, including the Purchase Price, are fair to and in the best interests of the stockholders of the Company, (ii) resolved to recommend that the holders of the Company's outstanding capital stock approve this Agreement and the transactions contemplated herein, and (iii) resolved to approve this Agreement and the transactions contemplated hereby in its capacity as the sole stockholder of Strouse Adler. No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the transactions contemplated hereby, the Additional Documents or the transactions contemplated thereby. The Board of Directors of the Company has taken all appropriate action to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement, the Additional Documents and the consummation of the transactions contemplated hereunder and thereunder.

      5.38 Required Company Vote. The affirmative vote of at least 50% plus one
           ---------------------
share of the outstanding shares of the Company's capital stock, voting as a single class, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Additional Documents and the other transactions contemplated hereby and thereby.

      5.39 Rights Agreement. The Company has no "Rights Agreement" or similar
           ----------------
instruments or plans which will be triggered on account of the execution of this Agreement by Sellers or the Additional Documents.

      5.40 Year 2000 Compliance. Except as set forth on Schedule 5.40, all of
           --------------------                         -------------
Sellers' computer systems are fully "Year 2000 Compliant," i.e., no hardware or software on such systems will have to be modified, implemented or enhanced in order for such system to function as correctly and efficiently for periods after December 31, 1999 as they have functioned to date.

      5.41 Accuracy of Information. None of the representations, warranties or
           -----------------------
statements contained in this Agreement, in the Schedules or Exhibits hereto, or in any of the Additional Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make any of such representations, warranties or statements, in the context in which made, not false or misleading. Copies of all documents furnished by or on behalf of Sellers to Purchaser or its representatives in connection with or pursuant to the terms of this Agreement and the Additional Documents are complete and accurate. All documents (or copies thereof) referred to in the Schedules or Exhibits hereto have been delivered to Purchaser. All financial projections provided by Sellers to Sara Lee were prepared by Sellers in good faith based upon reasonable assumptions; and although Sellers do not guarantee the results of these projections, all such projections are reasonable and reflect Sellers' best estimate of the financial results reflected therein. All facts set forth in the Recitals are true and correct.

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby
------------------------------------------------------
represents, warrants and covenants to Sellers as follows:

      6.1 Corporate Organization. Sara Lee is a corporation duly organized,
          ----------------------
validly existing and in good standing under the laws of the State of Maryland, and has all requisite power and authority (corporate and other) to own, lease and operate its properties and assets and to conduct its business as now being conducted. Sara Lee has qualified as a foreign corporation and is in good standing under the laws of all jurisdictions where the nature of its business or the nature and location of its assets require such qualification, except in those jurisdictions where the failure to qualify would not have a material adverse effect on the financial condition, business, assets or operations of Sara Lee and its consolidated subsidiaries, taken as a whole.

      6.2 Authority. Sara Lee has the corporate power and authority to enter
          ---------
into this Agreement and the Additional Documents and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Additional Documents and the performance by Sara Lee of its obligations hereunder and thereunder require authorization by the Board of Directors of Sara Lee, and no other corporate proceedings on the part of Sara Lee are necessary to authorize such execution, delivery and performance. Subject to obtaining such Board approval, this Agreement and the Additional Documents will be duly executed by Sara Lee and, assuming the due authorization, execution and delivery by the Sellers and Stockholders, will be the valid and legally binding obligations of Sara Lee, enforceable against Sara Lee in accordance with their terms.

      6.3 Absence of Conflicts. Subject to the required authorization by Sara
          --------------------
Lee's Board of Directors, the execution, delivery and performance by Sara Lee of this Agreement and the Additional Documents, and the transactions contemplated hereby and thereby, do not and will not, conflict with or result in any violation of, or constitute a breach or default under any term of the charter documents or by-laws of Sara Lee.

      6.4 Consents. Except for consents and approvals of, or filings or
          --------
registrations with the FTC and DOJ pursuant to HSR, no notice to and no permit, authorization, consent or approval of any Governmental Authority or any third party is necessary for the consummation by Sara Lee of the transactions contemplated by this Agreement or the Additional Documents.

      6.5 Brokers. Sara Lee has not employed any investment banker, broker or
          -------
finder in connection with the transactions contemplated hereby.

      6.6 Recommendation. If Sara Lee does not have any knowledge, at the time
          --------------
of the meeting of its Board of Directors, of the existence of (i) any inaccuracy in any material respect of any representation and warranty of Sellers in this Agreement or of Sellers or the Stockholders in the Additional Documents, or (ii) any failure to comply by Sellers with their covenants in this Agreement or by Sellers or the Stockholders in the Additional Documents, then (a) Sara Lee will cause the transactions contemplated hereby to be placed on the agenda for consideration at Sara Lee's next regularly scheduled meeting of its Board of Directors (or if a special meeting of the Board of Directors is called prior to such regularly scheduled meeting, then at such special meeting) and (b) the management of Sara Lee's intimate apparel division will recommend the approval by Sara Lee's Board of Directors of the transactions contemplated hereby at such meeting; provided, however, that nothing in this Section 6.6 constitutes a representation, warranty or covenant regarding the vote to be taken by the Board of Directors of Sara Lee regarding the transactions contemplated by this Agreement.

      6.7 Information Supplied. None of the information supplied or to be
          --------------------
supplied by Sara Lee for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE VII  COVENANTS.
             ---------

      7.1 Conduct of Business of Strouse Adler Prior to the Closing Date. During
          --------------------------------------------------------------
the period from the date of this Agreement and continuing through the Closing Date, Sellers agree that except as expressly contemplated or permitted by this Agreement or to the extent that Sara Lee shall otherwise consent, Sellers shall use their best efforts to carry on the Business and their respective affairs in such a manner so that the representations, warranties and covenants contained in
Article V shall continue to be true and correct throughout such period, and on and as of the Closing Date as if made by Sellers on the Closing Date, and throughout such period Strouse Adler shall, except in response to matters which neither it nor the Company can reasonably control, carry on the Business in the ordinary course in substantially the same manner as heretofore conducted and use reasonable best efforts (i) to preserve intact its present business organization, (ii) keep available the services of its present officers and employees, (iii) preserve its relationships with customers, suppliers and others having business dealings with it, and (iv) not do or permit to be done any of the actions described in Section 5.8.2. Without limiting the generality of the foregoing, prior to the Closing Date, and except as expressly contemplated or permitted by Section 7.3 of this Agreement, or required by applicable law, neither Seller will, without the prior written consent of Sara Lee:


           (i) except to the extent expressly permitted by Section 7.3 amend, modify or repeal the resolutions of the Board of Directors of the Company, the resolutions of the Company as sole stockholder of Strouse Adler, or the recommendation of the Board of Directors of the Company to the Company stockholders that the stockholders adopt resolutions of stockholders of the Company approving the execution and delivery of this Agreement and the Additional Documents, the consummation of the transactions contemplated hereby and thereby and the performance by Sellers of their respective obligations hereunder and thereunder;

           (ii) change its capital structure, pursuant to a reclassification, exchange, combination, split or otherwise, or issue capital stock, or redeem or repurchase stock, or take any other action, the effect of which could be to dilute the aggregate voting power of the Stockholders to a percentage level less than that which exists on the date of this Agreement;

           (iii) cause or declare any dividends or distributions to holders of capital stock of Strouse Adler other than as permitted by Section 5.8.2(d);

           (iv) (a) adopt or amend any Employee Plan, other than to comply with applicable law or in the ordinary course consistent with past practice, (b) grant, or become obligated to grant, any increase in the compensation of officers or employees of Strouse Adler, including any such increase pursuant to any Employee Plan (except for increases in compensation in the ordinary course of business consistent with past practice), or (c) enter into any employment or similar agreement or arrangement with any employee of Strouse Adler or other person or entity; or


           (v) enter into any transaction not in the ordinary course of business, except with respect to the transactions contemplated hereby.

      7.2  Preparation of Proxy Statement; Stockholders Meeting.
           ----------------------------------------------------

           7.2.1 Proxy Statement. Promptly following the date of this Agreement,
                 ---------------
the Company shall prepare a proxy statement relating to a meeting of the holders of the Company's common stock and any other securities having voting rights for the purpose of obtaining stockholder approval of this Agreement, the Additional Documents and the transactions contemplated hereby and thereby ("Stockholders Meeting") pursuant to the DGCL (the "Proxy Statement"), and the Company shall prepare and file with the Commission the Proxy Statement. Sara Lee will cooperate with the Company in connection with the preparation of the Proxy Statement including, but not limited to furnishing to the Company any and all information regarding Sara Lee and its Affiliates as may be required to be disclosed therein. The information provided and to be provided by Sara Lee and the Company, respectively, for use in the Proxy Statement shall, at the date it is first mailed to the Company's stockholders and on the date of the Stockholders Meeting referred to below, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading, and the Company and Sara Lee each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

           7.2.2 Comments. The Company will as promptly as practicable notify
                 --------
Sara Lee of (i) the receipt of any comments from the Commission, and (ii) any request by the Commission for any amendment to the Proxy Statement or for additional information. All filings by the Company with the Commission, including the Proxy Statement and any amendment thereto, and all mailings to the Company's stockholders in connection with the transactions contemplated by this Agreement and the Additional Documents, including the Proxy Statement, shall be subject to the prior review, comment and approval of Sara Lee (such approval not to be unreasonably withheld or delayed). Sara Lee will furnish to the Company the information relating to it and its Affiliates required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.

           7.2.3 Stockholders Meeting. The Company will: (i) as promptly as
                 --------------------
practicable following the date of this Agreement, duly call, give notice of, convene and hold a Stockholders Meeting for the purpose of approving this Agreement and the transactions contemplated hereby to the extent required by the DGCL and the Company's Certificate of Incorporation; (ii) through its Board of Directors, and subject to the other provisions hereof, recommend to its stockholders approval of the foregoing matters; and (iii) use its reasonable best efforts to obtain the necessary approval of this Agreement and the transactions contemplated hereby by its stockholders; provided, however, that, subject to Section 12.4, and, without limiting the Company's obligations set forth in subclause (i) above (which the Company agrees to fulfill notwithstanding any other term of this Article 7), the Company may fail to make or may withdraw or modify such recommendation and shall not be obligated to use its reasonable best efforts or take any action pursuant to clause (ii) or (iii) of this Section 7.2.3 if the Company shall have concluded in good faith, after review of advice provided in writing by outside legal counsel to the Company, that such actions would be in breach of the Company's Board of Directors' fiduciary duties under applicable law. Any such recommendation shall be included in the Proxy Statement.

      7.3  Non-Solicitation.
           ----------------

         (a) Neither Seller nor its Affiliates will, and each Seller and its Affiliates will advise their respective directors, officers, employees, representatives, investment bankers, attorneys, accountants, advisors and agents (the foregoing being collectively called "Representatives") to not, directly or indirectly, encourage, solicit or initiate inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any person or entity (other than Sara Lee and its Affiliates and their respective directors, officers, employees, representatives and agents) concerning any proposed (i) merger, consolidation, share exchange, business combination or other similar transaction with Strouse Adler or, except for Permitted Company Transactions, with the Company, (ii) sale, lease, exchange, transfer, or other disposition, directly or indirectly, of all or a substantial portion of the consolidated assets of either or both Sellers, or (iii) transaction in which any person (whether by itself or as a member of any "group" (as such term is defined in the Exchange Act)) would acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of, or the right to acquire beneficial ownership, of 5% or more of the outstanding voting capital stock of either of the Sellers (all such inquiries and proposals being referred to herein as "Acquisition Proposals" and any such transaction being called a "Significant Transaction"), provided, however, that nothing contained in this Section 7.3 shall prohibit the Company or its Board of Directors from (A) subject to Section 7.4 below, issuing a press release or otherwise publicly disclosing the terms of this Agreement; (B) proceeding with the transactions contemplated by this Agreement; (C) communicating to the Company's stockholders a position as required by Rule 14e-2 promulgated under the Exchange Act and any other applicable laws; or (D) disclosing the terms of this Section 7.3 to the extent required by law; and, provided, further, that the Board of Directors of the Company may, on behalf of the Company, furnish or cause to be furnished information and may direct the Company and its Representatives to furnish information, in each case pursuant to appropriate confidentiality agreements (which do not limit the Company's disclosure of any information to Sara Lee), and to participate in discussions or negotiations with any person or entity concerning any Acquisition Proposal which was not encouraged, solicited or initiated by either Seller or any of its Affiliates or any of their respective Representatives, or which did not otherwise result from a breach of this Section 7.3, if (x) the

Board of Directors of the Company shall conclude in good faith, only after receipt of written advice from its financial advisor, that such person or entity has made a bona fide Acquisition Proposal for a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated hereby provided such transaction is not subject to any financing contingency and is otherwise reasonably probable to be consummated, and (y) in the opinion of the Board of Directors of the Company, only after receipt of written advice of outside legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Board of Directors of the Company to violate its fiduciary duties to the Company's stockholders under applicable law (an Acquisition Proposal which satisfies clauses (x) and (y) being referred to herein as a "Superior Proposal") (the furnishing of information and/or participation in discussions or negotiations as permitted by this proviso being collectively called "Permitted Fiduciary Conduct"). The Company will immediately notify Sara Lee of the terms of any proposal, discussion, negotiation or inquiry (and will disclose to Sara Lee any written materials received by either Seller in connection with such proposal, discussion, negotiation, or inquiry) and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction and will keep Sara Lee apprised of the status of any such proposals, discussions, negotiations or inquiries. Each Seller agrees not to release any person or entity from, or waive any provision of, any standstill agreement to which either Seller is a party or any confidentiality agreement between either Seller and another person or entity. Each Seller shall immediately cease and cause to be terminated any existing activities, discussions or negotiations by either Seller or any Representative of either Seller with parties conducted heretofore with respect to any of the foregoing and shall use all reasonable efforts to enforce the terms of all standstill and confidentiality agreements, including, without limitation, obtaining the return or the destruction of any proprietary information provided to any such parties.


         (b) Neither the Board of Directors of either Seller nor any committee thereof shall, directly or indirectly, (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Sara Lee, the approval or recommendation by such Board of Directors or any such committee of this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into, or resolve, or agree to enter into, any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of the Company may withdraw or modify its approval or recommendation of this Agreement to approve or recommend a Superior Proposal if and only if (x) the Company shall have furnished Sara Lee with written notice specifying the material terms and conditions of such Superior Proposal and identifying the person or entity making such Superior Proposal (and including a written copy of such proposal) not later than noon (Chicago time) seven business days in advance of any date that the Board of Directors intends to take any such action ("Designated Period"), and (y) the Company and its Representatives have complied in all respects with the terms of the following sentence. During the Designated Period, the Company shall, and shall cause its financial and legal advisors, to negotiate in good faith with Sara Lee to make such amendments to the terms and conditions of this Agreement as would make this

Agreement as so amended, in the view of its financial advisors, at least as favorable to the Company's stockholders from a financial point of view as the Superior Proposal, and if Sara Lee makes a proposal to enter into an agreement at least as favorable to the Company's stockholders from a financial point of view as the Superior Proposal, then the Company's Board of Directors shall be prohibited from withdrawing or modifying its approval or recommendation of this Agreement, or from approving or recommending such Superior Proposal. The taking of any Permitted Fiduciary Conduct by the Board of Directors of the Company or the taking of any conduct or action described in clause (i) or (ii) of this
Section 7.3(b) by either Seller or either Seller's Board of Directors shall not constitute a breach of this Agreement by such party so long as such conduct or action is taken in strict compliance with the terms of this Section 7.3, but this Section 7.3 shall not give any Seller the right to terminate this Agreement, or engage in any conduct or action described in clause (iii) of this subsection (b), or otherwise cease performance of its obligations under this Agreement except pursuant to Article XII.

      7.4 Confidentiality; Public Announcements. This Agreement and the terms
          -------------------------------------
hereof are confidential and no party or signatory hereto shall disclose any of the terms of this Agreement, the transaction contemplated hereby or the fact that the parties are engaged in negotiations, without the prior approval of the other parties. Sara Lee and Sellers shall consult with each other on the desirability, timing and substance of any press release or public announcement, publicity statement or other public disclosure relating to the transaction contemplated hereby or the fact that negotiations among the parties are being held. Sara Lee and Sellers each agree not to make any such public disclosures without the prior consent of the other as to the content and timing of such disclosure; provided, however, that either party may make such disclosures as required to comply with applicable law, regulations or stock exchange requirements provided the other party is afforded prior notice thereof; it being agreed that, subject to the terms of this Section 7.4, and in all cases subject to prior consultation with Sara Lee, Strouse Adler shall notify its employees of the transactions contemplated hereby, and the Company shall issue one or more press releases, file forms 8-K and form 10-Q under the Exchange Act and describe the transactions contemplated hereby in the Proxy Statement and attach a copy of this Agreement and Additional Documents if required.

      7.5 Hart-Scott-Rodino Filings. (i) Each of Sara Lee, on the one hand, and
          -------------------------
Sellers, on the other hand, shall within ten business days after the date hereof, prepare and make all filings required pursuant to the notification and reporting obligations of HSR, and (ii) Sara Lee will pay two-thirds and Sellers will pay one-third of the filing fee under HSR.

      7.6 Bulk Sales Compliance. Except with respect to each Seller's
          ---------------------
obligations which comprise the Assumed Liabilities, each Seller shall pay in full from the proceeds of the Closing all sums due and owing its creditors. Purchaser and Sellers hereby waive compliance with any bulk sales law under any applicable uniform commercial code. Sellers shall jointly and severally indemnify and hold the S.L. Indemnified Parties harmless as provided in Article IX for any claim, liability or expense arising from or in connection with non-compliance with any applicable bulk sales law as it pertains to the transactions contemplated hereby.

      7.7  Employees; 401(k) Plan.
           ----------------------

           7.7.1 Each Seller shall use its best efforts to aid Purchaser in engaging such of Strouse Adler's employees at the Closing whom Purchaser desires to engage after the Closing. Purchaser agrees to offer employment (and to provide service credit for years of employment by Strouse Adler for purposes of eligibility or satisfaction of waiting periods for any benefits offered to such employees by Purchaser) to all those persons employed by Strouse Adler on the date hereof and at the time of Closing on a full-time basis, at levels of salary and benefits which, in the aggregate, are substantially comparable to the salary and benefits paid or provided to such persons by Strouse Adler at Closing (but excluding those benefits marked with an asterisk on Schedule 5.25) so long as
                                                    -------------
Strouse Adler is in compliance with the terms of this Agreement; provided, however that this Section 7.7 shall not obligate Purchaser with respect to any salary, severance or benefits payable or provided to Alfred Kniberg, Joyce Baran or Paul McDonald, it being agreed that Purchaser shall not assume any employment agreement between any such person and Strouse Adler, and shall use reasonable efforts to negotiate employment terms with each such individual (other than Paul McDonald who Sellers desire to retain in the employ of Strouse Adler or the Company). It is further agreed that Purchaser shall have no obligation under this Agreement to employ any person other than on an "at will" basis and that Purchaser shall offer former Strouse Adler employees hired by Purchaser severance upon termination of employment by Purchaser without cause in accordance with Schedule 7.7 in the event such termination occurs within the
                ------------
first year of employment and subject to the condition that such persons deliver duly executed and effective general releases to Purchaser prior to payment of any such severance, including, without limitation, release of claims relating to discrimination on the basis of age, sex, race or any other matter.

           7.7.2 Purchaser may, in its discretion, elect to assume the 401(k) Plan, in which event the parties will do all things necessary or appropriate as requested by Purchaser to accomplish Purchaser's adoption of the Plan; provided, however, that in no event shall Purchaser be responsible for any liabilities or contributions relating to such 401(k) Plan which result from, arise in connection with or pertain to any act or omission of Strouse Adler on or prior to the Closing Date or any contributions relating to any period on or prior to the Closing Date (collectively "401(k) Liabilities"). If Purchaser elects to form a new plan, then at Purchaser's request, Strouse Adler shall cause the assets of the 401(k) Plan relating to those employees hired by Purchaser to be transferred to Purchaser's new plan.

      7.8 Access to Information. Between the date of this Agreement and the
          ---------------------
Closing Date, upon reasonable notice and at reasonable times without significant disruption to the Business, Strouse Adler will give Sara Lee and its authorized representatives full access to all personnel, offices and other facilities, and to all Books and Records of Strouse Adler (including tax returns and accounting work papers) and will permit Sara Lee to make copies thereof and will fully cooperate with regard to such inspections (in order to conduct, among other things, interviews of individuals, visual inspections of facilities, Phase I and, if necessary, with two business days' advance notice in consultation with Sellers, Phase II environmental assessments of the facilities) as it may reasonably request for any purpose, including, without limitation, verification that the representations and warranties were true when made and continue to be true through and including the Closing Date and will cause its officers to furnish Sara Lee such financial and operating data and other information with respect to the business and properties of Strouse Adler which Sara Lee may from time to time reasonably request. The representations and warranties of Sellers contained herein and in any Additional Documents shall not be deemed waived or otherwise affected by any such investigation made by Sara Lee or any of its representatives.

      7.9 All Reasonable Efforts. Subject to the terms and conditions herein
          ----------------------
provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement; provided, however,
                                                             --------  -------
that in no event shall Sara Lee be obligated to consider, or consummate, any sale, disposition, segregation or other arrangement affecting any assets or properties owned by Sara Lee, on the one hand, or by Strouse Adler, on the other hand, on account of the transactions contemplated by this Agreement, or any other action which would limit the freedom of Sara Lee and its Affiliates to own and operate their businesses, assets and properties as they see fit.

      7.10 Consents and Approvals. Each party hereto shall (a) use reasonable
           ----------------------
efforts to obtain all necessary permits, consents, waivers, approvals, orders and authorizations of all Governmental Authorities and other persons or entities required to be obtained by such party hereto in connection with the execution, delivery and performance of this Agreement, the Additional Documents and the consummation of the transactions contemplated hereby or thereby by such party,
(b) diligently assist and cooperate with the other parties hereto in preparing and filing all documents required to be submitted by the other parties hereto to any Governmental Authority in connection with the execution, delivery and performance of this Agreement, the Additional Documents and the consummation of the transactions contemplated hereby and thereby (which assistance and cooperation in the case of Sara Lee shall include timely furnishing to the Company all information concerning Sara Lee, which, in the opinion of counsel to the Company, is required to be included in such documents), and in obtaining any permits, consents, waivers, approvals, orders and authorizations which may be required to be obtained by Sara Lee in connection therewith, and (c) keep the other parties hereto apprised of the status of any inquiries made by any Governmental Authority with respect to this Agreement, the Additional Documents or the transactions contemplated hereby or thereby.

      7.11 Supplements to Schedules. From time to time prior to the Closing,
           ------------------------
Sellers will promptly supplement or amend the Schedules to this Agreement with respect to any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment shall have any effect for the purpose of determining (i) satisfaction of the conditions to Closing set forth in Section 10.1.1 hereof, (ii) the compliance by Sellers with the covenants of Sellers set forth herein, or (iii) whether Sellers shall have breached any representation or warranty of Sellers contained herein.

      7.12 Attorney-in-Fact. Effective as of the Closing, Strouse Adler hereby
           ----------------
appoints Purchaser as its agent and attorney-in-fact to endorse any checks received by Purchaser in payment of Accounts Receivable comprising part of the Purchased Assets, and agrees to remit to Purchaser, promptly upon receipt thereof and in a form duly endorsed to Purchaser, all checks received by Strouse Adler in payment of any such Accounts Receivable.

      7.13 Potential Successor Taxes. Unless otherwise directed by Purchaser,
           -------------------------
Sellers shall give all required notices and make all required filings, on behalf of Purchaser when required, of the transactions contemplated hereby, including, without limitation, pursuant to Title 12, Chapter 219 of the Connecticut General Statutes. If Sellers do not provide to Purchaser at Closing all appropriate tax clearances and certificates, then Purchaser shall deduct from the Purchase Price, as provided in Section 3.1, the amount of the Potential Successor Taxes, and Purchaser shall thereafter cause such Taxes to be paid, to the extent of such deduction, on Strouse Adler's behalf.

      7.14 5500 Filings. Seller shall cause to be timely filed prior to the
           ------------
Closing, in accordance with applicable laws and following review by Purchaser, Form 5500 filings applicable to the 401(k) Plan (for Plan years ended September 30, 1997 and December 31, 1997) and to the Strouse Adler Company Employee Welfare Benefit Plan.

ARTICLE VIII RESTRICTIVE COVENANTS. In consideration of the Purchase Price and
             ---------------------
$5,000,000.00 payable in full by Purchaser to the Company at the Closing by wire transfer of immediately available funds, Sellers covenant with Purchaser as follows:

      8.1 Restrictions. Sellers acknowledge that Purchaser has paid valuable
          ------------
consideration for the assets of Strouse Adler, particularly customer and supplier lists, distribution records, know-how, goodwill and other proprietary business information and trade secrets of Strouse Adler. The use by either Seller of these relationships and such confidential information in a business or activity which competes with Purchaser or a Related Affiliate would provide the competing business with an unfair advantage over Purchaser or such Related Affiliate. Accordingly, Purchaser wishes to restrict Sellers' use of such information and their ability to compete with Purchaser and its Related Affiliates. Sellers agree, for the Purchase Price described in Article III, to comply with the terms of this Agreement, all of which are reasonable and necessary to protect the confidential business information and trade secrets being acquired by

Purchaser and to prevent any unfair advantage from being conferred upon a competing business of Purchaser or a Related Affiliate, as set forth below.

      8.2 Non-competition. For a period of five years from the date hereof,
          ---------------
neither Seller shall,-directly or indirectly, either by itself, or as a stockholder, partner, associate, consultant, owner, agent, creditor, coventurer of any other person or entity, or in any other capacity, directly or indirectly, engage in the business of manufacturing, marketing, distributing and/or selling, on a wholesale basis, women's intimate apparel and any other product serviced, distributed or sold or similar to products serviced, distributed or sold by Strouse Adler on the Closing Date or within a two-year period prior to the Closing Date (each a "Prohibited Business") within the Prohibited Area; provided that nothing herein shall prohibit either Seller from being an owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as neither Seller actively participates in the business of such corporation. The term "Prohibited Area" shall mean North America and the Caribbean. The term "Related Affiliate" means any Affiliate of Purchaser which engages in a Prohibited Business. Sellers further agree that neither of them shall directly or indirectly engage in any business at any time under a trademark or trade name that is confusingly similar to or may connote an association with "Strouse Adler", or any other trademark, trade name or logo of Strouse Adler acquired by Purchaser pursuant to this Agreement.

      8.3 Non Interference with Business Relations. For a period of five years
          ----------------------------------------
after the Closing Date, neither Seller shall, directly or indirectly, without the written consent of Purchaser, solicit, induce or attempt to solicit or induce any supplier, licensee or other business relation of Purchaser or its Affiliates to cease doing business with Purchaser or its Affiliates, or in any way interfere with the relationship between any customer or business relation of Purchaser or its Affiliates.

      8.4 Solicitation of Customers and Employees. For a period of five years
          ---------------------------------------
after the Closing Date, neither Seller shall, directly or indirectly, on behalf of itself, or as a stockholder, partner, consultant, adviser, owner, associate, agent, creditor, coventurer of any other person or entity, or in any other capacity, (i) sell to or solicit sales of Products from any customer or account which was a customer or account of Strouse Adler as of the Closing Date or within one year prior thereto, or (ii) solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire any person who was an employee of Strouse Adler or any of their respective Affiliates as of the Closing Date or within the six-month period prior thereto, except for such employees which Purchaser does not offer to hire or hired by Purchaser and whose employment Purchaser has terminated at its election. As used herein, "Products" shall mean women's intimate apparel and any other product distributed, serviced or sold by Strouse Adler at the time, or within two years prior to, the Closing Date.

      8.5  Confidential Information.  Each Seller recognizes that Purchaser's
       ------------------------
business interests require the fullest practical protection and confidential treatment of all information not generally known within the relevant trade group or by the public, including all documents, writings, memoranda, business plans, illustrations, designs, plans, processes, programs, inventions, computer software, reports, sources of supply, customer lists, supplier lists, trade secrets, and all other valuable or unique information and techniques acquired, developed or used by Strouse Adler relating to its businesses, operations, employees and customers (hereinafter collectively termed "Protected Information"). Each Seller expressly acknowledges and agrees that Protected Information constitutes trade secrets, confidential and proprietary business information of Purchaser. Protected Information shall not include information which is or becomes part of the public domain through no breach of this Agreement by either Seller. Each Seller acknowledges that Protected Information is essential to the success of business, and it is the policy of Purchaser to maintain as secret and confidential Protected Information, which gives Purchaser a competitive advantage over those who do not know the Protected Information and is expressly and implicitly protected by Purchaser from unauthorized disclosure. Accordingly, each Seller agrees to hold such Protected Information in a fiduciary capacity, to keep secret and to treat confidentially and not to, and not to permit any other person or entity to, directly or indirectly, appropriate, divulge, disclose or otherwise disseminate to any other person or entity nor use in any manner for either Seller's or any other person's or entity's purposes or benefit any Protected Information, and not to use or aid others in using any such Protected Information in competition with Purchaser or a Related Affiliate except to the extent that disclosure is required by law; provided, however, that Sellers shall provide Sara Lee with notice as far in advance of any required disclosure as is practicable in order for Sara Lee to obtain an order or other assurance that any information required to be disclosed will be treated as Protected Information and Sellers shall use all reasonable efforts to cooperate with Sara Lee in connection therewith and in furtherance thereof. This obligation of non-disclosure of information shall continue to exist for so long as such information remains Protected Information. For purposes of this Agreement, trade secrets are subject to the protection of the Illinois Trade Secret Act.


      8.6 Scope. If, at the time of enforcement of this Section 8, a court shall
          -----
hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

      8.7 Remedies. Each Seller agrees that if it shall commit or threaten to
          --------
commit a breach of any of the covenants and agreements contained in this Section 8, then Purchaser shall have the right to seek and obtain all appropriate injunctive and other equitable remedies therefor, in addition to any other rights and remedies that may be available at law, it being acknowledged and agreed that any such breach would cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy therefor.

      8.8 Dissolution. The Company shall not voluntarily dissolve, liquidate, or
          -----------
otherwise terminate its corporate existence, or distribute more than 20% of the net proceeds from the sale contemplated by this Agreement to its respective stockholders, prior to the end of the Indemnification Period.

ARTICLE IX  INDEMNIFICATION.
            ---------------

      9.1 Survival of Representations, Warranties and Covenants. The respective
          -----------------------------------------------------
representations, warranties and covenants of each of the parties to this Agreement, including all statements contained in any Schedule delivered pursuant hereto, shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive the Closing, and the consummation of the transactions contemplated hereby, regardless of any investigation made by or on behalf of, or disclosure to, any party to whom such representations, warranties or covenants have been made. No party or other person or entity entitled to indemnification under this Article IX shall commence any suit or proceeding alleging a Third Party Claim due to a breach of any representation or warranty in Article IV or V of this Agreement after the period ending September 1, 1999, subject to extension as provided below, except insofar as (i) any party or other person or entity entitled to indemnification under this Article shall have asserted in writing a specific Third Party Claim prior to the expiration of such eighteen-month period, in which event the representations and warranties shall continue in effect and remain a basis for indemnity with respect to each such asserted Third Party Claim until such Claim is finally resolved (pursuant to a non-appealable order by a court of competent jurisdiction or agreement of Sellers and Purchaser) (said period ending September 1, 1999 as extended hereby being called the "Indemnification Period"), or (ii) any Third Party Claim relating to Sections 5.1, 5.2, 5.3, 5.12, 6.1 and 6.2, it being agreed that the representations and warranties of those Sections shall continue indefinitely beyond the eighteen-month anniversary of the Closing Date (regardless of whether the facts giving rise to such claim are also the subject of any expired representation and warranty). The rights and remedies of any person or entity based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement, including, without limitation, the right of S.L. Indemnified Parties to be indemnified for Excluded Liabilities, shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy, breach or indemnity is based may also be the subject matter of any representation, warranty, covenant or agreement contained in this Agreement or any Additional Document as to which there is no inaccuracy or breach or as to which the Basket or Cap applies, or as to which the Indemnification Period has expired.

      9.2 Sellers' Indemnification. Sellers, acting jointly and severally, shall
          ------------------------
indemnify and hold harmless Purchaser and its Affiliates and their respective officers, directors, stockholders, agents, successors and assigns (collectively, "S.L. Indemnified Parties"), from and against and in respect of any and all demands, claims, causes of action, administrative orders and notices, losses, costs, fines, liabilities, penalties, damages (direct or indirect) and expenses (including, without limitation, reasonable legal, paralegal, accounting and consultant fees and other expenses incurred in the investigation and defense of claims and actions) (hereinafter collectively called "Losses") resulting from, in connection with or arising out of:

           (a) any incorrect representation or warranty made by Sellers in
Article V of this Agreement or in any Additional Document delivered by Sellers in connection herewith or therewith;

           (b) the failure of either Seller to comply with, or the breach by either Seller or any of the Stockholders of, any of the covenants of this Agreement or any Additional Document;

           (c)  any Excluded Liabilities;

           (d) any failure to comply with any so-called "bulk sales" laws applicable to the transactions contemplated hereby;

           (e) any claim, action, suit or proceeding initiated by or on behalf of any stockholder of the Company (in his, her or its capacity as a stockholder) against Purchaser in connection with any communication to, or failure to communicate to, any stockholder of the Company by the Company or any of its Representatives;

           (f) any claim, action, suit or proceeding arising from or related to the presence, generation, emission, storage, treatment, transport or disposal of any Hazardous Substance from, to, at, in, on or under any facility owned or used by Strouse Adler on or before the Closing Date and liabilities arising from violations of Environmental Laws; and

           (g) any claim, action, suit or proceeding relating to any of the foregoing.

      9.3 Purchaser's Indemnification. Purchaser shall indemnify and hold
          ---------------------------
harmless each Seller and its Affiliates and their respective officers, directors, stockholders, agents, successors and assigns, from and against and in respect of any and all Losses resulting from, in connection with or arising out of:

           (a) any incorrect representation or warranty made by Purchaser in
Article VI of this Agreement or in any Additional Document delivered by Purchaser in connection herewith or therewith;

           (b) the failure of Purchaser to comply with, or the breach by Purchaser of, any of the covenants of this Agreement or any Additional Document; and

           (c) any claim, action, suit or proceeding relating to any of the foregoing.

      9.4 Cooperation. Subject to the provisions of Section 9.5, a party or
          -----------
parties against whom a claim for indemnification has been asserted (individually and collectively "Indemnifying Party") shall have the right, at its own expense, to participate in the defense of any action or proceeding brought by a third party which resulted in said claim for indemnification, and if said right is exercised, the party or parties entitled to indemnification (individually and collectively "Indemnified Party") and the Indemnifying Party shall cooperate in the defense of said action or proceeding.

      9.5  Indemnification Procedure for Third Party Claims Against Indemnified
       --------------------------------------------------------------------
Parties.
--------

           9.5.1 In the event that subsequent to the Closing Date any Indemnified Party asserts a claim for indemnification under this Article IX, on account of or in connection with any claim or the commencement of any action or proceeding against such Indemnified Party by any person or entity who is not a party to this Agreement (including any Governmental Authority) (a "Third Party Claim"), the Indemnified Party shall promptly give written notice thereof together with a statement of any available information regarding such claim (the "Notice of Claim") to the Indemnifying Party promptly after learning of such Third Party Claim. If the Indemnifying Party is one or both Sellers and the potential aggregate amount of such Third Party Claim, together with all other pending Third Party Claims for which indemnity is being sought against one or more of them, is or is reasonably expected to be $100,000.00 or less, and such Claim does not seek injunctive or other equitable relief involving Sara Lee or its Affiliates, or if Sara Lee's insurance carrier does not require, as a condition to Sara Lee's eligibility to recover insurance proceeds on account of such Third Party Claim, that such carrier control the defense of any such Claim, or if the Indemnifying Party is Sara Lee, then in any such case, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within fifteen days of its receipt from the Indemnified Party of the Notice of Claim, to conduct at its expense the defense against such Claim in its own name, or, if necessary, in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the defense counsel representing the Indemnifying Party in such defense, which approval shall not be unreasonably withheld or delayed, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate defense counsel, which shall be subject again to the Indemnified Party's approval, which approval shall not be unreasonably withheld or delayed.

           9.5.2 In the event that the Indemnifying Party shall fail to give the Defense Notice within the time and as prescribed by Section 9.5.1, or if the Indemnifying Party does not have the right to defend such Third Party Claim pursuant to Section 9.5.1, then in either such event the Indemnified Party shall have the right to conduct such defense in good faith with counsel reasonably acceptable to the Indemnifying Party, but the Indemnified Party (or any insurance carrier defending such Third Party Claim on the Indemnified Party's behalf) shall be prohibited from compromising or settling the claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

           9.5.3 In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of such Third Party Claim in accordance with Section 9.5.1, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party. Regardless of which party defends such Third Party Claim, the other party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. Without the prior written consent of the Indemnified Party, the Indemnifying Party (and any insurance carrier defending such Third Party Claim on the Indemnified Party's behalf) will not enter into any settlement of any Third Party Claim if pursuant to or as a result of such settlement, such settlement would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 9.5, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party objects to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party up to the point such notice had been delivered. Failure at any time of the Indemnifying Party to diligently defend a Third Party Claim as required herein shall entitle the Indemnified Party to assume the defense and settlement of said Third Party Claim as if the Indemnifying Party had never elected to do so as provided in this Section. Failure by an Indemnified Party to provide notice on a timely basis of a Third Party Claim shall not relieve the Indemnifying Party of its obligations hereunder, except that the foregoing shall not constitute a waiver by the Indemnifying Party of any claim for direct damages caused by such delay.

           9.5.4 Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall be conclusively deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder, subject to the Indemnifying Party's right to appeal an appealable judgment or order.

           9.5.5 For purposes of this Section 9.5 and the actions and decisions to be made by Sellers, the Company shall be deemed to be the representative of Sellers and the S.L. Indemnified Parties shall be entitled to rely exclusively on the acts and omissions of the Company with respect to actions to be taken by, or inferences from omissions of, either Seller, in their capacity, collectively or individually, as the Indemnifying Party.

      9.6 Nature of Other Liabilities. In the event any Indemnified Party should
          ---------------------------
have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in detail the nature of the claim, and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within 30 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder.

      9.7 Basket; Cap. Sellers shall not be obligated to indemnify S.L.
          ------
Indemnified Parties pursuant to Section 9.2(a) of this Agreement on account of any breach of representations or warranties under this Agreement (i) unless claims for indemnification against Sellers on account of any such breach of representations or warranties exceed in the aggregate $400,000.00 (the "Basket"), at which point Purchaser shall be entitled to indemnification for all Losses relating to any breach of representations or warranties beginning with the first dollar of Losses, or (ii) for Losses in excess of the Purchase Price ("Cap"). No adjustments to the Purchase Price to be made under Section 3.2 hereof and no payment payable under any other provision of Section 9.2, other than Section 9.2(a), as the case may be, shall be counted in calculating the Basket.

ARTICLE X  CONDITIONS TO CLOSING.
           ---------------------

      10.1 Conditions to Obligations of Purchaser. All obligations of Purchaser
           --------------------------------------
under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by
Purchaser:

           10.1.1 Representations and Warranties of Sellers. All representations
                  -----------------------------------------
and warranties made by Sellers in this Agreement and the Stockholders in the Additional Documents shall be true and correct in all material respects on and as of the Closing Date and as of the time of the Closing, as if again made by each Seller on and as of such dates.

           10.1.2 Performance of Sellers' and Stockholders' Obligations. Each
                  -----------------------------------------------------
Seller and Stockholder shall have delivered all documents and agreements to which it is a party or signatory described in Section 4.2 and each Seller and the Stockholders shall have otherwise performed in all respects all obligations required under this Agreement and the Additional Documents to be performed by it or them on or prior to the Closing Date.

           10.1.3 Consents and Approvals. All consents, waivers, authorizations
                  ----------------------
and approvals required in connection with the execution, delivery and performance of this Agreement and the transfer to Purchaser of all of the Purchased Assets and the assumption by Purchaser of the Assumed Liabilities, as contemplated hereby shall have been duly obtained, including, without limitation, the affirmative vote of the stockholders described in Section 5.38, unless waived in writing by Purchaser.

           10.1.4 Pending Proceedings. No action or proceeding shall be pending
                  -------------------
before any court or Governmental Authority seeking to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby (including, without limitation, the Additional Documents) or the proposed operation of the Business by Purchaser.

           10.1.5 Board Approval. The Board of Directors of Sara Lee shall have
                  --------------
approved this transaction by March 31, 1998.

           10.1.6 Expiration of Waiting Period. The statutory waiting period
                  ----------------------------
required under HSR shall have expired and neither the DOJ nor the FTC shall have taken any action to enjoin or delay the consummation of the transactions contemplated hereby or require the sale or divestiture of any of the Purchased Assets.

           10.1.7 No Material Adverse Change. During the period from the date
                  --------------------------
hereof to the Closing, there shall have been no Material Adverse Effect.

           10.1.8 Other Closing Documents. Purchaser shall have received such other certificates, instruments and documents, reasonably satisfactory in form and substance to Purchaser, in confirmation of the representations and warranties of each Seller or in furtherance of the transactions contemplated by this Agreement and the Additional Agreements as Purchaser or its counsel may reasonably request, including, without limitation, agreements duly signed by each employee of Strouse Adler who has an employment agreement with Strouse Adler and who is hired by Purchaser at Closing (it being understood, however, that such hiring is not a condition to Closing) to the effect that such employee has no claims against Purchaser or its Affiliates on account of any liability owed to such employee by Strouse Adler, except for accrued vacation to the extent reflected on the Closing Statement and accrued management bonus to the extent provided in Section 3.2.2.

      10.2  Conditions to Obligations of Sellers
            ------------------------------------

 . All obligations of Sellers under this Agreement are subject to the fulfillment, at or prior to the Closing, of the following conditions, any one or more of which may be waived by Sellers:

           10.2.1 Representations and Warranties of Purchaser. All
                  -------------------------------------------
representations and warranties made by Purchaser in this Agreement and the Additional Documents shall be true and correct in all material respects on and as of the Closing Date and as of the time of Closing, as if again made by Purchaser on and as of such dates.

           10.2.2 Performance of Purchaser's Obligations. Purchaser shall have
                  --------------------------------------
delivered all documents and agreements described in Section 4.3 and otherwise performed in all respects all obligations required under this Agreement and the Additional Documents to be performed by it on or prior to the Closing Date.

           10.2.3 Consents and Approvals. The affirmative vote as set forth in
                  ----------------------
Section 5.38 shall have been duly obtained.

           10.2.4 Pending Proceedings. No action or proceeding against either
                  -------------------
Seller shall be pending before any court or Governmental Authority seeking to restrain or prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby (including, without limitation, the Additional Documents); provided, however,
                                                           --------  -------
that each Seller shall be obligated to perform hereunder, notwithstanding this
Section 10.2.4 if, in the event of such an action or proceeding, Purchaser agrees to indemnify Sellers in accordance with Article IX hereof for all costs, expenses and damages incurred by either of them in connection with or as a result of such action or proceeding.

           10.2.5 Expiration of Waiting Period. The statutory waiting period
                  ----------------------------
required under HSR shall have expired and neither the DOJ nor the FTC shall have taken any action to enjoin or delay the consummation of the transactions contemplated hereby or require the sale or divestiture of any of the Purchased Assets.

           10.2.6 Other Closing Documents. Sellers shall have received such
                  -----------------------
other certificates, instruments and documents, reasonably satisfactory in form and substance to Sellers, in confirmation of the representations and warranties of Purchaser or in furtherance of the transactions contemplated by this Agreement as Sellers or their counsel may reasonably request.

ARTICLE XI  POST-CLOSING OBLIGATIONS.
            ------------------------

           11.1 Subrogation. In the event that Purchaser shall suffer any damage
                -----------
with respect to any matter which was covered by insurance maintained by Strouse Adler at or prior to the Closing, Sellers agree that Purchaser shall be and hereby is subrogated to any rights of Strouse Adler under such insurance coverage, and, in addition, Sellers agree promptly to remit to Purchaser any insurance proceeds which Strouse Adler may receive on account of any such damage, but not to exceed the amount of all costs and damages incurred by Purchaser in connection with such matter; it being agreed, however, that to the extent Purchaser receives such insurance proceeds as part of the Purchased Assets (in lieu of any Purchased Asset), the Closing Date Balance Sheet shall reflect such proceeds.

      11.2 Use of Marks. As of the Closing, each Seller shall cease to use any
           ------------
of the Purchased Assets, including, without limitation, logos, marks and other Intellectual Property comprising a part thereof.

      11.3 Collection of Accounts. If after the date hereof either Seller shall
           ----------------------
receive any payment on any Accounts Receivable acquired by Purchaser hereunder, such Seller shall forward such payment to Purchaser within five business days after such Seller's receipt thereof, together with any endorsement required so as to permit Purchaser to collect on such Accounts Receivable.

      11.4  Further Assurances.
            ------------------

           (a) Upon the request of Purchaser at any time after the Closing, each Seller will forthwith execute and deliver such instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as Purchaser or its counsel may request in order to perfect title of Purchaser and its successors and assigns to the Purchased Assets or otherwise to effectuate the purposes of this Agreement.

           (b) Upon the request of either Seller at any time after the Closing, Purchaser will forthwith execute such instruments of assumption and other documents as Sellers or their counsel may request to effectuate the purposes of this Agreement.

ARTICLE XII  TERMINATION AND ABANDONMENT.
             ---------------------------

      12.1 Methods of Termination. This Agreement may be terminated and the
           ----------------------
transactions contemplated hereby may be abandoned at any time prior to the
Closing:

           (a) by the mutual written consent of Purchaser and Sellers; or

           (b) by Purchaser, if all of the conditions set forth in Section 10.1 of this Agreement shall not have been satisfied or waived on or prior to September 15, 1998; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this subsection if such conditions have not been satisfied due to Purchaser's breach of this Agreement; or

           (c)  INTENTIONALLY OMITTED;

           (d) by Sellers, if all of the conditions set forth in Section 10.2 of this Agreement shall not have been satisfied or waived on or prior to September 15, 1998; provided, however, that Sellers shall not have the right to terminate this Agreement pursuant to this subsection if such conditions have not been satisfied due to either Seller's breach of this Agreement; or

           (e) by either Purchaser or the Company if Sara Lee's Board of Directors has not approved this Agreement on or before March 31, 1998; or

           (f) by Purchaser if either Seller or either Seller's Board of Directors or any Representative of either Seller breaches this Agreement, including, without limitation, by engaging in any conduct or act described in clause (iii) of Section 7.3(b); or

           (g) by Purchaser if the condition specified in Section 10.2.3 requiring the stockholder approval described in Section 5.38 is not satisfied at the time of the Stockholders Meeting; or

           (h) subject to Sellers' compliance with Section 7.3, by Sellers no sooner than 14 days after the Stockholders Meeting if the condition specified in
Section 10.2.3 requiring the stockholder approval described in Section 5.38 is not satisfied at such Meeting; or

           (i) by Purchaser if either Seller or the Board of Directors of either Seller engages in any conduct or act described in clause (i) or (ii) of Section 7.3(b).

      12.2  INTENTIONALLY OMITTED.

      12.3 Procedure Upon Termination. In the event of termination of this
           --------------------------
Agreement by Sellers or Purchaser pursuant to this Article XII, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any party to this Agreement. If this Agreement is so terminated, no party to this Agreement shall have any right or claim against another party on account of such termination unless this Agreement is terminated by a party on account of the breach of any representation, warranty, term or covenant herein by the other party or parties (including, without limitation, the respective Representatives and Boards of Directors of Sellers) or on account of circumstances which give rise to payment obligations under Section 12.4, in which case the terminating party or parties shall be entitled to all of its rights and remedies at law or in equity. The agreements set forth in this
Section 12.3, Section 12.4, Article IX and Article XIII shall survive the termination of this Agreement.

      12.4 Termination Expenses and Fees. Sara Lee shall be entitled to receive
           -----------------------------
a fee in cash in an amount equal to $995,000.00 (the "Termination Fee") and reimbursement of the Termination Expenses, if: (i) this Agreement is terminated pursuant to Section 12.1(i); or (ii) at any time after the receipt of an Acquisition Proposal which the Company's Board of Directors entertains or which, directly or indirectly, is communicated to the Stockholders of the Company or in any other manner becomes public, this Agreement is terminated pursuant to
Section 12.1(g) or 12.1(h); or (iii) this Agreement is terminated pursuant to
Section 12.1(f); or (iv) at any time during the twelve-month period following the termination of this Agreement pursuant to Section 12.1(b) (other than on account of a failure of a condition described in Section 10.1.5 or 10.1.6 to have been satisfied) or pursuant to Section 12.1(d) (other than on account of a failure of the condition described in Section 10.2.5 to have been satisfied), either Seller enters into any agreement involving a Significant Transaction. As used in this Agreement, the term "Termination Expenses" means Sara Lee's and its Affiliates' out-of-pocket fees and expenses, not to exceed $500,000.00, (including, without limitation, legal and investment banking and commercial banking fees and expenses) actually incurred in connection with (x) this Agreement and the transactions contemplated hereby, (y) due diligence investigation, and
(z) the negotiation and execution of this Agreement and all Additional Documents contemplated hereby. Sellers shall be jointly and severally liable for payment of the Termination Fee and the Termination Expenses. The Termination Fee shall be payable to Sara Lee within two business days after the occurrence of any of the events set forth in subclauses (i) through (iv) of this Section 12.4 and the Termination Expenses shall be paid promptly but in no event later than two business days after Purchaser furnishes the Company with documentation supporting such Expenses.

ARTICLE XIII  MISCELLANEOUS PROVISIONS
              ------------------------

      13.1 Successors and Assigns. This Agreement shall inure to the benefit of,
           ----------------------
and be binding upon, the parties hereto and their respective successors, heirs, representatives and assigns, as the case may be; provided, however, that no party shall assign or delegate this Agreement or any of the rights or obligations created hereunder without the prior written consent of the other party. Notwithstanding the foregoing, Purchaser shall have the unrestricted right to assign this Agreement and all or any part of its rights hereunder and to delegate all or any part of its obligations hereunder to any transferee, lender, subsidiary or Affiliate of Purchaser, but in such event Purchaser shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement. Nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights (including, without limitation, rights as a third party beneficiary) or remedies of any nature or kind whatsoever under or by reason of this Agreement.

      13.2 Expenses. Except as otherwise provided in this Agreement, including
           --------
Section 12.4, and except with respect to HSR filing fees which shall be paid in accordance with Section 7.5, Sellers shall bear all expenses incurred on their behalf in connection with the preparation, execution and performance of this Agreement, the Additional Documents and the transactions contemplated hereby and thereby, and Purchaser shall bear all expenses of such nature incurred on its own behalf.

      13.3 Title; Risk of Loss. Legal title, equitable title and risk of loss
           -------------------
with respect to the Purchased Assets shall not pass to Purchaser until the Purchased Assets are transferred at the Closing.

      13.4 Notices. All notices, requests and other communications to any party
           -------
hereunder shall be in writing (including telecopier or facsimile or similar writing), shall be given to such party at its address or facsimile number set forth below or at such other addresses as shall be furnished by any party by like notice to the others. Except as otherwise expressly provided herein, each such notice, request or other communication shall be effective upon the earlier of (i) actual receipt, and (ii) receipt of confirmation of delivery, in each case at the address specified in this Section. Any notice, request or communication delivered by telecopier, facsimile or similar means shall be confirmed by hard copy delivered as soon as practicable.


           (a)  if to Purchaser, to:

           Sara Lee Corporation
           Three First National Plaza
           Chicago, Illinois 60622
           Attention:  Janet Langford Kelly
           Senior Vice President, Secretary
           and General Counsel
           Fax No. 312-419-3187

           (b)  if to Sellers, to:

           The Aristotle Corporation
           c/o Mintz Levin Cohn Ferris Glovsky and Popeo PC
           One Financial Center
           Boston, Massachusetts  02111
           Attention:  Stanford N. Goldman, Jr.
           Fax No. 617-542-2241

or such other address or persons as the parties may from time to time designate in writing in the manner provided in this Section 13.4.


      13.5 Entire Agreement. This Agreement, together with the Exhibits attached
           ----------------
hereto and the Schedules, represent the entire agreement and understanding of the parties hereto with reference to the transactions contemplated herein and therein, and no representations, warranties or covenants have been made in connection with this Agreement other than those expressly set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements among the parties relating to the subject matter of this Agreement and all prior drafts thereof, all of which are merged into this Agreement or such other agreements, as the case may be, except for the Confidentiality Agreement dated December 22, 1997, the terms of which shall continue notwithstanding execution of this Agreement.

      13.6 Waivers, Amendments and Remedies. This Agreement may be amended,
           --------------------------------
superseded, cancelled, renewed or extended, and the terms hereof may be waived, and consents may be provided, only by a written instrument signed by Purchaser and Sellers or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement or any Additional Document shall in no way be limited by the fact that the act, omission, occurrence or other statement of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement among the parties) as to which there is no inaccuracy or breach. Notwithstanding anything herein to the contrary, if either Seller has dissolved or liquidated, then the consent, waiver or the like of such Seller shall be deemed properly given if such consent, waiver or the like has been given by the other Seller. Also, the consent, approval or waiver of the Company shall constitute consent, approval or waiver of Strouse Adler.

      13.7 Severability. This Agreement shall be deemed severable, and the
           ------------
invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.

      13.8 Section Headings. The section headings contained in this Agreement
           ----------------
are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

      13.9 Counterparts; Terms. This Agreement may be executed in two or more
           -------------------
counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. All references herein to Articles, Sections, Subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. All references to singular or plural or masculine or feminine shall include the other as the context may require.

      13.10 Governing Law; Consent to Jurisdiction; Venue. This Agreement shall
            ---------------------------------------------
be governed by, and construed in accordance with the internal laws (as opposed to conflicts of law provisions) of the State of Delaware; provided, however, that any interpretation or application of Section 8.5 shall be governed by the Illinois Trade Secret Act. As a further inducement to Purchaser to enter into this Agreement and the Additional Documents, and in consideration thereof, Sellers agree (i) that any state or federal court within New Castle County, Delaware shall have exclusive jurisdiction of any action or proceeding relating to, or arising under or in connection with this Agreement and the Additional Documents and Sellers consent to personal jurisdiction of such courts and waive any objection to such courts' jurisdiction, (ii) that service of any summons and complaint or other process in any such action or proceeding may be made by registered or certified mail directed to Sellers at the address set forth in
Section 13.4 above, and service so made shall be deemed to be completed upon the earlier of actual receipt or three days after the same shall have been posted as aforesaid, Sellers hereby waiving personal service thereof. The parties hereto agree that any claim or suit between or among any of the parties hereto relating to or arising under or in connection with this Agreement or any of the Additional

Documents may only be brought in and decided by the state or federal courts located in the County of New Castle, State of Delaware, such courts being a proper forum in which to adjudicate such claim or suit, and each party hereby waives any objection to each such venue and waives any claim that such claim or suit has been brought in an inconvenient forum.

      13.11 Documentation. This Agreement and the Additional Documents were
            -------------
initially prepared by Purchaser's legal counsel as a matter of convenience only, and such documents have been thoroughly reviewed by Sellers and their respective legal counsel and the input of Sellers and their legal counsel was properly considered, and, therefore, no interpretation will be made in favor of any of the parties or signatories or any of their Affiliates with respect to this Agreement and the Additional Documents for the reason that such documents were prepared by Purchaser's legal counsel.

      13.12 Exhibits and Schedules. The Exhibits attached hereto are a part of
            ----------------------
this Agreement as if fully set forth herein. The Schedules referred to herein mean the schedules set forth in that certain letter agreement, of even date herewith, being furnished to Purchaser by Sellers.

      13.13 WAIVERS OF TRIAL BY JURY. SELLERS AND PURCHASER HEREBY IRREVOCABLY
            ------------------------
WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ADDITIONAL DOCUMENTS, AND CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

IN WITNESS WHEREOF, Purchaser and Sellers have caused this Agreement to be signed as of the date first written above.


                         SARA LEE CORPORATION, a Maryland corporation


                         By:/s/ Mark McCarville
                            -------------------
                         Name: Mark McCarville
                               ---------------
                         Title: Senior Vice President
                                ---------------------



                         THE ARISTOTLE CORPORATION, a Delaware corporation


                         By:/s/ John Crawford
                            -----------------
                         Name: John Crawford
                               -------------
                         Title: Chairman
                                --------



                         THE STROUSE, ADLER COMPANY, a Delaware corporation


                         By:/s/ John Crawford
                            -----------------
                         Name: John Crawford
                               -------------
                         Title: Chairman
                                --------

                                   EXHIBIT A



                                 DEFINED TERMS



     The following terms shall have the meanings as ascribed to them or referenced below:

ACCOUNTS RECEIVABLE shall have the meaning set forth in Section 1.1.2

ACCRUED BONUS AMOUNT shall mean the amount of management bonus accrued for any period up to and including June 30, 1998 and reflected on Strouse Adler's most recent monthly balance sheet prior to the Closing.

ACQUISITION PROPOSALS shall have the meaning set forth in Section 7.3(a)

ADDITIONAL DOCUMENTS shall have the meaning set forth in Section 2.2.3

AFFILIATES shall mean a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person or entity.

AGREEMENT shall have the meaning set forth in the Preamble

ASSUMED LIABILITIES shall have the meaning set forth in Section 2.1

AUDITED STATEMENTS shall have the meaning set forth in Section 5.6

BALANCE SHEET shall have the meaning set forth in Section 5.6

BASKET shall have the meaning set forth in Section 9.7

BONUS PLAN shall have the meaning set forth in Section 3.2.2.

BONUS RECIPIENTS shall have the meaning set forth in Section 3.2.2.

BOOKS AND RECORDS shall have the meaning set forth in Section 1.1.5

BUSINESS shall have the meaning set forth in the Recitals

CAP shall have the meaning set forth in Section 9.7.

CASH AND CASH EQUIVALENTS shall have the meaning set forth in Section 1.1.1

CLAIMS shall have the meaning set forth in Section 1.1.12

CLOSING shall have the meaning set forth in Section 4.1

CLOSING DATE shall have the meaning set forth in Section 4.1

CLOSING DATE BALANCE SHEET shall have the meaning set forth in Section 3.2

CLOSING NET BOOK VALUE shall have the meaning set forth in Section 3.3

CLOSING PAYMENT shall have the meaning set forth in Section 3.1

CLOSING STATEMENT shall have the meaning set forth in Section 3.2

CODE shall have the meaning set forth in Section 3.4

COMMISSION shall have the meaning set forth in Section 5.24

COMMON STOCK EQUIVALENTS shall have the meaning set forth in Section 5.2(b)

COMPANY shall have the meaning set forth in the Preamble

CONTRACTS shall have the meaning set forth in Section 1.1.11

CONTROLLED ENTITIES shall have the meaning set forth in Section 5.25.1

DEFENSE NOTICE shall have the meaning set forth in Section 9.5.1

DESIGNATED PERIOD shall have the meaning set forth in Section 7.3

DGCL shall have the meaning set forth in Section 5.2(b)

EMPLOYEE PLANS shall have the meaning set forth in Section 5.25.1

EMPLOYMENT AGREEMENTS shall have the meaning set forth in Section 4.2.4

ENVIRONMENTAL LAWS shall have the meaning set forth in Section 5.9.2(a)

ENVIRONMENTAL PERMITS shall have the meaning set forth in Section 5.9.2(b)

EQUIPMENT shall have the meaning set forth in Section 1.1.3

ERISA shall have the meaning set forth in Section 5.25.7

EXCHANGE ACT shall have the meaning set forth in Section 5.24

401(K) LIABILITIES shall have the meaning set forth in Section 7.7.2

401(K) PLAN shall have the meaning set forth in Section 1.3.7.

FIDUCIARY shall have the meaning set forth in Section 5.25.8

FIXED ASSETS shall have the meaning set forth in Section 3.3

FTC shall have the meaning set forth in Section 5.24

FULLY-DILUTED BASIS shall mean taking into account the number of shares of outstanding shares issuable upon exercise of outstanding warrants, options or other rights to acquire shares (and regardless of whether such rights are vested) and conversion or issuance of all securities which may be converted into or exchanged for shares.

GAAP shall have the meaning set forth in Section 3.2

GOVERNMENTAL AUTHORITY shall have the meaning set forth in Section 5.24

HAZARDOUS SUBSTANCES shall have the meaning set forth in Section 5.9.2(a)

HSR shall have the meaning set forth in Section 5.24

INAPPLICABLE ACCRUED VACATION shall have the meaning set forth in Section 3.3

INDEBTEDNESS FOR BORROWED FUNDS shall mean, as to any person or entity, without duplication, (i) all obligations (whether interest, principal, fees, penalties or otherwise) of such person or entity for borrowed money, (ii) all obligations of such person or entity evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such person or entity to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such person or entity as lessee under equipment leases and (v) any of the foregoing guaranteed by such person or entity.

INDEMNIFICATION PERIOD shall have the meaning set forth in Section 9.1

INDEMNIFIED PARTY shall have the meaning set forth in Section 9.4

INDEMNIFYING PARTY shall have the meaning set forth in Section 9.4

INDEMNITY NOTICE shall have the meaning set forth in Section 9.6

INDEPENDENT ACCOUNTANT shall have the meaning set forth in Section 3.2

INTELLECTUAL PROPERTY shall have the meaning set forth in Section 1.1.6.

INVENTORY shall have the meaning set forth in Section 1.1.4

IRS shall have the meaning set forth in Section 3.4

KNOW-HOW shall mean specialized knowledge which is proprietary to Strouse Adler (including product knowledge and use and application knowledge), formulae, product formulations, processes, product designs, specifications, quality control, procedures, manufacturing, engineering and other drawings, computer data bases and software, technology, other intangibles, technical information, safety information, engineering data and design and engineering specifications, research records, market surveys and all promotional literature, customer and supplier lists and similar data.

LABOR AGREEMENT shall have the meaning set forth in Section 5.26.1

LEASED REAL PROPERTY shall have the meaning set forth in Section 5.13.

LICENSES shall have the meaning set forth in Section 1.1.10

LIENS shall have the meaning set forth in Section 1.1

LOSSES shall have the meaning set forth in Section 9.2

MATERIAL ADVERSE EFFECT shall have the meaning set forth in Section 5.8.1

MULTIEMPLOYER PLAN shall have the meaning set forth in Section 5.25.7

NOTICE shall have the meaning set forth in Section 3.2

NOTICE OF CLAIM shall have the meaning set forth in Section 9.5.1

PBGC shall have the meaning set forth in Section 5.25.4

PATENTS shall mean patents (including all reissues, reexaminations, divisions, continuations in part and extensions thereof), utility models, patent applications and disclosures docketed; patent continuations.

PERMITTED COMPANY TRANSACTIONS shall mean any merger, consolidation, business combination or similar transaction to which the Company is a party on or prior to September 15, 1998, and pursuant to which the Company acquires any other entity or business, so long as, following such transaction all of the following terms are met: (i) the Company is the survivor of such transaction or has accomplished such transaction through a subsidiary of the Company, (ii) such transaction does not dilute, reduce or adversely affect the aggregate voting power or rights, on a Fully-Diluted Basis, of the shares of capital stock held of record or owned beneficially by the Stockholders, (iii) any shares of capital stock of the Company issued or delivered in connection with such transaction have no voting rights (individually, as a class or otherwise) prior to the day following
(a) the Closing Date or (b) September 15, 1998, whichever is earlier, and (iv) such transaction will not, and could not reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect this Agreement, the Additional Documents or the consummation or contemplated economic benefits of the transactions contemplated hereby or thereby.

PERMITTED LIENS shall have the meaning set forth in Section 1.1

PERSONAL PROPERTY LEASES shall have the meaning set forth in Section 1.1.7

PERSONNEL DOCUMENTS shall have the meaning set forth in Section 5.25.1

POTENTIAL SUCCESSOR TAXES means any Taxes owed by Strouse Adler as of the Closing Date with respect to which Purchaser may have successor liability, including, without limitation, pursuant to Title 12, Chapter 219 of the Connecticut General Statutes.

PRODUCTS shall have the meaning set forth in Section 8.4

PROHIBITED AREA shall have the meaning set forth in Section 8.2

PROHIBITED BUSINESS shall have the meaning set forth in Section 8.2

PROTECTED INFORMATION shall have the meaning set forth in Section 8.5

PROXY STATEMENT shall have the meaning set forth in Section 7.2.1

PURCHASE PRICE shall have the meaning set forth in Section 3.1

PURCHASED ASSETS shall have the meaning set forth in Section 1.1

PURCHASER shall have the meaning set forth in the Recitals

REAL PROPERTY LEASES shall have the meaning set forth in Section 1.1.8

RELATED PARTY shall have the meaning set forth in Section 5.30

RELATED PARTIES shall have the meaning set forth in Section 5.30

RELATED AFFILIATE shall have the meaning set forth in Section 8.2

REPORTABLE EVENT shall have the meaning set forth in Section 5.25.5

REPRESENTATIVE shall have the meaning set forth in Section 7.3

RESERVES shall have the meaning set forth in Section 5.7

RIGHTS AGREEMENT shall have the meaning set forth in Section 5.39

RULES shall have the meaning set forth in Section 5.9.1

SALE AND PURCHASE CONTRACTS shall have the meaning set forth in Section 1.1.9

SARA LEE shall have the meaning set forth in the Preamble

SCHEDULES shall have the meaning set forth in Section 13.12

SELLERS shall have the meaning set forth in the Preamble

SIGNIFICANT TRANSACTION shall have the meaning set forth in Section 7.3

S.L. INDEMNIFIED PARTIES shall have the meaning set forth in Section 9.2

STOCKHOLDERS shall have the meaning set forth in the Recitals

STOCKHOLDERS' AGREEMENT shall have the meaning set forth in the Recitals

STOCKHOLDERS MEETING shall have the meaning set forth in Section 7.2.1

STROUSE ADLER'S PRO RATA SHARE OF THE ACTUAL BONUS AMOUNT shall have the meaning set forth in Section 3.2.2.

STROUSE ADLER shall have the meaning set forth in the Preamble

SUPERIOR PROPOSAL shall have the meaning set forth in Section 7.3(a)

TAXES shall have the meaning set forth in Section 5.10

TERMINATION EXPENSES shall have the meaning set forth in Section 12.4

TERMINATION FEE shall have the meaning set forth in Section 12.4

THIRD PARTY CLAIM shall have the meaning set forth in Section 9.5

TRADE NAMES shall mean (i) trade names, (ii) brand names, and (iii) logos and all other names and slogans used in the Business

TRADEMARKS shall mean trademarks, service marks, brand marks, registrations thereof, pending applications for registration thereof, and such unregistered rights which are used in the Business

TRANSACTION EXPENSES shall have the meaning set forth in Section 2.2.1.

UNAUDITED STATEMENTS shall have the meaning set forth in Section 5.6

WORKING CAPITAL shall have the meaning set forth in Section 3.3

PETER J. SOLOMON COMPANY                                       APPENDIX B
     LIMITED                                                   ----------
                                                            767 FIFTH AVENUE
                                                        NEW YORK, NEW YORK 10153




                                            March 3, 1998



Board of Directors
The Aristotle Corporation
78 Olive Street
New Haven, CT 06511

Members of the Board:

You have asked us to advise you with respect to the fairness to The Aristotle Corporation ("Aristotle" or "Parent") and its wholly-owned subsidiary, The Strouse, Adler Company ("Strouse, Adler" or the Company) (collectively hereinafter referred to as "Seller") from a financial point of view of the consideration to be received by Aristotle in exchange for substantially all of the assets, and the assumption of certain liabilities, of Strouse, Adler, pursuant to the terms of the Asset Purchase Agreement dated as of March 3, 1998 (the "Agreement"), by and among Seller and Sara Lee Corporation ("Purchaser"). Any capitalized term not otherwise defined herein shall have the meaning assigned to such term in the Agreement.

We understand that the Agreement provides for the sale to Purchaser of substantially all of the assets of Strouse, Adler and the assignment to, and assumption by, Purchaser of certain liabilities and obligations of the Company for a purchase price of $16.5 million minus the Accrued Bonus Amount and any Potential Successor Taxes (the "Purchase Price") as adjusted by the amount by which Closing New Book Value is greater than or less than $15,250,000, plus an additional $5.0 million in exchange for a non-compete agreement (the "Transaction").

For purposes of the opinion set forth herein, we have:

     (i) reviewed certain internal financial statements and other financial and operating data pertaining to Strouse, Adler prepared by Company management ("Management"), including such information contained in certain publicly available financial statements of Aristotle;

     (ii) reviewed with Management the balance sheet of Strouse, Adler dated December 31, 1997 prepared by Management;

     (iii) reviewed certain financial assumptions and forecasts for Strouse, Adler prepared by Management;

     (iv) discussed the past and current operations, financial condition and prospects of Strouse, Adler with Management;

     (v) reviewed the reported prices and trading activity of the common stock of certain publicly traded companies operating in business lines we believe to be generally comparable to that of Strouse, Adler;

The Aristotle Corporation
March 3, 1998
Page 2



     (vi) compared the financial performance of Strouse, Adler with that of certain publicly traded companies operating in business lines we believe to be generally comparable to that of Strouse, Adler;

     (vii) reviewed publicly available information regarding the financial terms of certain comparable acquisition transactions;

     (viii)  reviewed the Agreement; and

     (ix)    performed such other analyses as we have deemed appropriate.


We have, with your consent, assumed and relied upon the accuracy and completeness of the information reviewed by us for the purposes of this opinion and we have not assumed any responsibility for independent verification of such information. We have assumed that all financial assumptions and forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Strouse, Adler. We express no view as to such assumptions and forecasts. We have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities of the Strouse, Adler, nor have we been furnished with any such appraisals. We have assumed with your consent for purposes of this opinion that adjustments to the Purchase Price will not be material. In connection with the preparation of this opinion, other than a limited number of contacts specifically authorized by the Company, we were not authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or a portion of the Company. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of March 2, 1998.

We have acted as financial advisor to Seller in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon closing of the Transaction.

It is understood that this letter is for the information of the Board of Directors of Aristotle and may not be used for any other purpose without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that on the date hereof, the Purchase Price to be received by Aristotle pursuant to the Transaction is fair from a financial point of view to Aristotle.



                                            Very truly yours,

                                            Peter J. Solomon Company Limited


                                            By: /s/ David L. Resnick
                                                _____________________________
                                                David L. Resnick
                                                Managing Director